  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000.


                                                      REGISTRATION NO. 333-96049
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            DRUGABUSE SCIENCES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                         ------------------------------

          CALIFORNIA                          2836                          94-3222724
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)        Identification Number)

                          330 DISTEL CIRCLE, SUITE 150
                              LOS ALTOS, CA 94022
                                 (650) 417-2300

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             ELIZABETH M. GREETHAM
              CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                            DRUGABUSE SCIENCES, INC.
                          330 DISTEL CIRCLE, SUITE 150
                              LOS ALTOS, CA 94022
                                 (650) 417-2300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            Gregory K. Miller, Esq.
             Susan Giordano, Esq.                               Paul Hilton, Esq.
           Gunderson Dettmer Stough                            Lexi Methvin, Esq.
     Villeneuve Franklin & Hachigian, LLP               Brobeck, Phleger & Harrison, LLP
            155 Constitution Drive                      370 Interlocken Blvd., Suite 500
         Menlo Park, California 94025                      Broomfield, Colorado 80021
                (650) 321-2400                                   (303) 410-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
           BE REGISTERED                 REGISTERED(1)          SHARE(2)             PRICE(2)        REGISTRATION FEE(3)
Common Stock, $0.001 par value......       4,600,000             $14.00             $64,400,000          $17,001.60


(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a)

(3) A fee of $18,216.00 was previously paid by the Registrant in connection with the filing of the Form S-1 on February 3, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS                Subject to completion, dated September 15,
2000

--------------------------------------------------------------------------------

4,000,000 Shares

[DRUGABUSE SCIENCES LOGO]

Common Stock
---------------------------------------------------------


This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering price to be between $12.00 and $14.00 per share.



We have applied to have our common stock listed on the Nasdaq National Market under the symbol "DASI."


BEFORE BUYING ANY SHARES OF OUR COMMON STOCK YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 7.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                              PER SHARE      TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to DrugAbuse Sciences              $           $
----------------------------------------------------------------------------------


The underwriters may also purchase up to 600,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised only to cover over-allotments, if any.


UBS Warburg

               PaineWebber Incorporated


                 ABN AMRO Rothschild


                 a division of ABN AMRO Incorporated

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary.....................         3

The offering...........................         5

Summary consolidated financial data....         6

Risk factors...........................         7

Use of proceeds........................        14

Dividend policy........................        14

Capitalization.........................        15

Dilution...............................        17

Selected consolidated financial data...        19

Management's discussion and analysis of
  financial condition and results of
  operations...........................        22

Business...............................        28

Management.............................        52

Related party transactions.............        66

Principal shareholders.................        70

Description of securities..............        73

Shares eligible for future sale........        76

Underwriting...........................        78

Legal matters..........................        80

Experts................................        80

Change in independent accountants......        80

Where you can find more information....        81

Index to consolidated financial
  statements...........................       F-1

Prospectus summary

Although this summary highlights what we believe to be the most important information about this offering, you should read the entire prospectus carefully for a complete understanding of the offering and our business.

OUR BUSINESS

We believe we are the first biotechnology company dedicated to developing and marketing novel therapies for alcohol and drug abusers. We intend to become the leading biopharmaceutical company in addiction care by offering a broad portfolio of medications to serve the addiction care community. Our strategy is to develop several medications in the near term and expand our product portfolio through research and the acquisition of marketed products and technologies. We intend to build a sales force to market our products, taking advantage of the concentrated addiction care market.

THE PROBLEM

Addiction is a chronic disease of the brain. Current therapy depends heavily on psychosocial therapy and the few available medications. However, we believe psychosocial therapy alone is insufficient as it does not address the biological basis of addiction. Furthermore, because of their underlying neurological disease, addicts typically have great difficulty taking pills every day and therefore current medications usually fail. Consequently, only a minority of patients receiving treatment remain alcohol or drug free after one year.

Alcohol, heroin, cocaine and methamphetamine all affect a common neurological pathway, which involves the neurotransmitter dopamine. Medications that affect the dopamine pathway are available to treat alcohol and heroin dependence. However, to be effective in maintaining abstinence, these medications need to be taken every day on a long-term basis. There are no medications for treating addiction to other drugs of abuse, such as cocaine and methamphetamine. There is a great need for novel therapies which can improve compliance with existing medications and offer new means to promote abstinence, prevent relapse, and treat overdose for alcohol, heroin, cocaine and methamphetamine abusers.

OUR SOLUTION

We are developing a broad portfolio of biopharmaceutical products that address key medical needs of alcohol abusers and drug addicts. We intend to introduce VIXO-TM-, our branded version of oral naltrexone, this year. In addition, we are developing product candidates for the treatment of alcohol abuse and heroin addiction, NALTREL-TM-, BUPREL-TM- and METHALiz-TM-, to improve existing medications. These products are designed to be administered only once a month by a physician or a nurse, as opposed to once a day by the patient. By putting the medical practitioner in control, our products are expected to promote continuous therapy and help overcome patient non-compliance. Our other product candidates, COC-AB-TM-, MAP-AB-TM-, DAS-431 and ITAC-TM-, are intended to provide novel means to treat patients suffering from cocaine and methamphetamine overdose and addiction.

In 2000, to support prospective market approval, we expect to conduct clinical trials with NALTREL for the treatment of alcohol and heroin dependence. In parallel, in the next 18 months we expect to conduct several human trials with BUPREL and METHALiz for the treatment of severe heroin addiction and with COC-AB, DAS-431, and ITAC for the treatment of cocaine overdose and addiction.

OUR STRATEGY

We intend to:

-   Focus on the large but under-served alcohol and drug addiction care market;

-   Develop several medications in the near term;

- Build a broad product portfolio through internal discovery research and development, and the licensing or acquisition of commercial products and product candidates; and

- Market our products in the United States and Europe using our own dedicated sales force.

Our principal executive offices are located at 330 Distel Circle, Suite 150, Los Altos, CA 94022. Our telephone number is (650) 417-2300. AlcoholMD-TM-, BUPREL-TM-, COC-AB-TM-, DAS-TM-, DAS-431, DASpharmacy-TM-, DrugAbuse Sciences-TM-, ITAC-TM-, Lactiz-TM-, MAP-AB-TM-, METHALiz-TM-, NALTREL-TM- and VIXO-TM- are our trademarks. Trade names, service marks or trademarks of other companies appearing in this prospectus are the property of their respective holders.

The offering

The following information assumes that the underwriters do not exercise the over-allotment option granted by us to purchase additional shares in the offering.


Aggregate amount of common stock offered by    4,000,000 shares
  us.........................................

Common stock to be outstanding after the
  offering...................................  16,548,111 shares

Nasdaq National Market symbol................  DASI

Use of proceeds..............................  Research and development, sales and marketing, general and administration and
                                               working capital and general corporate
                                               purposes. See "Use of proceeds."


Except as otherwise indicated, the information in this prospectus, including the number of shares to be outstanding after this offering assumes the following:

- the automatic conversion of all outstanding shares of preferred stock into 7,305,769 shares of our common stock upon the closing of this offering (which includes the 2,445,131 shares of our Series D Preferred Stock which we issued in exchange for 1,849 shares of common stock in DrugAbuse Sciences, SAS, our French Subsidiary on February 1, 2000);

- net exercise of outstanding warrants to purchase 1,812,851 shares of our common stock at an assumed public offering price of $13.00 per share;

-   all financial data is stated in US dollars;

-   6-for-1 reverse split of our common stock effective March 24, 2000; and

-   no exercise of the underwriters' over-allotment option.

The information in this prospectus, unless otherwise indicated, does not assume inclusion of the following:

- 600,000 shares issuable upon exercise of the underwriters' over-allotment option;

- 429,901 shares that may be issuable upon the exercise of warrants outstanding as of June 30, 2000, at $0.07 per share;

- 1,025,015 shares issuable upon the exercise of options outstanding as of June 30, 2000, at a weighted average exercise price of $0.63 per share; and

- 1,129,010 shares made available for future grants and awards under our stock plans to be effective at the close of this offering. For a description of our stock option and stock purchase plans, please see "Management--Stock plans."


The number of shares of common stock outstanding after the offering is based on shares outstanding as of June 30, 2000, based on the assumptions above. Please see "Capitalization."


If the underwriters exercise their over-allotment option described in the section called "Underwriting," we may sell up to 600,000 additional shares. We have not set a minimum or maximum number of shares to be offered or sold in either region.

Summary consolidated financial data

The following table summarizes the financial data for our business during the periods indicated. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Note 2 to our Notes to Consolidated Financial Statements explains how we determined the number of shares we used to compute our basic and diluted net loss per share available to common shareholders and our pro forma net loss per share available to common shareholders.

                                                     Year Ended December 31,           Six Months Ended June 30,
                                             ---------------------------------------   --------------------------
Consolidated Statements of Operations Data:         1997          1998          1999          1999           2000
-----------------------------------------------------------------------------------------------------------------
Grant revenues........................               $--      $810,607    $1,224,605      $641,002      $981,828
Loss from operations..................        (1,382,412)   (1,272,946)   (6,379,053)   (2,201,198)   (9,675,380)
Net loss..............................        (1,300,163)   (1,192,343)   (6,228,002)   (2,192,175)   (9,032,380)
Dividend related to beneficial conversion
  feature of preferred stock..........                --            --   (20,241,746)           --            --
Net loss available to common
  shareholders........................        (1,300,163)   (1,192,343)  (26,469,748)   (2,192,175)   (9,032,380)
Net loss per share available to common
  shareholders, basic and diluted.....            $(0.61)       $(0.56)      $(12.40)       $(1.04)       $(3.76)
                                             ===========   ===========   ===========   ===========   ===========
Shares used in computing net loss per share
  available to common shareholders, basic
  and diluted.........................         2,114,506     2,116,728     2,134,073     2,117,865     2,400,589
Pro forma net loss per share available to
  common
  shareholders........................                                        $(4.67)                     $(0.97)
                                                                         ===========                 ===========
Shares used in computing pro forma net loss
  per share available to common
  shareholders........................                                     5,672,186                   9,287,578
                                                                         ===========                 ===========

The pro forma as adjusted information for the consolidated balance sheet data at June 30, 2000 represents:

    - the sale of 4,000,000 shares of common stock offered by us at the estimated initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.


                                                                                    June 30, 2000
                                             As of December 31,              ---------------------------
                                  ----------------------------------------                  Pro Forma As
Consolidated Balance Sheet Data:         1997          1998           1999         Actual       Adjusted
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents....     $2,305,882    $1,039,315    $19,224,906    $17,087,168    $63,122,168
Total assets.................      2,693,408     1,997,048     21,036,632     19,282,920     65,317,920
Long-term obligations and
  capital lease obligations...       478,684       543,090        367,789        324,254        324,254
Minority interest convertible
  into equity securities of the
  Parent.....................             --            --     11,654,492             --             --
Total shareholders' equity...      1,707,699       862,490      7,833,442     16,220,193     62,255,193

--------------------------------------------------------------------------------

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed if any of the following risks occur. In this case the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND WE EXPECT TO INCUR LOSSES IN THE FUTURE


We commenced operations in late 1994 and are still a development stage company. To date, our revenues have been solely from government grants. We have not commercialized any products, have incurred significant losses to date and expect to incur future losses. We intend to carry out the necessary trials for NALTREL in the next 18 months. We do not anticipate generating commercial product revenues from our own internally developed products until the various regulatory agencies, such as the FDA and European agencies, have approved our products for marketing. VIXO, a product that we license from EON Laboratories, has been approved for commercial sale as a generic product. In order to sell VIXO under our brand name, VIXO, in the U.S. we will need the approval of the FDA, which we applied for in July, 2000. Our expenses have consisted principally of costs incurred in research and development and from general and administrative costs associated with our operations. Operating losses were approximately $1.4 million, $1.3 million and $6.4 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively, and $9.7 million for the six months ended June 30, 2000. We had an accumulated deficit of approximately $38.9 million at June 30, 2000. We expect our expenses to increase and to continue to incur operating losses for at least the next several years as we continue our research and development efforts and develop and market our products. Our future success and profits depend upon our ability to market and sell our products. The time frame to achieve market success for any one of our products is long and uncertain and may not occur at all. As a result, we may never become profitable.


IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS

Based on our current plans, we believe our cash, cash equivalents and short-term investments, together with the net proceeds of this offering will be sufficient to fund our operating expenses and capital requirements through at least the next 18 months. However, if we require additional funds and we are unable to obtain them on terms favorable to us, we may be required to delay, scale back or eliminate some or all of our research and development programs or to license third parties to market products or technologies that we would otherwise seek to develop or market ourselves. If we raise additional funds by selling additional shares of our capital stock, our shareholder's ownership interest will be diluted.

IF WE DO NOT DEMONSTRATE THE SAFETY AND EFFECTIVENESS OF OUR PRODUCTS IN CLINICAL TRIALS, WE WILL NOT BE ABLE TO APPLY FOR REGULATORY APPROVAL OF OUR PRODUCTS

VIXO-TM-, NALTREL-TM- and DAS-431-TM- are our only product candidates that have undergone clinical trials involving human testing. Our other product candidates, BUPREL-TM-, METHALiz, COC-AB-TM-, MAP-AB-TM- and ITAC-TM-, are still in the pre-clinical testing phase. Conducting clinical trials is a lengthy, time-consuming, uncertain and expensive process. We will incur substantial expenses for, and devote significant time and resources to, pre-clinical testing and clinical trials of our product candidates. It

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

may take up to a minimum of two to three years to complete trials for our first product. Clinical trials are subject to various interpretations. Regulatory authorities may not agree with us regarding our trial design, methods of analysis and our interpretations of clinical results. If that occurs, regulatory authorities may require us to change our trial design or conduct new trials.

In addition, it is possible that we could encounter problems in a clinical trial that would significantly delay the completion of the trial, require us to repeat the study or cause us to abandon the trial or our product candidates altogether.

IF WE DO NOT OBTAIN THE NECESSARY DOMESTIC AND FOREIGN REGULATORY APPROVALS, THEN WE WILL NOT BE ABLE TO SELL OUR PRODUCTS

Numerous governmental authorities in the United States and Europe regulate the production and marketing of our products, our ongoing research and development activities and the operation of the DASpharmacy. We will need to obtain approvals from the appropriate regulatory authorities to market and sell our products through traditional sales channels as well as through the DASpharmacy. Foreign regulations can vary among countries and foreign regulatory authorities may require different or additional clinical trials than we conduct to obtain FDA approval.

The length of the regulatory review period varies considerably, as does the amount of pre-clinical and clinical data required to demonstrate the safety and effectiveness of a specific product. In addition, if the FDA or any other foreign regulatory agency, changes its policy position during the period of product development, we will encounter additional delays or possibly rejections.

Our approved products, their manufacturers and their manufacturing facilities will be subject to continual review and periodic inspections. If we discover unknown problems with one of our products, its manufacturer or facilities after regulatory approval, regulatory agencies may place restrictions on the product or manufacturer, or may require withdrawal of the product from the market. If we are unable to obtain regulatory approval for the sale of our products through the DASpharmacy, it may take longer for us to generate revenues.

We have relied upon scientific, technical, clinical, commercial and other data supplied and disclosed by outside collaborators and will rely in part on such data in support of our initial drug applications and subsequent clinical trials for our products. If the FDA or any other foreign regulatory agency does not permit us to rely upon such data to support our applications or subsequent clinical trials or if the information contains errors or omissions of fact, it will delay our research and development efforts and it is unlikely that we will obtain the necessary regulatory approval for our products.

IF THE MARKET FOR MEDICATIONS TO TREAT ADDICTIONS DOES NOT DEVELOP, WE WILL NOT BE SUCCESSFUL

The market for medications to treat addictions is a new market. If this market does not develop and the addiction care community does not widely accept our products, either because physicians do not prescribe them or patients do not take them, we will not be successful.

IF WE DO NOT MAINTAIN OUR COLLABORATIVE RELATIONSHIPS WITH OTHER PARTIES, WE WILL BE UNABLE TO DEVELOP AND MANUFACTURE OUR PRODUCTS

We rely heavily upon other parties for many important stages of our discovery, research and product development, including:

-   manufacturing of our products and product candidates;

-   conducting of pre-clinical trials and clinical studies; and

--------------------------------------------------------------------------------
8

RISK FACTORS
--------------------------------------------------------------------------------

- development of new products and technologies under the license of existing patented and proprietary information.

We will also rely upon other parties to manufacture our commercial products. In addition, we license most of our technology from strategic partners. We license the sustained-release polymer technology, called Lactiz, which is used in NALTREL, BUPREL and METHALiz from Southern Research Institute, we license our ITAC technology from The Scripps Institute, we license a D1 agonist, DAS-431, from Abbott Laboratories and we license VIXO from EON Laboratories. The successful completion of our clinical trials and the sale of our products depends upon the continued relationship with these partners. If any of these partners were to terminate the licensing arrangement, or if the licensor failed to perform its obligations under the agreements, we would be unable to continue with our product testing and would not be successful in bringing our product to the market.

COMPETITORS HAVE DEVELOPED OR COULD DEVELOP PRODUCTS OR TECHNOLOGIES THAT COMPETE WITH OUR PRODUCTS AND THAT COULD RENDER OUR PRODUCTS OBSOLETE

Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have. Products developed by these competitors could have advantages significantly outweighing those of the products that we are seeking to develop and even render our products obsolete. We expect the intensity of competition to increase. Currently, we compete with biotechnology, pharmaceutical, chemical and other companies, academic and scientific institutions, governmental agencies and public and private research organizations.

Technological advances, new treatments and new products could make our products obsolete or unsuccessful in the market. In particular, the patents for naltrexone, methadone and buprenorphine have expired and several competitors may be developing products similar to ours based on the same basic compounds.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS

Our products may conflict with patents that have been or may be granted to competitors, universities or others. In the event someone brings an infringement claim against us, we could face legal actions seeking damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. This type of litigation could consume a substantial portion of our resources, and if there was an adverse outcome to the litigation, we might not be able to sell the affected product. If any claims of third-party patents are upheld as valid and enforceable with respect to a product or process made, used or sold by us, we could be prevented from practicing the subject matter claimed in those patents or could be required to obtain licenses or redesign our products or processes to avoid infringement. As a result, we would be liable to pay damages that may exceed our resources. We may not be able to obtain necessary licenses on commercially reasonable terms, or we may not be successful in attempting to redesign our products to avoid infringement.

IF ONE OF OUR THIRD PARTY MANUFACTURERS WERE TO TERMINATE THEIR RELATIONSHIP WITH US, WE WOULD NEED TO OBTAIN A NEW MANUFACTURER FOR OUR PRODUCTS AND WOULD BE DELAYED IN OUR COMMERCIAL SALES

We have no manufacturing facilities for clinical production of our products and we rely on third parties for the manufacture of drug product. If we are unable to enter into new agreements with our manufacturers for our clinical trials or commercial manufacture of our products, we will need to obtain regulatory approval for any alternate manufacturer which may delay the commercialization of our products and possibly invalidate our clinical trials.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

Aventis Pasteur manufactures COC-AB for use in our clinical trials and for commercial sale; SP Pharmaceuticals manufactures Naltrel for use in our clinical trials; Mallinckrodt manufactures Naltrexone Base for use in our clinical trials and EON manufactures VIXO for commercial sale. Our use of third party manufacturers involves risks, including:

-   reduced control over quality, timing and scale of production;

-   inability to manufacture products on reasonable terms;

-   inability to produce commercial quantities of our products;

-   loss of FDA approval or approval from other foreign regulatory agencies; and

- in the case of products containing controlled substances, loss of DEA approval.

If any of these risks were to materialize, this could delay pre-clinical testing and clinical trials or invalidate the results from these trials and we could be unable to meet commercial manufacturing quantity and quality requirements.

We currently do not have any agreements for the manufacture of BUPREL, METHALiz, ITAC or DAS-431 for clinical trials. We have entered into an agreement with Aventis Pasteur for the commercial manufacture of COC-AB but we currently do not have any other agreements for the commercial manufacture of our other product candidates. We may not be able to enter into manufacturing agreements for our other product candidates on commercially reasonable terms or at all.

IF ONE OF OUR THIRD-PARTY SUPPLIERS WERE TO TERMINATE THEIR RELATIONSHIP WITH US, WE WILL HAVE DELAYS IN OUR CLINICAL TRIALS

Each of our suppliers must be qualified and approved according to the FDA, DEA and other foreign regulatory agencies' policies. If any of our suppliers were unable to supply us with the necessary materials in a timely fashion, we would need to obtain a substitute vendor. Obtaining a substitute vendor would not only delay the timing of our pre-clinical testing and clinical trials, but would require the submission of additional regulatory applications, which could take several months to process. The delay of our testing would inhibit our ability to obtain regulatory approval and therefore, we would not be able to sell our products for an indeterminate amount of time.

IF WE DO NOT ESTABLISH SALES AND MARKETING CAPABILITIES, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS

Although we are beginning to build a sales and marketing team, we have no sales and marketing experience. Even if we obtain approval for our products, if we do not establish the sales and marketing capabilities necessary to commercialize our products, we will never be successful. We will need to invest significant amounts of capital to establish sufficient sales and marketing capability. We will need to recruit and retain skilled sales management, direct salespersons or distributors. If we enter into distribution arrangements with third parties for the sale of our products, we will be dependent on them. If we are unable to attract and retain a skilled sales and marketing team, or if third party distributors do not perform as expected, we will not become profitable.

IF OUR PRODUCTS ARE ALLEGED TO BE HARMFUL, WE WILL NOT BE ABLE TO SELL THEM AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS

In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products and our products may be recalled from the market. In addition, we may be forced to defend a lawsuit and, if unsuccessful, to pay a substantial amount in damages. We

--------------------------------------------------------------------------------
10

RISK FACTORS
--------------------------------------------------------------------------------

currently have insurance against liability risks associated with pre-clinical testing and clinical trials, and intend to obtain coverage to insure against liability risks associated with manufacturing and marketing of our products. If our insurance coverage limits are not adequate to protect us from the liabilities we might incur in connection with the clinical testing or sales of our products, we will be required to pay for the damages associated with the liabilities. Insurance is expensive and, in the future, may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our products, could have a detrimental effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY EMPLOYEES, OUR BUSINESS WILL NOT DEVELOP OR EXPAND

Our success will depend on our ability to attract and retain key employees and scientific advisors. Competition among biotechnology and biopharmaceutical companies for highly skilled scientific and management personnel, particularly in our geographic region, is intense. We anticipate expanding our existing functions and entering into new areas and activities, which require additional expertise, such as clinical testing, regulatory compliance, marketing and distribution. This expansion will place increased demands on our resources. These activities will require the addition of new personnel with expertise in these areas and the development of additional expertise by existing personnel. If we fail to acquire such personnel, lose existing personnel, specifically current members of our management team, such as our President or Chief Executive Officer, or fail to develop this expertise, our success would be hindered.

We also depend on the continued availability of outside scientific collaborators who perform research in areas relevant to our business, and on consultants and scientific advisors. Our scientific collaborators, consultants and advisors are not our employees and generally may terminate their relationship with us at any time. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our research. Although our scientific collaborators have agreed not to engage in activities that would involve a conflict of interest with our business, it is possible that this could occur in the future.

WE HAVE EXPERIENCED RECENT GROWTH AND IF WE DO NOT MANAGE THIS GROWTH EFFECTIVELY, IT COULD AFFECT OUR ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND EXPAND OUR BUSINESS

If we fail to effectively manage our growth it could affect our ability to pursue business opportunities and expand our business. We have recently expanded our management team, adding a Vice President of Clinical Development in October 1999, a Senior Vice President of Marketing and Sales, a Vice President of Regulatory Affairs and a Senior Vice President of European Development in January 2000. Philippe Pouletty, the founder, Chairman of our company and Chief Operating Officer, served as Chief Executive Officer from December 1999 until August 2000 and Elizabeth M. Greetham, our Chief Financial Officer, a director since 1998, joined our management team in April 1999 and was promoted to Chief Executive Officer in August of this year. Jacques Kusmierek, Senior Vice President European Development, was also promoted to Chief Scientific Officer in August 2000. Since we have only recently added these officers, it may take some time before the management team is able to effectively work together and manage our business or operations. In addition, our management team will need to expand, train and manage our workforce and continue to improve our operational and financial systems and managerial controls.

We have only recently implemented financial and accounting processes, controls, reporting systems and procedures. For example, we have recently implemented commercial accounting software. We have only 4 personnel in our internal financial and accounting group. We believe that we need to hire additional financial and accounting personnel to manage future growth. Additionally, due to our

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

international operations and the difference in accounting conventions between the United States and Europe, there is added complexity in our financial reporting and controls that we must overcome.

RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS

Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will, in aggregate, beneficially own approximately 42.83% of our outstanding common stock or 41.35% if the underwriters' over-allotment option is exercised in full. As a result, these persons, acting together, will have the ability to determine the outcome of all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

-   delaying, deferring or preventing a change in control of our company;

- impeding a merger, consolidation, takeover or other business combination involving our company; or

- discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Please see "Principal shareholders" for additional information on concentration of ownership of our common stock.

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE, WHICH IN TURN COULD AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND THE COMMERCIALIZATION OF OUR PRODUCTS


The trading price of our common stock on the Nasdaq Stock Market is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:


-   actual or anticipated variations in quarterly operating results;

- announcements of technological innovations or breakthroughs in research by us or our competitors;

- delay or failure in initiating, conducting, completing or analyzing clinical trials or unsatisfactory design or results of these trials;

-   achievement of regulatory approvals;

-   new products or services introduced or announced by us or our competitors;

-   changes in financial estimates by securities analysts;

- conditions or trends in the biotechnology, pharmaceutical and addiction care industries;

-   announcements or departures of key personnel; and

-   sales of our common stock.

--------------------------------------------------------------------------------
12

RISK FACTORS
--------------------------------------------------------------------------------


In addition, the U.S. stock markets in general and the markets for pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company's operating performance. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, shareholders have initiated securities class-action litigation against companies whose securities have experienced periods of volatility. If this type of litigation was instituted against us, we would be faced with substantial costs and management's attention and resources would be diverted, which could in turn seriously harm our business and financial condition.


THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE

Sales of substantial amounts of our common stock in the public market after this offering could seriously harm prevailing market prices for our common stock. Upon completion of this offering, we will have 16,548,111 shares of common stock outstanding, 4,000,000 of which will be freely tradeable. An additional 10,411,192 shares will become available for sale 180 days after the date of this prospectus. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. The number of additional shares available for sale in the public market will be affected by volume restrictions imposed by law. Generally, other than for shares sold in this offering, shareholders who have held their shares for at least one year may sell no more than the greater of 1% of the outstanding shares or the average weekly trading volume in any 90-day period. Shareholders who have held their shares for more than two years can sell without restrictions.

Please see "Shares eligible for future sale" for a description of the number of shares that may be sold by existing shareholders in the future.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND CALIFORNIA LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT. THIS COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK

The anti-takeover provisions in our articles of incorporation, our bylaws and California law could make it more difficult for a third party to acquire us without approval of our board of directors. As a result of these provisions we could delay, deter or prevent a takeover attempt or third party acquisition that our shareholders consider to be in their best interests, including a takeover attempt that results in a premium over the market price for the shares held by our shareholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds


We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock that we are offering will be approximately $46.0 million, assuming an estimated initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $53.3 million and the total underwriting discounts and commissions will be $4.2 million. We have not yet determined our expected use of these proceeds, but we estimate that we will use approximately $18.0 million for research and development, $7.0 million for sales and marketing, $8.0 million for general and administrative expenses and $13.0 million for general corporate purposes, including working capital. The amounts that we actually expend will vary significantly depending on any number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours. We have no current agreements or commitments for acquisitions of complementary businesses, products or technologies. Pending these uses, we will invest the net proceeds of this offering in short-term, investment grade and interest-bearing securities.


Dividend policy

We have never declared or paid any cash dividends since inception and do not currently anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

--------------------------------------------------------------------------------
14

--------------------------------------------------------------------------------

Capitalization

The following table shows our capitalization as of June 30, 2000;

-   On an actual basis; and

-   On a pro forma basis to give effect to:

    - the automatic conversion of all outstanding shares of preferred stock into 7,305,769 shares of our common stock upon the closing of this offering (which includes the 2,445,131 shares of our Series D Preferred Stock which we issued in exchange for 1,849 shares of common stock in DrugAbuse Sciences, SAS, our French subsidiary, on February 1, 2000);

    - net exercise of outstanding warrants to purchase 1,812,851 shares of our common stock at an assumed public offering price of $13.00 per share;

    - all financial data is stated in US dollars;

    - 6-for-1 reverse split of the common stock effective March 24, 2000; and

    - no exercise of the underwriters' over-allotment option.

-   On a pro forma as adjusted basis:

    - our receipt of the estimated net proceeds from our sale of 4,000,000 shares of common stock in this offering at an assumed initial offering price of $13.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses; and

    - the filing of new articles of incorporation upon the closing of this offering.

                                                         AS OF JUNE 30, 2000 (UNAUDITED)
                                                   -------------------------------------------
                                                                                     PRO FORMA
                                                         ACTUAL      PRO FORMA     AS ADJUSTED
----------------------------------------------------------------------------------------------
Total long-term obligations and capital lease
  obligations....................................      $324,254       $324,254       $324,254
                                                   ------------   ------------   ------------
Shareholders' equity:
  Convertible preferred stock: $0.001 par value;
    shares authorized: 7,707,414; shares issued
    and outstanding, actual 7,305,769; no shares
    outstanding, pro forma or pro forma as
    adjusted.....................................         7,306             --             --
  Common stock: $0.001 par value; shares
    authorized: 85,000,000; shares issued and
    outstanding, actual 3,429,491; shares issued
    and outstanding, pro forma 12,548,111; shares
    issued and outstanding, pro forma as
    adjusted; 16,548,111.........................         2,770         10,076         14,076
Additional paid-in capital.......................    68,123,622     68,123,622    114,154,622
Deferred stock compensation......................   (12,990,148)   (12,990,148)   (12,990,148)
Accumulated other comprehensive loss.............       (49,196)       (49,196)       (49,196)
Deficit accumulated during the development
  stage..........................................   (38,874,161)   (38,874,161)   (38,874,161)
                                                   ------------   ------------   ------------
Total shareholders' equity.......................    16,220,193     16,220,193     62,255,193
                                                   ------------   ------------   ------------
    Total capitalization.........................   $16,544,447    $16,544,447    $62,579,447
                                                   ============   ============   ============

--------------------------------------------------------------------------------

CAPITALIZATION
--------------------------------------------------------------------------------

This table excludes:

- 1,025,015 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $0.63 per share;

- 400,000 shares of common stock available for issuance under our 2000 Stock Incentive Plan;

- 375,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan;

- 200,000 shares of common stock available for issuance under our 2000 Directors' Option Plan; and

- 429,901 shares of common stock that may be issuable upon exercise of outstanding warrants at an exercise price of $0.07 per share;

To the extent that these options are exercised, there will be further dilution to new investors. Please see "Management--Stock Plans," and Note 8 of "Notes to Consolidated Financial Statements" for further information regarding our stock option plans.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

Dilution

Our net tangible book value as of June 30, 2000 was $16.2 million, or approximately $1.51 per share, based on the number of common shares outstanding as of June 30, 2000, calculated giving effect to:

- the automatic conversion of all outstanding shares of preferred stock into 7,305,769 shares of our common stock upon the closing of this offering;

-   6-for-1 reverse stock split of the common stock effective March 24, 2000;
    and

Net tangible book value per share is equal to our total tangible assets, less liabilities divided by the shares of common and preferred stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 2000 would have been $62.3 million or $4.23 per share. This represents an immediate increase in net tangible book value of $2.72 per share to existing shareholders and an immediate dilution in net tangible book value of $8.77 per share to purchasers of common stock in the offering.

Pro forma net tangible book value dilution per share represents the incremental dilutive effect of:

- net exercise of outstanding warrants to purchase 1,812,851 shares of our common stock at an assumed public offering price of $13.00 per share.

Assumed initial public offering price per share.............           $13.00
  Net tangible book value per share as of June 30, 2000.....   $1.51
  Increase per share attributable to new investors..........    2.72
                                                              ------
Net tangible book value per share after the offering........             4.23
                                                                       ------
Dilution per share to new investors.........................             8.77
Incremental dilution occurring upon net exercise of
  outstanding warrants......................................             0.47
                                                                       ------
Pro forma dilution per share to new investors...............            $9.24
                                                                       ======

The following table presents on a pro forma basis as of June 30, 2000 after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering, the differences between the existing shareholders and the purchasers of shares in the offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

                                        SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE PRICE
                                          NUMBER    PERCENT         AMOUNT    PERCENT       PER SHARE
-----------------------------------------------------------------------------------------------------
Existing shareholders..............  12,548,111       76%     $27,146,646       34%         $2.16
New shareholders...................   4,000,000       24      $52,000,000       66%         13.00
                                     ----------    -----      -----------    -----
  Totals...........................  16,548,111      100%     $79,146,646      100%
                                     ==========    =====      ===========    =====

--------------------------------------------------------------------------------

DILUTION
--------------------------------------------------------------------------------

The table above assumes the net exercise of warrants to purchase 1,812,851 shares of common stock and excludes:

- 1,025,015 shares issuable upon exercise of options outstanding at June 30, 2000 at a weighted average exercise price of $0.63 per share;

- 429,901 shares that may be issuable upon exercise of warrants outstanding at June 30, 2000 at an exercise price of $0.07 per share;

- 1,129,010 shares reserved for issuance under our stock option and purchase plans.

To the extent outstanding or future options or warrants are exercised, there will be further dilution to new investors. For a description of our equity plans, please see "Management--Stock plans" and Note 8 of Notes to consolidated financial statements.

--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

Selected consolidated financial data

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and "Management's discussions and analysis of financial condition and results of operations" appearing elsewhere in this prospectus.

The consolidated statements of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1997 is derived from our audited financial statements not included in this prospectus. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from unaudited financial statements not included in the prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments necessary for a fair presentation of the results of operations for this period. The historical results are not necessarily indicative of the operations to be expected for future periods and the results of interim periods are not necessarily indicative of the results for a full year.

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


                                                                                                           SIX MONTHS ENDED
                                                  FOR THE YEAR ENDED DECEMBER 31,                              JUNE 30,
CONSOLIDATED STATEMENT OF        ------------------------------------------------------------------   ---------------------------
OPERATIONS DATA                        1995         1996          1997          1998           1999          1999            2000
---------------------------------------------------------------------------------------------------------------------------------
Grant revenues.................         $--          $--           $--      $810,607     $1,224,605      $641,002       $981,828
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Operating expenses:
  Research and development
    (including non-cash stock
    compensation of $0.1, $0.2
    and $1.3 million for the
    fiscal years ended 1997,
    1998 and 1999 and $0.2
    million and $3.0 million
    for the periods ending
    June 30, 1999 and 2000,
    respectively)..............     196,891      207,545     1,103,174     1,463,046      5,491,289     2,049,838      7,230,399
  General and administrative
    (including non-cash stock
    compensation of
    $0.6 million in 1999 and
    $0.1 million and $2.2
    million for the periods
    ending June 30, 1999 and
    June 30, 2000,
    respectively)..............      57,664       92,020       279,238       620,507      2,112,369       792,362      3,426,809
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
    Total operating expenses...     254,555      299,565     1,382,412     2,083,553      7,603,658     2,842,200     10,657,208
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Loss from operations...........    (254,555)    (299,565)   (1,382,412)   (1,272,946)    (6,379,053)   (2,201,198)    (9,675,380)
Interest income................          --        6,653        85,314        96,067        273,547        21,252        706,028
Interest expense...............          --           --        (3,065)      (15,464)      (122,496)      (12,229)       (63,028)
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Net loss.......................    (254,555)    (292,912)   (1,300,163)   (1,192,343)    (6,228,002)   (2,192,175)    (9,032,380)
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Dividend related to beneficial
  conversion feature of
  preferred stock..............          --           --            --            --    (20,241,746)           --             --
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Net loss available to common
  shareholders.................    (254,555)    (292,912)   (1,300,163)   (1,192,343)   (26,469,748)   (2,192,175)    (9,032,380)
Other comprehensive income
  (loss):
  Change in foreign currency
    translation adjustments....      (8,964)      (7,073)       35,760       (44,581)      (116,714)      (15,988)        76,822
                                 ----------   ----------   -----------   -----------   ------------   -----------   ------------
Comprehensive loss.............   $(263,519)   $(299,985)  $(1,264,403)  $(1,236,924)  $(26,586,462)  $(2,208,163)   $(8,955,558)
                                 ==========   ==========   ===========   ===========   ============   ===========   ============
Net loss per share available to
  common shareholders basic and
  diluted......................      $(0.13)      $(0.14)       $(0.61)       $(0.56)       $(12.40)       $(1.04)        $(3.76)
                                 ==========   ==========   ===========   ===========   ============   ===========   ============
Shares used in computing net
  loss per share available to
  common shareholders basic and
  diluted......................   2,027,013    2,094,345     2,114,506     2,116,728      2,134,073     2,117,865      2,400,589
                                 ==========   ==========   ===========   ===========   ============   ===========   ============
Pro forma net loss per share
  available to common
  shareholders.................                                                              $(4.67)                      $(0.97)
                                                                                       ============                 ============
Shares used in computing pro
  forma net loss per share
  available to common
  shareholders.................                                                           5,672,186                    9,287,578
                                                                                       ============                 ============


--------------------------------------------------------------------------------
20

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                          AS OF DECEMBER 31,                                    JUNE 30
CONSOLIDATED BALANCE SHEET        -------------------------------------------------------------------   ---------------
DATA:                                  1995         1996           1997           1998           1999              2000
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.......  $380,655      $40,698     $2,305,882     $1,039,315    $19,224,906      $17,087,168
Total assets....................   396,171       49,870      2,693,408      1,997,048     21,036,632       19,282,920
Long-term obligations and
  capital lease obligations.....   250,000      250,000        478,684        543,090        367,789          324,254
Minority interest convertible
  into equity securities of the
  Parent........................        --           --             --             --     11,654,492               --
Total shareholders' equity
  (deficit).....................   130,359     (403,518)     1,707,699        862,490      7,833,442       16,220,193

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus.

OVERVIEW

We are a development stage company. Since our inception, we have incurred losses and, as of June 30, 2000, we had an accumulated deficit of $38.9 million. To date, our revenues have been solely from government grants. We intend to carry out the necessary registration trials for our lead product, NALTREL-TM-, in the next 18 months. We do not anticipate generating commercial product revenues from our own internally developed products until the various regulatory agencies, such as the FDA and European agencies, have approved these for marketing.

We expect to recognize revenues from government grants and from the sale of approved pharmaceutical products. We may in-license or acquire currently available commercial products. We expect to market our own internally developed products following regulatory approval. We expect our sales to increase over time as our products become accepted by physicians and as we introduce a broader array of products.

Our expenses have consisted primarily of research and development costs and general and administrative costs associated with our operations. We expect our research and development expenses to increase in the future as we continue to improve and develop products. Our selling expenses will increase as we commercialize our products. The additional obligations we will have as a public company will also add to our expenses. As a result, we expect to incur losses in the foreseeable future.

We have a limited history of operations and we anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including:

-   the time and extent of our research and development efforts;

-   the market acceptance of product candidates following approval;

-   the introduction of new products by our competitors; and

-   the timing of regulatory approval for additional products.

Our limited operating history makes accurate prediction of future operations difficult or impossible.

We have recorded deferred stock compensation expense in connection with the grants of stock options to employees and consultants. Deferred stock compensation for options granted to employees is the difference between the estimated fair value for financial reporting purposes of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued. We have recognized stock compensation expense in accordance with FIN 28, an accelerated amortization method. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force
No. 96-18.

In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation of approximately $15.9 million, $0.4 million and $0.1 million for the years ended December 31, 1999, 1998 and 1997, respectively, and $3.8 million for the six months ended June 30,

--------------------------------------------------------------------------------
22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

2000. These amounts were recorded as a component of shareholders equity and are being amortized as charges to operations over the vesting periods of the options. We recorded amortization of deferred stock compensation of approximately $64,863 for the year ended December 31, 1997, compared to $0.2 million in 1998, $1.8 million in 1999, and $5.2 million for the six months ended June 30, 2000.

On February 1, 2000, we exchanged 2,445,131 shares of our Series D preferred stock for 1,849 shares of common stock of our subsidiary, DrugAbuse Sciences, SAS.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

REVENUE

Government grant revenue increased to $1.2 million in 1999 from $0.8 million in 1998 and to $0.8 million in 1998 from $0.0 in 1997. The increases in 1999 and 1998 were primarily due to grants received from the French government and the National Institute on Drug Abuse.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased 275.3% to $5.5 million in 1999 from $1.5 million in 1998 and increased 32.6% to $1.5 million in 1998 from $1.1 million in 1997. Research and development expenses included non-cash stock compensation expense of $1.3 million, $0.2 million and $0.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. The increase in 1999 was primarily due to expenses relating to animal studies and the commencement of human trials with Naltrel, and to a lesser extent, research projects relating to the chemistry of COC-AB, Buprel and MAP-AB and the increase in 1998 resulted from the development work associated with NALTREL and COC-AB.

GENERAL ADMINISTRATIVE EXPENSES

General and administrative expenses increased 240.4% to $2.1 million in 1999 from $0.6 million in 1998 and increased 122.2% to $0.6 million in 1998 from $0.3 million in 1997. General and administrative expenses included non-cash stock compensation expense of $0.6 million in 1999. The increase in 1999 was primarily due to the strengthening of our management team and the engagement of consultants to evaluate the commercial market and the increase in 1998 was primarily due to the costs associated with patent work for NALTREL and COC-AB and the hiring of personnel in the fourth quarter of 1998.

INTEREST INCOME

Interest income increased to approximately $273,547 in 1999 from approximately $96,067 in 1998 and increased to approximately $96,067 in 1998 from $85,314 in 1997. The increase in 1999 was due to the proceeds received from the Series C and Series D Preferred Stock financings and the increase in 1998 was due to higher rates on short term investments in 1998 offset by expenditure of the proceeds from the Series B preferred stock financing in March 1997.

INTEREST EXPENSE

Interest expense increased to $122,496 in 1999 from $15,464 in 1998 and increased to $15,464 in 1998 from $3,065 in 1997. The increase in 1999 was due to a short-term convertible note and the increase in 1998 was due to the increase in borrowings under a capital lease agreement in France.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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INCOME TAXES

No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $7 million of net operating loss carryforwards which expire in varying amounts through the year 2019. Due to uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. Under applicable tax regulations, sales of our stock, including shares sold in this offering, may further restrict our ability to utilize our net operation loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have funded our operations primarily through $26.6 million in private equity financings and $2.5 million in grants and loans from the French and United States governments. At December 31, 1999, cash and cash equivalents were $19.2 million compared to $1.0 million at December 31, 1998. Our cash reserves are held in short-term, investment grade and interest-bearing securities.

Cash used in operations for the year ended December 31, 1999 was $4.5 million compared with $1.1 million for the same period in 1998.

Cash provided by financing activities was $22.7 million for the year ended December 31, 1999 compared to use of funds of $0.1 million for the same period in 1998. Financing activities included the receipt of net proceeds of $19.9 million from the sale of preferred stock to investors in the twelve month period ended December 31, 1999 and $0 in the twelve month period ended
December 31, 1998.

Working capital increased to $19.4 million in the twelve month period ended December 31, 1999 from $1.0 million in the twelve month period ended December 31, 1998. The increase was due to our financings.

As of December 31, 1999, we had an aggregate of $367,789 in future obligations of principal payments under long term capital leases and long term obligations. During fiscal 2000, 157,139 of our capital leases and long term obligations are to be paid.

In June 1997, we entered into a multi-year research and development loan with a French government agency. We received approximately $420,000 for future research and development activities in 1997. We perform research on a "best-effort" basis and the loan is repayable over a five year period. Payments received under this multi-year research and development loan have been recorded as long term obligations.

In November 1997, we entered into a line of credit with BNP. The line of credit has a total capacity of approximately $140,000 to finance research and development activities. The line of credit bears interest at 6.25% with principal and interest payable semi-annually. $65,000 is available for borrowing. The line of credit terminates in November 2001.

We believe our existing cash, cash equivalents and short term investments, together with the net proceeds of this offering will be sufficient to fund our operating expenses and capital requirements through at least the next 18 months. Our future capital uses and requirements depend on numerous factors, including:

-   our progress with research and development;

-   the success of our pre-clinical testing and clinical trials;

-   costs and timing of obtaining regulatory approval for our products;

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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-   our ability to license and/or acquire innovative technologies and products;

-   our ability to protect our intellectual property rights;

-   our ability to manufacture our products;

-   our ability to introduce and sell our products;

-   our ability to hire competent personnel;

-   the level of our sales and marketing expenses;

-   pricing and policies of reimbursement; and

- the costs and timing of obtaining new patent rights, changes in regulation, competition, and medical and technological developments in the market.

Therefore, our capital requirements may increase in the future periods. As a result, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners, government grants or other sources.

SIX MONTHS ENDED JUNE 30, 1999 AND 2000

REVENUE

Government grant revenue increased to $1.0 million for the six months ended
June 30, 2000 from $0.6 million for the six months ended June 30, 1999. The increase was primarily due to grants received from the French government and the National Institute on Drug Abuse.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased 252.7% to $7.2 million for the six months ended June 30, 2000 from $2.0 million for the six months ended June 30, 1999. Research and development expenses included non-cash stock compensation expense of $3.0 million and $0.2 million for the six months ended June 30, 2000 and 1999, respectively. The increase through June 30, 2000 was primarily due to expenses relating to animal studies and the commencement of human trials with NALTREL, and to a lesser extent, research projects relating to the chemistry of COC-AB, BUPREL and MAP-AB.

GENERAL ADMINISTRATIVE EXPENSES

General and administrative expenses increased 332.5% to $3.4 million for the six months ended June 30, 2000, from $0.8 million for the six months ended June 30, 1999. General and administrative expenses included non-cash stock compensation expense of $2.2 million and $0.1 million for the six months ended June 30, 2000 and 1999, respectively. The increase through June 30, 2000 was primarily due to increasing our management team and engaging consultants to evaluate the commercial markets.

INTEREST INCOME

Interest income increased to approximately $706,028 for the six months ended June 30, 2000 from approximately $21,252 for the six months ended June 30, 1999. The increase through June 30, 2000 was due to the proceeds received from the Series C and Series D Preferred Stock financings.

INTEREST EXPENSE

Interest expense increased to $63,028 in the six month period ended June 30, 2000 from $12,229 for the six months ended June 30, 1999. The increase through June 30, 2000 was due to the increase in borrowings from a short-term convertible note and under a capital lease agreement in France.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
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INCOME TAXES

No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through June 30, 2000. As of June 30, 2000, we had approximately $11.0 million of net operating loss carryforwards which expire in varying amounts through the year 2020. Due to uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. Under applicable tax regulations, sales of our stock, including shares sold in this offering, may further restrict our ability to utilize our net operation loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2000, cash and cash equivalents were $17.1 million compared to $19.2 million at December 31, 1999. Our cash reserves are held in short-term, investment grade and interest-bearing securities.

Cash used in operations for the six months ended June 30, 2000 was $2.4 million compared with $1.6 million for the same period in 1999.

Cash provided by financing activities was $0.5 million for the six months ended June 30, 2000 compared to $5.2 for the same period in 1999.

Working capital decreased to $16.0 million at June 30, 2000 from $19.4 million at December 31, 1999. The decrease was due to cash used in operations.

As of June 30, 2000, we had an aggregate of $324,254 in future obligations of principal payments under long term capital leases and long term obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our activities without increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the prevailing rate and the prevailing rate later rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short term investments in a variety of securities, including commercial paper, government and non-government debt securities and money market funds. The average duration of all our investments has generally been less than one year. Due to the short term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is required.

FOREIGN CURRENCY RATE FLUCTUATIONS

The functional currency for our French subsidiary is the French franc. The translation from the French franc to the US dollar is translated for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenues and expense accounts using average exchange rate during the period. The effects of translation are recorded as a separate component of shareholders equity. Our French subsidiary conducts its business with customers in local European currencies or the Euro. Exchange gains and losses arising through these transactions are recorded using the actual exchange differences on the date of the transaction. We have not taken any action to reduce our exposure to changes in currency in foreign currency exchange rates, such as options or futures contracts, with respect to transactions with our French subsidiary or transactions with our European customers.

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INFLATION

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative--which focused on freestanding contracts such as options and forwards, including futures and swaps--expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not anticipate that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION
NO. 25 ("FIN 44"). This Interpretation clarifies the definition of an employee for the purposes of applying Accounting Practice Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that FIN 44 will not have a material effect on the financial position or results of operation of the Company.

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Business

OVERVIEW

We believe we are the first biotechnology company dedicated to developing and marketing novel therapies for alcohol and drug abusers. We intend to become the leading biopharmaceutical company in addiction care by offering a broad portfolio of medications to serve the addiction care community. Our strategy is to develop several medications in the near term, and expand our product portfolio through research and the acquisition of marketed products and technologies. We intend to build a sales force to market our products, taking advantage of the concentrated addiction care market.

We are developing and intend to market a broad portfolio of biopharmaceutical products that address various medical needs of alcohol abusers and drug addicts. We intend to introduce VIXO-TM-, our branded version of oral naltrexone, this year. In addition, we are developing our product candidates for the treatment of alcohol and heroin addiction, NALTREL-TM-, BUPREL-TM- and METHALiz-TM-, to improve existing medications. We develop these products to be administered only once a month by a physician or a nurse, as opposed to once a day by the patient. By putting the medical practitioner in control, we expect our products to promote continuous therapy and help overcome patient non-compliance, the primary limitation of current medications. We intend our other product candidates, COC-AB-TM-, MAP-AB-TM-, DAS-431-TM- and ITAC-TM-, to provide novel means to treat patients suffering from cocaine and methamphetamine overdose and addiction. In 2000, to support prospective market approval in the United States and Europe, we expect to conduct pivotal clinical trials with NALTREL for the treatment of alcohol abuse and heroin addiction. In parallel, in the next
18 months we expect to conduct several human trials with BUPREL and METHALiz for treatment of severe heroin addiction, and with COC-AB, DAS-431, and ITAC for the treatment of cocaine overdose and addiction.

BACKGROUND

We estimate that in the United States and Europe, there are in excess of
20.0 million alcoholics and 2.0 million heroin addicts. According to the Office of National Drug Control Policy, in the United States, there are an estimated
3.6 million cocaine addicts. Substance abuse can have severe social and medical consequences, including imprisonment, car accidents, overdose, liver failure, infections such as HIV and viral hepatitis, and death. In addition, the National Institute of Health estimated that $197.0 billion dollars is lost each year in the United States due to absenteeism and lost productivity at work related to alcohol and drug abuse.

We estimate that 7% of alcholics and drug addicts, approximately 1.5 million patients in the United States, receive treatment for their addiction. According to the Substance Abuse and Mental Health Services Administration, the majority of alcohol and drug abuse patients that receive treatment are treated in the limited number of specialized addiction care centers. Current treatments consist primarily of psychosocial therapy and drug-substitution therapy and are generally not effective in curing alcohol and drug addiction. According to the National Drug and Alcohol Treatment Unit Survey, in 1992, nearly $7.1 billion was spent in the United States to treat alcohol and drug abuse. An estimated $11.00 of social and medical costs are saved for every dollar spent on substance abuse treatment according to the New York State Office of Alcoholism and Substance Abuse Services. Despite the potential medical benefits and cost-savings of treating addictions, we believe the market for addiction care is poorly served by the pharmaceutical industry and that the medical community needs new products to effectively treat alcohol abuse and drug addictions.

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THE NEUROBIOLOGY OF ADDICTION

Addiction is a chronic disease of the brain triggering the compulsive use of substances like alcohol, heroin, cocaine and methamphetamine at increasing and more frequent doses, despite severe social and medical consequences. Scientists have only recently started to uncover the biology of addiction at the molecular level.

Alcohol and all drugs of abuse interfere with normal neurological pathways that are responsible for transmitting signals in the brain, particularly the pathway that involves the neurotransmitter dopamine. This dopamine pathway in the brain controls euphoria and pain. All addictive substances impact dopamine directly or indirectly. Alcohol and heroin stimulate a receptor in the brain called the opiate receptor. Heroin binds directly to the opiate receptor, while alcohol triggers the release of naturally occurring endorphins, which then bind to the opiate receptor. Stimulation of the opiate receptor by heroin or alcohol-induced endorphins causes cells to release dopamine. Unlike alcohol and heroin, methamphetamine triggers a direct release of dopamine, while cocaine prevents the normal reabsorption of dopamine following its release. Excess levels of dopamine overstimulate the dopamine receptors of nearby cells, triggering feelings of euphoria.

The scientific community increasingly understands the molecular biology of opiate and dopamine receptors, potentially enabling the rational design of novel medications targeting these receptors. Opiate receptors include several subtypes, mu, delta, and kappa, which are located on the outside of a neuron membrane in several regions of the brain. The opiate receptors are made of proteins that contain six helices. Molecules such as endorphins, morphine, heroin and methadone bind specifically to the helices located in the outer region of the receptor, modify their shape, and trigger transmission of an intracellular signal by the inner region of the receptor. The molecules that stimulate the opiate receptor are called receptor agonists. Stimulation of the receptors can induce euphoria and resistance to pain. Other molecules, such as naltrexone, can bind to the receptor without triggering its stimulation and can prevent the binding of agonists. They are called antagonists. Dopamine receptors belong to a family of protein receptors expressed on the membrane of neurons in various areas of the brain. Dopamine binds to and stimulates three categories of dopamine receptors called D1, D2 and D3, which mediate different neurochemical signals. Seven protein helices linked by protein loops make these receptors. Their shape changes when dopamine occupies the receptor, triggering a signal transmission to the neuron. Control of movement, cognitive functions, cardiovascular functions, behavior and emotions involve D1, D2 and D3 receptors.

When brain cells are repeatedly exposed to addictive substances, levels of dopamine and other neurotransmitters, such as serotonin and GABA, and their corresponding neuroreceptors are chronically modified, creating a chemical imbalance. As a result of this chemical-imbalance, an abuser's neurological pathways demand the presence of the addictive substance and the abuser has become addicted. Once addicted, the substance abuser will use the substance more frequently to induce euphoria at the expense of normal activities. The substance abuser will also increase the amount of the substance taken, because an increased concentration of alcohol or drug becomes necessary to obtain the same level of euphoria. As dopamine and the other affected neurotransmitters play a key role in multiple brain functions, this chemical imbalance often leads to other neurological manifestations such as impaired judgement and perceptions, memory loss, depression, irritability, aggressive behavior, seizures and thoughts of suicide.

CLINICAL ASPECTS OF ADDICTION

The clinical aspects of addiction are the:

-   acute effects of a drug overdose or binge drinking;

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-   chronic toxicity of repeated use on various biological systems and brain functions;

-   acute withdrawal syndrome; and

-   lifelong risk of relapse.

ACUTE EFFECTS. Drug overdose and binge drinking affect multiple organs and biological systems. Acute intoxication often results in psychotic episodes, respiratory or cardiovascular distress, accidental injury or death. For example, a 1992 study, The Economic Costs of Alcohol and Drug Abuse in the U.S., has shown that approximately 40% of fatal car accidents in the United States are alcohol-related. The Drug Abuse Warning Network estimated 250,000 emergency room visits per year are the result of drug overdose.

CHRONIC TOXICITY OF SUBSTANCE OF ABUSE. As brain chemistry is modified on a chronic basis, substance abusers may suffer multiple psychiatric and neurological disorders such as depression, suicidal thoughts and psychotic behavior. Permanent neurological damage may occur.

ACUTE WITHDRAWAL SYNDROME. Withdrawal is a condition resulting from sudden discontinuation of a substance to which a person is addicted. Withdrawal from alcohol can result in rapid heart rate, difficulty sleeping and life threatening delirium tremens. Heroin withdrawal can result in irritability, pain, nausea, vomiting, cramps and muscle aches. Withdrawal from cocaine or methamphetamine can result in irritability, sleeplessness, and depression.

RELAPSE. The ultimate goal of medical treatment for addicts is to achieve an alcohol- and drug-free state called abstinence. However, several studies found that for patients who have achieved abstinence, the rate of relapse is high within the first months of therapy, and remains a significant risk over the patient's lifetime. Relapse can be very severe, and many patients experience multiple cycles of detoxification, abstinence, relapse and overdose. Due to the long-term risk of relapse, alcohol abusers and drug addicts are life-long patients.

CURRENT ADDICTION CARE AND AVAILABLE PRODUCTS

Care for addiction includes chronic therapy and emergency therapy. Chronic therapy promotes and attempts to maintain long-term abstinence following detoxification. Emergency therapy attempts to reverse the effects of overdose. Few medications are available to promote abstinence in alcohol and heroin abusers. No medication is available to treat cocaine and methamphetamine addiction or overdose. Studies have shown that as many as eighty percent of patients are not compliant with their therapeutic regimen, typically resulting in treatment failure.

CHRONIC ADDICTION CARE

Chronic therapy relies heavily on psychosocial therapy because few medications are available. Psychosocial therapy, which consists of regular counseling sessions, is the cornerstone of addiction care but has limited success because it does not address the biological basis of addiction.

There are two types of medications available for long-term therapy of addicts. Substitution therapy is the use of a pharmaceutical product that mimics the abused substance. Abstinence therapy is the use of a medication to help the addict abstain from substance use and cure addiction.

Substitution therapy is used for heroin addicts whose dependence is too severe to permit abstinence therapy. It consists of medications which are chemically related to heroin and which bind to and stimulate the opiate receptor. These medications prevent withdrawal symptoms and maintain the state of addiction, but in a medically-controlled environment. Substitution therapy is not a cure for addiction. However, there are significant medical and social benefits, such as reducing the risk of contracting infections and decreasing propensity to commit crime. Substitution therapy can be used as

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a temporary therapy for patients who can then be detoxified and become abstinent, or as a long-term therapy for severe addicts who are unresponsive to abstinence therapies.

Abstinence therapy is medically more desirable than substitution therapy, as it can effectively reduce dependence and may restore normal brain functions. However, there are few medications available to promote abstinence, and medication non-compliance is a major limitation. An estimated 80% of patients fail to take their medication on a daily basis as prescribed and typically relapse into severe alcohol and heroin abuse. A minority of alcoholics and heroin addicts receiving abstinence treatment typically remain abstinent after one year.

The existing medications are summarized in the following table.

                                                                                 DOSAGE
PRODUCT/FIRST US                                                                 REGIMEN/
APPROVAL DATE          TECHNOLOGY         USAGE              SUBSTANCE OF ABUSE  LIMITATION
----------------       -----------------  -----------------  ------------------  -----------------
METHADONE              Binds to and       Substitution       Heroin and other    Requires daily
(1975)                 stimulates opiate  therapy            opiates             therapy at a
                       receptor                                                  licensed clinic

BUPRENORPHINE(1)       Binds to and       Substitution       Heroin and other    Requires daily
                       stimulates opiate  therapy            opiates             therapy
                       receptor

LAAM (1993)            Binds to and       Substitution       Heroin and other    Requires therapy
                       stimulates opiate  therapy            opiates             2 times per week
                       receptor                                                  at clinic

NALTREXONE             Blocks opiate      Abstinence         Alcohol and heroin  Daily/
(1984, HEROIN; 1994,   receptor           maintenance                            non-compliance
ALCOHOL)

ACAMPROSATE(2)         GABA antagonist    Abstinence         Alcohol             Daily/
                                          maintenance                            non-compliance

DISULFIRAM (1951)      Induces nausea     Relapse            Alcohol             Toxicity/
                       and vomiting upon  prevention                             non-compliance
                       alcohol
                       absorption

(1) Approved in France in 1995.

(2) Approved in France in 1987 and subsequently in other European countries.

The opiate agonists, methadone, LAAM and buprenorphine, are the three substitution medications. According to the Substance Abuse and Mental Health Services Administration, an estimated 180,000 patients in the United States use methadone. Sales of this off-patent generic product are subject to low pricing, with approximately $20.0 million in sales in 1999 in the United States. Methadone binds to the opiate receptor, triggering a stimulation of the dopamine pathway. It decreases the use of heroin but maintains dependence. Licensed methadone clinics dispense methadone and typically require the patient to visit several times per week. LAAM is structurally related to methadone, has similar effects, and is administered three times a week at the clinic. Buprenorphine, currently marketed in France, is a compound structurally related to methadone, but which stimulates the opiate receptor to a lesser extent. An estimated 62,000 patients in France, approximately 37% of the heroin addict population,

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use buprenorphine on a daily basis. In 1999, sales in France reached approximately $80 million. Buprenorphine therapy may result in significant diversion of use and potential lethal overdoses, as the patient is responsible for administration.

The two main products available to promote and maintain abstinence are naltrexone, for alcoholics and heroin addicts, and acamprosate (available only in the EU) for alcoholics. Both naltrexone and acamprosate are available as oral daily tablets. Naltrexone is an opiate antagonist that blocks the opiate receptor, thereby decreasing the effects of and desire to use both alcohol and heroin, and promoting an alcohol and heroin-free state when used on a chronic basis. Acamprosate only affects alcohol dependence. Worldwide sales of branded and generic naltrexone were an estimated $34 million in 1999. Sales of acamprosate were an estimated $20 million in 1999. Naltrexone and acamprosate have a similar efficacy and safety profile in alcoholics and are both limited by severe patient non-compliance. To avoid prescribing therapies which will not be used, physicians typically prescribe these medications only to the small subset of their patients who are highly motivated to comply. We believe that we can develop a sustained-release formulation of naltrexone to address the issue of non-compliance, but that acamprosate is not conducive to sustained-release formulation development because of the high dose required to obtain a therapeutic effect. The other medication to treat alcoholism is disulfiram. Disulfiram induces nausea and vomiting when the patient drinks alcohol because it increases the concentration of toxic alcohol byproducts. Few patients are willing to use disulfiram long term.

For cocaine and methamphetamine dependence, no medication is currently available.

EMERGENCY THERAPY

Emergency therapy focuses on reversing the life-threatening effects of alcohol and drug overdose. The goal is to use an antidote to block the effect of or rapidly remove the toxic substance from the patient's blood stream and tissue, reduce the complications of the overdose and lower the overall cost of emergency care. Heroin is the only drug of abuse for which there is an antidote, called naloxone. Naloxone binds to the opiate receptor, displaces molecules of heroin already bound to the receptor, and prevents further binding of heroin to the receptor. For cocaine and methamphetamine overdose, there is no antidote available.

Other medications commonly used in alcoholics and drug addicts are products to treat medical conditions resulting from substance abuse such as depression, infectious diseases or liver dysfunction.

We believe that due to the seriousness of addiction and the low compliance with current medications, there is a substantial need for medications that treat the biological basis of addiction, facilitate medication compliance through less frequent dosing schedules and promote alcohol and drug abstinence.

OUR SOLUTION

We are developing and intend to market a broad portfolio of biopharmaceutical products for alcohol and drug abusers that we believe will:

-   facilitate and maintain abstinence;

-   provide safer substitution therapy;

-   treat overdose; and

-   prevent the onset of addiction.

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Our first commercial product, VIXO, is an oral daily naltrexone tablet, and our lead product candidates are:

- NALTREL, a sustained-release formulation of naltrexone to treat patients with alcohol or heroin dependence;

-   DAS-431, A D1 agonist to treat patients with cocaine dependence;

- BUPREL, a sustained-release formulation of buprenorphine to provide substitution therapy to patients with heroin dependence;

- METHALiz, a sustained-release formulation of methadone to provide substitution therapy to patients with severe heroin dependence; and

-   COC-AB, an antidote to treat cocaine overdose.

Our product candidates use two proven technologies. NALTREL, BUPREL and METHALiz are based on our sustained-release technology, called Lactiz, which we license from Southern Research Institute. Other companies have applied Southern Research Institute's patented technology to create successful sustained-release medications outside addiction care. COC-AB is based on an antidote technology which has been applied by others to various other applications including treatment of snake venom and digoxin poisoning.

WE ARE IMPROVING EXISTING MEDICATIONS USING SUSTAINED-RELEASE FORMULATIONS

All current abstinence medications are available only as daily oral medications. The majority of patients prescribed an abstinence medication fail to take their daily pill. Non-compliance with prescribed medication typically leads to therapy failure and relapse into alcohol or drug abuse. We are developing sustained-release formulations of approved medications to overcome chronic non-compliance with daily therapies. A sustained-release formulation only requires the administration once a month by the physician or the nurse, as opposed to once a day by the patient. We believe once-a-month administration fits well with the regular schedule of patient visits to their physician for psychosocial therapy sessions. Putting addiction care in the hands of doctors rather than patients should ensure compliance and greatly improve the chances of success in addiction therapy.

We are applying our sustained-release technology to several medications, naltrexone, buprenorphine and methadone, which are already used in the field of substance abuse. Naltrexone, an abstinence medication which blocks the opiate receptor, is effective in alcohol and heroin dependent patients. Buprenorphine (approved only in France) and methadone are substitution medications prescribed to heroin addicts. Because the active ingredients in our product candidates, naltrexone, buprenorphine and methadone, have demonstrated safety and effectiveness in the oral dosage form approved by the FDA or by foreign regulatory agencies for the treatment of addiction, we believe the demonstration in human trials of the prolonged release of the medication in the blood is the critical step in clinical development of our sustained-release dosage forms.

WE ARE CREATING MOLECULAR BARRIERS TO BLOCK ACCESS OF A DRUG TO THE BRAIN

Drugs of abuse exert their toxic effect in the brain only after they have crossed the barrier that separates the blood from the brain tissue, called the blood brain barrier. Current medications only interfere with drugs of abuse once they have entered the brain. We are developing novel medications to prevent a drug from crossing the blood brain barrier. We believe that we can develop antibodies that will bind to a specific drug in the bloodstream, such as cocaine, forming large molecular complexes that are unable to pass through the blood brain barrier. Preventing drugs from entering the brain will

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limit their toxic effects and the desire to use them. We are developing two complementary antibody technologies, COC-AB for treatment of overdose and ITAC for prevention of cocaine dependence.

WE ARE CONDUCTING RESEARCH ON NOVEL COMPOUNDS THAT MAY REGULATE THE EFFECT OF DOPAMINE

As dopamine is central to the biology of addiction, we believe that therapeutic products derived from molecules that regulate the release of dopamine by brain cells could help treat drug dependence. In collaboration with academic scientists at the University of Paris V, we are conducting early-stage research on the design of novel medications that can modify the levels of dopamine and its effect on dopamine receptors.

OUR STRATEGY

Our goal is to become the leader in the United States and Europe in the development and commercialization of pharmaceutical products for the treatment of patients with alcohol dependence or drug addiction.

WE FOCUS ON THE LARGE ADDICTION CARE MARKET

We believe we are the first biotechnology company to focus exclusively on addiction care. We intend to develop products for the key medical indications for alcohol and drug abusers:

-   promoting and maintaining abstinence;

-   providing substitution therapy;

-   preventing relapse; and

-   treating overdose.

By offering new and improved therapies that address the multiple medical needs of substance abusers, we plan to increase the availability and effectiveness of treatment options and promote phamacotherapy as the cornerstone of addiction care.

WE ARE DEVELOPING SEVERAL MEDICATIONS IN THE NEAR TERM

We currently focus on developing products with short development time frames that may be rapidly commercialized. We intend to introduce VIXO, our branded version of oral naltrexone, this year. We are applying two known and proven technologies, a sustained-release polymer and an antidote technology, to develop our first four product candidates NALTREL, BUPREL, COC-AB and DAS-431. We believe we have a greater probability of near-term success in gaining FDA approval for our three sustained-release products as compared to the approval probability of novel molecular entities. The sustained-release technology is a proven technology for other marketed pharmaceutical products and the active ingredients are already approved by the FDA or other regulatory authorities as oral dosage forms. In addition, by in licensing products that have already proven to be safe in human clinical trials, we may be able to shorten the typical development time line. Several of the products that we are developing address major indications and large potential markets.

WE ARE BUILDING A BROAD PRODUCT PORTFOLIO

We intend to build a broad portfolio of products through internal research and development and the licensing or acquisition of existing commercial products, and product candidates. We believe we will be well positioned to acquire new product candidates and technologies from academic groups and biotechnology or pharmaceutical companies active in central nervous system research but with no commercial interest in addiction care. We may also seek to acquire, before our own products are on the market, some of the products already marketed for addiction care. We believe the synergies

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between our different products will allow a medical practitioner to combine several medications to treat patients according to the stage and severity of their particular medical condition. We believe we can increase the probability of successful treatment for patients already receiving therapy and induce more alcoholics and drug addicts to seek treatment by making therapy easier and more effective.

WE INTEND TO MARKET OUR PRODUCTS IN THE UNITED STATES AND EUROPE USING OUR OWN DEDICATED SALES FORCE

We intend to market our products directly. We believe that a small sales force of approximately 60 dedicated representatives will enable us to effectively market our products to the limited number of specialized, high volume, addiction treatment centers in the United States and Europe.

WE INTEND TO FOCUS ON NEAR-TERM REVENUES AND FUND LONGER-TERM RESEARCH WITH
GRANTS

While developing near-term products, we can also develop a pipeline of innovative product candidates. As addiction care is a government priority in many countries, significant grant funding is available to support addiction research. To date we have received research grants of approximately
$4.2 million from European and U.S. government entities and are seeking additional grants.

If the market for addiction care medication does not develop and our products do not become widely accepted due to safety and effectiveness issues, marketing and distribution restrictions, adverse publicity or pricing and reimbursement issues, we will not be successful. In addition, our revenues will depend on reimbursement for the reasonable price of our products by government health organizations, private health insurance providers and other organizations. If our products, once approved, are not reimbursed by those payors at reasonable prices or at all, our market penetration and our product sales will be lower.

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PRODUCTS AND PRODUCT CANDIDATES

We are developing a portfolio of novel products and product candidates that we believe improve existing medications by facilitating medication compliance, and address novel treatment indications. Near term products are for treatment of alcohol and heroin abusers. Longer term products are for treatment of cocaine and methamphetamine addicts.

PRODUCT                TECHNOLOGY          INDICATION       SUBSTANCE OF ABUSE   DEVELOPMENT STATUS
-------                -----------------   --------------   ------------------   ---------------------
VIXO-TM-               Oral                Abstinence       Alcohol and Heroin   Launch planned late
                       naltrexone(1)       maintenance                           2000

PRODUCT CANDIDATE      TECHNOLOGY          INDICATION       SUBSTANCE OF ABUSE   DEVELOPMENT STATUS(2)
-----------------      -----------------   --------------   ------------------   ---------------------
NALTREL-TM-            Lactiz-TM-(1)       Abstinence       Alcohol and Heroin   Final clinical trial
                       Sustained-release   maintenance                           planned in 2000
                       naltrexone

DAS-431-TM-            Dopamine D1         Relapse          Cocaine              Intravenous
                       receptor agonist    Prevention                            formulation in
                                                                                 Clinical trials
                                                                                 Aerosol formulation
                                                                                 in development

BUPREL-TM-             Lactiz-TM-(1)       Substitution     Heroin               Clinical trial
                       Sustained-release   therapy for                           planned in early 2001
                       buprenorphine       mild addicts

METHALIZ-TM-           Lactiz-TM-(1)       Substitution     Heroin               Clinical trial
                       Sustained-release   therapy for                           planned in 2001
                       methadone           severe addicts

COC-AB-TM-             Antidote(1)         Overdose         Cocaine              Clinical trial
                                           therapy                               planned in early 2001

MAP-AB-TM-             Antidote(1)         Overdose         Methamphetamine      Clinical trial
                                           therapy                               planned in 2001

ITAC-TM- PLATFORM      Vaccine(1)          Abstinence       Cocaine              Clinical trial
TECHNOLOGY                                 induction                             planned in 2001

DOPAMINE MODULATORS    Rational drug       Abstinence       Cocaine and          Early stage research
                       design              maintenance      Methamphetamine

ALCOHOLMD.COM          Website             Clinician and    Alcohol              Launch planned late
                                           patient                               2000
                                           education

                                           Psychosocial
                                           therapy

DASPHARMACY-TM-        Mail order          Prescription     Alcohol, Heroin      Launch planned late
                       pharmacy            filing           and Cocaine          2000
                                           Reimbursement

(1) Commercial rights held by us subject to royalty payments to our collaborators.

(2) Dates assume successful completion of preclinical research.

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VIXO-TM-

VIXO is an oral tablet form of naltrexone designed to be administered daily for the treatment of alcohol dependence and heroin addiction. VIXO will be the first product in our portfolio and may also be used in conjunction with Naltrel, subject to regulatory approval. Naltrexone is an effective medication approved in more than 30 countries in an oral daily dosage form for treatment of alcohol dependence and heroin addiction. It blocks the opiate receptor, preventing euphoria and thereby decreasing the desire for, and the effects of alcohol and heroin. If taken daily on a chronic basis, naltrexone is highly effective in reducing alcohol and heroin consumption, promoting abstinence and preventing relapse. In clinical trials involving the daily oral dosage form of naltrexone, patients who were compliant in taking their medication demonstrated a much higher success rate at achieving abstinence than those who were not compliant.

NALTREL-TM-

Since many patients who are prescribed daily naltrexone tablets are not compliant, stop taking their medication within the first few weeks or months, and fail therapy, we are developing NALTREL, a sustained-release formulation of naltrexone designed to be administered by intramuscular injection on a monthly basis by a physician or a nurse. The potential recommended use of NALTREL is for the treatment of alcohol and heroin dependence. NALTREL is designed to release naltrexone continuously over 30 days from a single administration. By putting the medical practitioner in control of therapy, we expect that the use of NALTREL will facilitate patient compliance, enhance the effectiveness of the medication, improve overall treatment outcomes and become the therapy of choice for a large number of patients.

NALTREL, WHICH IS BASED ON NALTREXONE, IS SUPPORTED BY OUR LACTIZ SUSTAINED-RELEASE TECHNOLOGY. The Lactiz technology uses polylactide, a biodegradable, carbon-based polymer, which can be processed into solid microscopic spheres. The microscopic spheres consist of a network of tiny pores and channels into which a medication can be incorporated. When injected into muscle, the microscopic spheres fill with water, initiating a progressive and continuous release of medication into surrounding tissues. The medication then diffuses into small blood vessels called capillaries, and from capillaries into larger blood vessels. It then crosses the blood brain barrier and diffuses into the brain. The properties of Lactiz, including its molecular weight and density, as well as the type and amount of medication loaded into the microscopic spheres, control the rate at which medication is released into surrounding tissue. The polylactide polymer making up Lactiz breaks down into carbon dioxide and water over time, eventually disappearing. Lactiz-based products can be re-injected at appropriate intervals. By adjusting the properties of Lactiz, we can create formulations with sustained-release characteristics that may allow for medication release ranging from two weeks to three months.

NALTREL CLINICAL TRIAL RESULTS. We have developed multiple formulations of NALTREL and evaluated them in animals and in humans to select a formulation that we believe will safely deliver sufficient levels of naltrexone over a one-month period following a single administration. We have conducted human trials in 66 subjects to evaluate levels of naltrexone in the blood. The preliminary results evidenced two critical facts. First, release of naltrexone over one month following a single NALTREL administration was similar to the amount of naltrexone delivered by 31 daily naltrexone oral tablets. Second, the blood levels of naltrexone resulting from one NALTREL administration were less variable over time than with the oral tablets. As naltrexone is a clinically-proven commercial drug in the tablet dosage form, and as our sustained-release technology is similar to the technology used in previously approved products, we believe that these first human trials suggest that NALTREL will be effective in treating alcoholics and heroin addicts.

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NALTREL PIVOTAL TRIALS PLAN.  In late 2000, we intend to conduct pivotal safety and efficacy trials in alcoholics and heroin addicts to support potential market approvals in the United States and Europe. Subject to discussion of the protocols with the FDA and European regulatory authorities, the clinical trial in alcoholics will be a double-blind, randomized, placebo-controlled trial. We plan to conduct the trial at approximately 30 sites in the United States. We expect to treat and follow-up patients for three to six months. We expect that at the end of this period we will find that patients will have been drinking less and that they are less likely to relapse into heavy drinking. Subject to discussion of the protocols with the FDA and European regulatory authorities, the clinical trial in heroin addicts will be placebo-controlled. We expect that at the end of this period we will find that NALTREL will have blocked the opiate receptor preventing the patient from experiencing drug-induced euphoria. In addition to these trials, we intend to conduct additional NALTREL studies in particular patient sub-populations, such as rapid detoxification, converting methadone users to abstinence therapy to respond to the interests of the medical community.

DAS-431-TM-

DAS-431 (formerly ABT-431), a dopamine D1 receptor agonist, is a potentially beneficial pharmacotherapy for cocaine dependence. The dopamine D1 and D2 receptor subtypes in the brain are thought to have complementary roles in mediating cocaine abuse. Experimental evidence from animal studies suggests that while the D2 receptor supports cocaine abuse by mediating the reinforcing properties of the psychoactive agent, the D1 receptor acts to reduce cocaine craving. ABT-431 is a small molecule that belongs to a family of patented compounds owned by Abbott Laboratories. We have an exclusive, worldwide license from Abbott Laboratories to develop and market ABT-431, for substance abuse and other human therapeutic indications under the name DAS-431. ABT-431 has already been evaluated in several human studies as an intravenous formulation and as an aerosol formulation. In initial human clinical trials, an intravenous formulation of ABT-431 had an antiparkinson effect in Parkinson patients. Also, in initial human clinical trials using a small number of cocaine abusers, intravenous ABT-431 decreased the subjective effects of cocaine and had a tendency to reduce cocaine craving. ABT-431 was well-tolerated. The most common adverse events were hypotension, headache, nausea and vomiting. In 2001, we intend to study the effectiveness and safety of the intravenous formulation of DAS-431 in a larger clinical trial with cocaine-dependent patients. In parallel, we intend to further develop an aerosol formulation, and test this formulation in clinical trials. If successful, we intend to commercialize the aerosol formulation as the product of choice, as it is expected to be more convenient than the intravenous formulation.

BUPREL-TM-

BUPREL is a sustained-release formulation of buprenorphine designed to be administered by intramuscular injection on a monthly basis by a physician or a nurse, using the same Lactiz technology as for NALTREL. The potential indication of BUPREL is for substitution therapy for heroin-dependent patients who are not ready or willing to be detoxified. Buprenorphine partially stimulates the opiate receptor, inducing mild euphoria and maintaining dependence, while reducing the consumption of heroin. Frequent misuse of the oral dosage form by the patient may limit the safety of buprenorphine therapy. By putting the physician or the nurse in charge of administering the medication, we expect BUPREL will simplify and improve the safety of buprenorphine therapy.

We are currently optimizing formulations of BUPREL in preclinical studies and expect to enter the clinic in early 2001. Initial trials are expected to permit the potential selection of a formulation that release an appropriate medication amount over time. Subsequent trials will be designed to potentially confirm the buprenorphine release profile and pivotal trials will seek to establish safety and efficacy.

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METHALIZ-TM-

METHALiz is a sustained-release formulation of methadone designed to be administered by intramuscular injection on a monthly basis by a physician or a nurse, using the same Lactiz technology as for NALTREL and BUPREL. The potential indication of METHALiz is for substitution therapy for severe heroin-dependent patients who are not ready or willing to be detoxified and for whom buprenorphine therapy is not available or sufficiently potent. Methadone stimulates the opiate receptor, prevents withdrawal symptoms and maintains dependence while reducing the consumption of heroin. According to the American Methadone Treatment Association, approximately 180,000 heroin addicts in the United States use an oral formulation of methadone, dispensed by 900 specialized methadone clinics. While high-risk patients are required to visit the registered methadone clinic on a daily basis to be administered their dose of methadone, many patients are allowed to take one or more days worth of product home for self-administration. This sometimes leads to fatal overdosing. By putting the physician or the nurse in charge of administering the medication and making the dosing schedule more convenient, by eliminating patient take-homes and self-dosing, we expect METHALiz will simplify and improve the safety of methadone therapy.

Subject to successful preclinical development, we expect to enter the clinic in 2001. Initial trials may permit the selection of the formulation that provides an appropriate amount of medication over one month. Subsequent trials will be designed to confirm the methadone release profile and one pivotal trial will seek to establish safety and efficacy.

COC-AB-TM-

We designed COC-AB as a cocaine antidote for the treatment of cocaine overdose, an indication for which there is no treatment available. The current care for toxic overdose is intensive treatment with cardiovascular and central nervous system medications, which may be costly and labor-intensive. We designed COC-AB to rapidly remove cocaine from the brain and body, acting as an antidote by binding free cocaine in the blood and triggering the removal of cocaine. COC-AB is administered by intravenous injection. Therapy of digoxin overdose and snake venom bites uses a similar technology. Aventis Pasteur, a marketer of similar antidotes for other indications, is our manufacturer.

COC-AB is a purified protein fragment, called F(ab')(2,) derived from an antibody produced in horses. It binds tightly to cocaine and toxic cocaine metabolites in the bloodstream to stop further cocaine entry into tissues, particularly the heart and brain which is responsible for the potential life-threatening consequences of cocaine overdose. As a result, the concentration of free cocaine molecules in the bloodstream drops. The body strives to maintain equilibrium of free cocaine between tissue sites and the bloodstream. Therefore, as the free cocaine in the bloodstream is bound as a COC-AB-cocaine complex, the cocaine present in the brain and other tissues diffuses back to the bloodstream where it is captured by COC-AB. The liver and kidneys clear the inactive COC-AB-cocaine complex within days.

We make COC-AB by injecting horses with a proprietary chemical derivative of cocaine linked to a protein carrier. Most of the metabolites of cocaine are benign. To be effective, an antidote should preferably target only cocaine itself and its toxic metabolites and not be unnecessarily consumed by these benign metabolites. By chemically modifying cocaine into novel chemical entities, we succeeded in producing antibodies that distinguish between toxic by-products of cocaine, such as cocaethylene and norcocaine, and its non-toxic metabolites such as benzoylecgonine and ecgonine-methylester. As a result, we expect that COC-AB activity in the body will target primarily the toxic metabolites that result from cocaine overdose.

We are currently scaling-up COC-AB in collaboration with our manufacturer, Aventis Pasteur. We expect to enter the clinic in early 2001 to study the effect of COC-AB on blood levels of cocaine in healthy volunteers and cocaine users. To assess the clinical benefits of COC-AB in patients suffering

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from cocaine overdose, we then intend to conduct a clinical trial in the emergency room and additional trials to support potential market approval.

MAP-AB-TM-

We intend to apply the same antidote technology to develop additional products. We develop MAP-AB for the treatment of methamphetamine overdose. Methamphetamine is one of the substances of abuse with the fastest growth in the United States. Recent research has demonstrated the long-lasting toxic effects of methamphetamine. These effects are thought to be responsible for the severe behavioral abnormalities that accompany the prolonged use of methamphetamine. According to the National Institute for Drug Abuse, or NIDA, there is an urgent need for an effective medication to treat methamphetamine addiction, especially anti-methamphetamine antibodies which could be used by emergency room physicians to treat the growing number of overdoses. We are currently in pre-clinical development of the chemistry of MAP-AB that could, upon intravenous administration to a patient in the emergency room, capture methamphetamine molecules and decrease their toxicity.

ITAC-TM-

We develop ITAC as a cocaine vaccine candidate to create a chemical barrier in the blood to prevent cocaine from reaching the brain. Following administration of the vaccine, the patient forms anti-cocaine antibodies. Upon cocaine use, cocaine-antibody complexes will form that are too large to move through blood vessel walls into the brain. Cocaine is trapped within the bloodstream until it is eliminated with no toxic effects from the body through normal kidney and liver activity. Such a vaccine may serve as a valuable component of treatment programs that protect against relapse. In animals, ITAC prevents the onset of cocaine dependence. Using a proprietary technology similar to the one developed to produce COC-AB, our collaborators at the Scripps Research Institute have developed the cocaine vaccine candidate by chemically modifying cocaine and linking it to a large protein molecule. Animals vaccinated with the ITAC vaccine develop cocaine-specific antibodies that bind with cocaine in the blood, as well as its toxic metabolites, preventing most of the drug from reaching the brain. Injecting cocaine into rodents immunized with the ITAC vaccine candidate resulted in significantly higher levels of cocaine in the blood where it is harmless, and correspondingly lower levels in the brain, thereby reducing dependence to cocaine. We are currently studying in additional animal models various vaccine formulations to select one candidate that may be tested in humans. In 2001, we expect to initiate clinical trials with ITAC in cocaine abusers to study the safety of the vaccine and its ability to generate anti-cocaine antibodies in humans.

ALCOHOLMD.COM

We are developing an interactive website for medical practitioners and patients for alcohol addiction treatment. For medical practitioners, the website will feature medical literature, including an online medical journal, information about best practices for addiction care, latest treatment options and provide a forum for addiction care physicians to exchange ideas on a real time basis. In addition, the website will be designed to host a consultant forum allowing physicians in the field to solicit opinions from leading experts. For patients and their families, AlcoholMD.com is expected to provide tools for the self-evaluation of drinking habits, information on treatment options and an online forum for patient and family support. We will seek to make AlcoholMD.com the premier online website for alcohol abuse care by assembling broad information about alcohol addiction care and providing links to other addiction care websites. We also intend to study the use of online psychotherapy support for patients who are in treatment for alcohol abuse. We expect to launch AlcoholMD.com in the second half of 2000. Importantly, we expect this website to facilitate the marketing of our own products and services.

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DASPHARMACY-TM-

We are developing a mail order pharmacy that will fill prescriptions for VIXO and other non-controlled products prescribed to patients by their physicians. We expect to launch DASpharmacy in the second half of 2000. We intend for this mail order pharmacy to facilitate the marketing of our products.

THE MARKET

LARGE POPULATION OF CHRONIC PATIENTS TREATED IN A SMALL NUMBER OF SPECIALIZED CENTERS

Approximately 1.5 million patients in the United States receive therapy for alcohol, heroin or cocaine addiction in a limited number of specialized treatment centers as recorded by the Substance Abuse and Mental Health Services Administration. Approximately 3,200 physicians are members of the American Society of Addiction Medicine and these physicians write most of the prescriptions for the few medications available to treat these patients. Approximately 70% of alcohol abusers and drug users are employed and most employers in the United States provide mental health plan coverage. It is estimated that insurance or direct government financing in the United States pays for 90 percent of addiction care. In Europe, various social security and private payers plans cover addiction care.

ADDICTION CARE IS COST-EFFECTIVE

For every dollar spent on substance abuse treatment, an estimated $11.00 of other social and medical costs are avoided. For instance, treatment is estimated to reduce overall hospital admission rates of substance abusers by 38% in the United States. In addition, treatment for addiction can decrease crime rates. In one study, treatment for one year was shown to reduce arrests by an estimated 65%. We believe novel addiction medications can command pricing comparable to other critical care therapies. For example, buprenorphine in France, used now by an estimated 37% of heroin addicts, costs approximately $1,500 per year.

MORE PATIENTS ARE IN NEED OF THERAPY

Only an estimated 6% of alcohol abusers and cocaine addicts and 27% of heroin addicts are in treatment in the United States and Europe. There are an estimated
12.4 million alcohol abusers, 810,000 heroin addicts and 3.6 million cocaine addicts in the United States, and approximately 14 million alcohol and drug abusers in Europe. Lack of effective medications often discourages families and primary care physicians from referring more patients to addiction treatment centers.

COLLABORATIONS

We are strengthening our position by forming relationships with strategic partners. Alliances with government organizations, academic institutions and others will help develop and market our new therapies. We have cultivated relationships with academic communities, clinics, government organizations and others, to advance the development of medications in the treatment of addiction. We have formed alliances with research organizations and pharmaceutical companies for product development and the manufacturing of NALTREL, BUPREL, METHALiz, COC-AB and ITAC. This strategy lowers costs and leverages the resources and expertise of our collaborators.

MANUFACTURING AND SUPPLY ARRANGEMENTS

We do not intend to build manufacturing facilities, but to contract out our manufacturing requirements to recognized leaders in pharmaceutical manufacturing.

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RELATIONSHIP WITH AVENTIS PASTEUR


In June 1999, we entered into a manufacturing agreement with Aventis Pasteur for the manufacture of COC-AB. Aventis Pasteur is one of the world's largest vaccine companies with a broad range of products. Under the terms of the agreement, Aventis Pasteur has agreed to manufacture and supply us with COC-AB (Fab')2 product. As part of the relationship, Aventis Pasteur has agreed to certain exclusivity provisions that preclude Aventis Pasteur from developing, manufacturing or licensing a product that contains an anti-cocaine antibody or antibody derivative for anyone other than us. We have agreed to exclusively use Aventis Pasteur to manufacture COC-AB. We have agreed to pay Aventis Pasteur for the manufacturing costs of COC-AB, as well as to make future royalty payments which will commence upon our first commercial sale of COC-AB to the public. This agreement has been in effect since June 1999 and will continue until the 10th anniversary of the first commercial sale of COC-AB to the general public. After such ten year period, we can negotiate up to two renewals each for two-year periods. The manufacturing agreement may be terminated upon:


    - uncured material breach;

    - failure to obtain regulatory approval within specified time frames ranging from two years to six years, and;

    - termination of the patent and know-how license agreement between us and Aventis Pasteur.

Also in June 1999, we entered into a patent and know-how license agreement with Aventis Pasteur. In this agreement, Aventis Pasteur granted to us an exclusive license under certain patents and know-how to produce and sell COC-AB products for the treatment of drug addiction. This agreement will continue for thirteen years following the date of first commercial sale of COC-AB to the public and until we have made all royalty payments. The agreement may be terminated by either party 120 days following written notice of an uncured material breach.

RELATIONSHIP WITH SP PHARMACEUTICALS L.L.C.


In November 1999, we entered into a manufacturing agreement with SP Pharmaceuticals L.L.C. for the manufacture of NALTREL active and placebo product for our use in clinical trials. Under the terms of the agreement, SP Pharmaceuticals has agreed to manufacture and supply us with NALTREL. We will pay for the manufacturing of NALTREL and the placebo products.


SP Pharmaceuticals also agreed not to develop, manufacture or sell any product, drug or compound directed to the treatment of drug, alcohol, or other substance abuse addiction which involve sustained-release properties for any party other than us during the term of this agreement and for two years after the expiration or termination of this agreement. The agreement is to continue until February 1, 2001. It may be extended for additional successive one year periods until the development work is completed. This agreement may be terminated upon an uncured material breach.

RELATIONSHIP WITH MALLINCKRODT INC.


In June 2000, we entered into a supply agreement with Mallinckrodt Inc. for the supply of naltrexone base, the raw material for Naltrel. Mallinckrodt is one of the world's largest naltrexone manufacturers. We will pay Mallinckrodt for the supply of naltrexone base. This agreement has been in effect since June 2000 and will continue until June 2005, at which time the agreement will be automatically renewed for additional one-year terms thereafter, unless one party gives written notice that they wish to terminate at least six months prior to the end of the then current term.


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LICENSING AGREEMENTS

RELATIONSHIP WITH SOUTHERN RESEARCH INSTITUTE

In February 1997, we entered into an agreement with Southern Research Institute, or SRI, for the research and development of NALTREL. SRI is a multidisciplinary non-profit research organization and is recognized for its ability to produce practical, workable solutions to difficult technological problems. SRI has been instrumental in developing the proprietary micro-encapsulation technology for NALTREL.

Under the terms of the agreement, we are working with SRI on the development of an injectable, biodegradable microscopic sphere formulation for one-month delivery of naltrexone. In connection with the agreement, we were also granted the option to license some of the developed product. On July 1, 1999, we exercised the option of licensing worldwide rights, on an exclusive basis, to develop, produce and sell any injectable, sustained-release formulation of naltrexone or other opiate receptor antagonists. In addition, we received a nonexclusive license to certain other SRI patents and know-how for the purpose of developing and commercializing any injectable, sustained-release formulations of naltrexone. With respect to any of the other SRI patents, we agreed to give SRI a non-exclusive, royalty-free license to fully exploit for any other purpose any improvements to the other SRI patents for which we file a patent application. The term of the development agreement will continue until December 31, 2000. The license will continue until December 31, 2010, or the expiration of the naltrexone patents or the expiration of the SRI patent rights, whichever is last to occur. SRI may terminate the agreement if we have not filed a new drug application for an injectable, sustained-release formulation of naltrexone with the FDA by July 1, 2004, unless we can show our failure to file resulted from events reasonably beyond our control. Further, SRI may terminate the agreement upon 90 days written notice of an uncured material breach by us.

In January 2000, we entered into a second agreement with SRI for the research and development of controlled release buprenorphine or other opiate receptor agonists, including, but not limited to, methadone. Under the terms of the agreement, we are developing with SRI an injectable, sustained-release formulation for delivery of controlled release buprenorphine. On January 21, 2000 we exercised the option of licensing exclusive worldwide rights for any current or future patent rights covering inventions made during the performance of the work under the research agreement to develop and commercialize any injectable, sustained-release formulation of buprenorphine or other opiate recepter agonists, including, but not limited to, methadone. The license requires us to give a non-exclusive, royalty-free license to SRI to exploit for any commercial purpose, other than sustained-release buprenorphine and other opiate recepter agonists, any improvements we make to SRI patents. The term of the development agreement will continue until January 21, 2003. The license will continue until the expiration of the last of the buprenorphine patents or the expiration of other relevant SRI patent rights. This agreement may be terminated upon an uncured material breach by us.

RELATIONSHIP WITH SCRIPPS RESEARCH INSTITUTE

In June 1996, SCRIPPS Research Institute granted us a license of certain patents relating to the development and marketing of diagnostic and therapeutic products within the field of treatment of cocaine addition. SCRIPPS is engaged in fundamental scientific biomedical and biochemical research. The SCRIPPS Research Institute is one of the largest, private, non-profit research organizations in the United States. SCRIPPS has become internationally known for its basic research into immunology, molecular and cellular biology, chemistry, neurosciences, autoimmune diseases, cardiovascular diseases and synthetic vaccine development.

Under the terms of the agreement we licensed exclusive worldwide rights to develop and market ITAC. This agreement will remain in effect so long as we sell products covered under the terms of the license

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or until the licensed patents expire. SCRIPPS may terminate the agreement within
60 days after an arbitrator's decision that we have not complied with the commercial development obligations required in the agreement. Further, SCRIPPS may terminate the agreement upon 15 days written notice for nonpayment of any amounts due by us and upon 60 days notice for any other uncured breach by us.

RELATIONSHIP WITH EON LABORATORIES

In July 2000 we entered into an agreement with EON Laboratories for the supply of a DAS labeled generic oral 50mg naltrexone hydrochloride tablet. EON Laboratories is a US based manufacturer of generic drugs. Under the terms of the agreement, EON has agreed to manufacture, exclusively for us, a generic version of their naltrexone hydrochloride tablet under the DAS label, VIXO. EON may, however, continue to manufacture generic naltrexone tablets for distribution or sale by EON under the EON label.

This agreement has been in effect since July 2000 and will continue until July 2005. Thereafter this agreement shall automatically renew for additional two year periods unless either party gives written notice of intent to terminate not less than one year prior to the expiration of the then current term. In consideration of the agreement we have agreed to make royalty payments to EON for the duration of the contract.

RELATIONSHIP WITH ABBOTT LABORATORIES

In August 2000 we entered into a licensing agreement with Abbott Laboratories to acquire the rights to develop and market a patent protected D1 agonist, ABT-431, developed by Abbott Laboratories. In initial human clinical trials, ABT-431 showed potential efficacy for the treatment of Parkinson's Disease and cocaine abuse. Under the terms of the agreement, we will develop and commercialize ABT-431 for substance abuse and other human therapeutic indications under the name DAS-431 pursuant to an exclusive worldwide license. Terms of the agreement include upfront fees, milestones and royalties payable to Abbott Laboratories. We plan to undertake further human trials in cocaine patients in the first half of 2001.

RELATIONSHIP WITH UNIVERSITY OF PARIS V

In June 1999 and March 2000, we entered into research and development agreements with the University of Paris V to jointly develop COC-AB and related antibodies, MAP-AB and dopamine modulators using both the facilities and expertise of the University of Paris V.

Under the terms of the agreements, we have been granted worldwide rights, current and future, to all inventions related to and including COC-AB, MAP-AB and dopamine modulators. In consideration of the agreements we have agreed to make royalty payments to the University of Paris V for a period of five years from the date of the first commercial sale of either COC-AB, MAP-AB or dopamine modulators, as the case may be.

In order for our clinical trials to be successful, we must continue to maintain collaborative relationships with our partners. We rely heavily on these partners to manufacture our product candidates, conduct pre-clinical trials and clinical studies and license patented and proprietary technology to us.

PATENTS AND PROPRIETARY TECHNOLOGY

Our success will depend in part on our and our licensors' ability to obtain patents for our technology and preserve our trade secrets and to operate without infringing upon the proprietary rights of others. We currently hold one US patent relating to COC-AB and we expect that a second patent will be issued in the near future. We also have a patent application pending for our proprietary naltrexone formulation, NALTREL and have a patent application pending for our proprietary buprenorphine formulation, BUPREL. In addition, we have an exclusive license from Southern Research Institute for

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patents relating to sustained-release formulations of NALTREL, BUPREL, and
METHALiz and an exclusive license from the Scripps Research Institute for a patent relating to ITAC and an exclusive worldwide license for a patent relating to DAS-431. Patent positions in the pharmaceutical field are often uncertain and may involve complex legal, scientific and factual questions. There has been increasing litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. The validity and breadth of claims in pharmaceutical patents may involve complex factual and legal issues for which no consistent policy has emerged, and therefore, are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the US, and hence the degree of protection afforded by foreign patents may be different. There can be no assurance that patent applications relating to products and technologies developed by us will result in patents being issued or that, if issued, the patents will provide a competitive advantage or will afford protection against competitors with similar technologies, or that such patents will not be challenged successfully or circumvented by competitors, or that our technologies, products or processes will not infringe on third parties patent rights. In addition, the US Patent and Trademark Office has a substantial backlog of biotechnology patent applications and the approval or rejection of patent applications may take several years.

We also rely on certain proprietary trade secrets and know-how that are not patentable. Although we have taken steps to protect our unpatented trade secrets and know-how, in part through the use of confidentiality agreements with our employees and consultants, there can be no assurance that:

    - these agreements will not be breached; or

    - our trade secrets will not otherwise become known or independently developed.

COMPETITION

Currently, we compete primarily with other companies marketing products for the treatment of alcohol and heroin abuse. In the future we may compete with companies developing similar products using alternative technologies, or different products for similar medical indications that could render our products obsolete. We believe we will compete in the future on the basis of approved product indications, post-marketing studies, pricing and reimbursement. Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have.

Several companies are currently making or developing products that compete with or will compete with our products. The current products that will compete with ours are:

-   Acamprosate, for treatment of alcoholics, marketed by Lipha;

-   Buprenorphine, for treatment of heroin addiction, marketed by Schering
    Plough;

- Disulfiram, for treatment of alcoholics, marketed by Wyeth Ayerst and others;

- LAAM, a derivative of methadone, for treatment of heroin addiction, marketed by Roxane;

- Methadone, for treatment of heroin addiction, marketed by Roxane and Mallinckrodt; and

- Naltrexone oral tablets, for treatment of heroin addicts and alcoholics, marketed by Barr Laboratories, Dupont Merck, Mallinckrodt, EON and Amide.

PRE-CLINICAL TESTING AND CLINICAL TRIALS

Before we can obtain the necessary regulatory approvals for the sale of any of our products, we must demonstrate, through pre-clinical testing and clinical trials, that our product candidates are safe and

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effective. Naltrel and DAS-431 are our only product candidates which have undergone clinical trials involving human testing. Our other product candidates are still in the pre-clinical testing phase.

Conducting clinical trials is a lengthy, time-consuming, uncertain and expensive process. Several factors may delay or affect the commencement and completion of clinical trials, including:

- inability to manufacture or develop the product candidates and the placebo to be used in the clinical trials;

-   inability to obtain the controlled substances to be used in the study;

- patient enrollment, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study and the potential for patient drop out, particularly due to the nature of the study;


- inability to adequately follow patients after initial participation in the clinical trial; and


-   availability of third parties to conduct the trials.

If our product candidates fail to perform as expected, then we will not be able to develop our products as expected.

GOVERNMENT REGULATION

Our research and development activities, pre-clinical tests and clinical trials, and ultimately the manufacturing, marketing and labeling of our products, are subject to extensive regulation by the FDA and other regulatory agencies in the United States and other countries. In the US, the Federal Food, Drug, and Cosmetic Act, or the Act, and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising, promotion, import and export of our products. Similarly, the EU subjects the manufacture, testing, marketing, labeling, advertising, and classification of medicinal products to extensive regulation, which is implemented at national level and supplemented by additional national rules throughout the Member States of the EU. Pre-clinical testing and clinical trial requirements and the regulatory approval process typically take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of our product candidates. Delays or rejections in obtaining regulatory approvals would adversely affect our ability to commercialize any pharmaceutical product candidates we develop and our ability to receive product revenues or royalties. Even if regulatory approval of a product candidate is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

The FDA and other foreign regulatory agencies require that the safety and effectiveness of our product candidates be supported through adequate and well-controlled clinical trials. If the results of pivotal clinical trials that we submit in applications for approval do not establish the safety and efficacy of our product candidates to the satisfaction of the FDA and other foreign regulatory agencies, we will not receive the approvals necessary to market our product candidates, which would have a material adverse effect on our business, financial condition, cash flows and results of operations.

Some of our products will also be regulated by the United States Drug Enforcement Administration and by the European Union as controlled substances.

FDA REGULATION--APPROVAL OF THERAPEUTIC PRODUCTS

Our therapeutic products are regulated either as drugs (in the case of NALTREL, BUPREL, METHALiz, DAS-431, and dopamine modulators) or as biological products (in the case of COC-AB,

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MAP-AB and ITAC). The steps required before a drug or biological product may be marketed in the United States include:

-   pre-clinical and clinical studies;

- the submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may commence;

- adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug;

- the submission to the FDA of a New Drug Application, or NDA, or, a Biological License Application, or BLA; and

-   FDA approval of the application, including approval of all product labeling.

Pre-clinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice. The results of the pre-clinical tests are typically submitted and reviewed by the FDA as part of an IND, before human clinical trials begin. If the FDA does not object to an IND, it will become effective in 30 days. Submission of an IND may not result in FDA authorization to commence clinical trials and the lack of an objection may not mean that the FDA will ultimately approve a product for marketing. We filed an IND for NALTREL in early 1999 and for COC-AB in July 2000.

Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. The protocols for clinical trials must be reviewed by the FDA and must be conducted in accordance with Good Clinical Practices. Each clinical trial must be approved by an Institutional Review Board that will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution conducting the clinical trials. We must also obtain patient informed consent.

Clinical trials are typically conducted in three sequential phases that may overlap. In clinical trials for the study of medication safety in healthy volunteers, typically called Phase I clinical trials, the drug is given to healthy human volunteers and is tested for safety, dosage tolerance, metabolism, distribution, excretion and blood levels. In trials for the study of medication safety in patients, typically known as Phase I/II clinical trials, trials are conducted in a target patient population:

- to gather evidence about the blood levels, safety and effectiveness of the drug for specific uses;

-   to determine dosage tolerance and optimal dosage; and

-   to identify possible adverse effects and safety risks.

Phase III clinical trials are undertaken to evaluate effectiveness and to test for safety in an expanded patient population. Our clinical trials may not be completed successfully or within any specified time period. We or the FDA may suspend clinical trials at any time, if either we or the FDA conclude that clinical subjects are being exposed to an unacceptable health risk, or for many other reasons.

The FDA may disagree with the design of the Phase III clinical trial protocols after the results of the Phase III clinical trials have been announced. The FDA inspects and reviews clinical trial sites and data from the clinical trials to determine compliance with Good Clinical Practice. The FDA also examines whether there was bias in the conduct of clinical trials. Phase III clinical trials are complex and difficult, and they may not be successful.

The results of pre-clinical studies and clinical trials, if successful, are submitted in an application to seek the FDA approval to market the drug or biological product for a specified use. The testing and

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approval process requires substantial time and effort, and approval may not be granted for any product nor approval granted according to any schedule. The FDA may refuse to approve an application if it believes that regulatory criteria are not satisfied and may require additional testing for safety and efficacy of the drug. If regulatory approval is granted, the approval will be limited to specific indications. Our product candidates may not receive regulatory approvals for marketing, or if approved, the approval may not be for the indications we have requested.

The FDA provides a "fast track" review process for drugs that treat serious or life threatening diseases and conditions and have a demonstrated potential to meet unmet medical needs for these diseases or conditions. Approval may be conditioned on a requirement that, following product launch, a company continue to study the drug to verify and describe its clinical benefit. Under "fast track" procedures, the FDA may withdraw approval on an expedited basis if the company fails to show due diligence in conducting post-marketing clinical trials or if the post-approval clinical trials fail to demonstrate that the product is safe or effective. When appropriate, we intend to pursue opportunities for "fast track" review of our products. We may not be able to take advantage of "fast track" review of our products.

The current fee for submission of NDAs and BLAs is $256,338, and may increase from year to year. The FDA also may require annual fees for approved products and for companies that manufacture products. The FDA may waive or reduce these fees under special circumstances. We will seek waivers or reductions of fees where possible, but we may not be eligible for any such waiver or reduction.

FDA REGULATION--POST-APPROVAL REQUIREMENTS

Even if we obtain regulatory approvals for our product candidates, our products and the facilities that manufacture them are subject to continual review and periodic inspection. Each US drug manufacturing establishment must be registered with the FDA. Manufacturing establishments in the US and abroad are subject to inspections by the FDA and must comply with the FDA's good manufacturing practice regulations, which are strictly enforced. Full technical compliance requires manufacturers to expend funds, time and effort in the area of production and quality control.

The FDA continues to regulate products after they have been approved. For example, the FDA and, in certain instances, the Federal Trade Commission, regulate the labeling and promotion of approved products. The FDA also requires that we report certain adverse events involving our products. In addition, the FDA can impose other post-marketing controls on us and our products.

Failure to comply with regulatory requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal or withdrawal of approvals and criminal prosecution of our company and employees.

EU REGULATION--APPROVAL OF THERAPEUTIC PRODUCTS

Before clinical trials and marketing of our products in the EU begin, we must obtain EU regulatory approval regardless of FDA approval. The approval procedure varies in each Member State, and the time required may be different from that required for FDA approval.

Under EU law, there are two procedures for the approval of therapeutic products. The first is a centralized approval procedure, administered by the European Agency for the Evaluation of Medicinal Products , or the EMEA. The second is a decentralized approval procedure, which requires approval by the Medicines Agency in each Member State where our therapeutic products will be marketed. Once a product has been approved by one Member State, the product is eligible for expedited review by other Member States. The centralized approval procedure is mandatory for certain biological products and may be applicable to our products. We believe that approval of COC-AB, MAP-AB, ITAC and DAS-431 will be considered under this procedure. We believe that the approval of some of

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our other products, such as, NALTREL, BUPREL and METHALiz will be considered under the decentralized procedure. There can be no assurance that one Member State will recognize a drug approval granted earlier by another Member State, but a decision will be made within 90 days.

Regardless of which procedure might be used, the rigorous and lengthy steps ordinarily required before a medicinal product may be marketed in the EU include:

-   adequate non-clinical tests and clinical trials;

- the submission to the EMEA or to the respective Member States' Medicines Agencies of an application for a marketing authorization, supported by all necessary documents and test results; and

- approval of the application, including approval of all product labeling and packaging, by the European Commission and/or the relevant Medicines Agencies in each Member State.

- In the EU, there is no "fast track" review process to for expedited regulatory approval.

In all cases, the safety, effectiveness and quality of our product candidates must be demonstrated according to demanding criteria under EU and US rules. Our non-clinical tests and clinical trials performed in the US may not be recognized and accepted by the regulatory authorities in the EU. Pre-clinical tests in the EU must be conducted by laboratories that comply with Good Laboratory Practice, and clinical trials must be conducted in accordance with specific national Good Clinical Practices. Moreover, many Member States require compliance with principles of Good Manufacturing Practices in the manufacture of products intended for use in clinical trials. The complex array of national requirements for clinical trials conducted in the EU may delay regulatory approvals.

After receiving pre-marketing approval we will have to comply with rules in the Member States relating to the labeling and advertising of our products.

Even if regulatory authorities approve our product candidates, our products and our facilities, including facilities located outside the EU, may be subject to ongoing testing, review and inspections by EU health regulatory authorities.

Failure to comply with EU regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall orders or seizure of products, total or partial suspension of production, refusal or withdrawal of approvals and criminal prosecution of us and our employees.

DEA REGULATION

Some components of our current product candidates are regulated as controlled substances by the Drug Enforcement Agency, or DEA. The active ingredient in METHALiz is currently classified on Schedule II (signifying, among other things, a high potential for abuse) and the active ingredient in BUPREL is currently classified as Schedule V (signifying, among other things, a lower potential for abuse). In addition, the active ingredient in ITAC is derived from a substance classified on Schedule II and may itself be regulated as a Schedule II substance.

As controlled substances, the handling of these ingredients, and the manufacture, shipment, storage, sale, and use of finished products containing these ingredients, are subject to the highest degree of regulation and accountability by DEA. The amount of controlled substances we can obtain for clinical trials and for commercial distribution is limited by the DEA and may not be sufficient to complete clinical trials or meet commercial demand. Moreover, DEA may, in the future, seek to regulate other active ingredients in our product candidates as controlled substances. DEA restrictions on the controlled substances used in our products, or on the marketing of our products containing those

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controlled substances, could significantly limit the sales of our products, resulting in a material adverse impact on our financial performance.

REGULATION OF CONTROLLED SUBSTANCES IN THE EUROPEAN UNION

EU regulations govern trade in controlled substances between the EU and third countries, and may adversely affect the manufacture, clinical testing, shipment, storage, sale and use of certain active ingredients contained in our products or our products themselves. EU regulations impose a specific system of monitoring trade in controlled substances, including licensing and registration requirements, pre-notification of consignments of certain controlled substances, prohibitions of certain operations, and a variety of record keeping, labeling and security requirements. Enforcement actions for non-compliance with regulations include fines and/or criminal sanctions.

SCIENTIFIC ADVISORY BOARD

We have established a scientific advisory board made up of leading scholars in the field of addiction science. Members of our scientific advisory board consult with us on matters relating to the development of our products described elsewhere in this prospectus. We reimburse members of our Scientific Advisory Board for reasonable out-of-pocket expenses they incur in connection with board meetings. Some of the members may also receive options to purchase shares of our common stock. The members of the scientific advisory board are as follows:

ADVISOR                                               INSTITUTION
-----------------------------------------------------------------------------------------------
Philippe Pouletty, MD, Co-Chairman                    DrugAbuse Sciences, Inc.
Walter Ling, MD, Co-Chairman                          University of California, Los Angeles
Jean Ades, MD                                         Louis Mourier Hospital, Paris
Dominique Blanchard, PhD                              Etablissement de Transfusion Sanguine,
                                                      Nantes
Martine Daoust, PhD                                   University of Amiens
Herve Galons, PhD                                     University of Paris V, Paris
Kim D. Janda, PhD                                     The Scripps Research Institute, La Jolla
Reese Jones, MD                                       University of California, San Francisco
George Koob, PhD                                      The Scripps Research Institute, La Jolla
Charles O'Brien, MD                                   University of Pennsylvania, Philadelphia
Jean-Marc Rouzioux, MD, PhD, LD                       Aventis Pasteur, Lyon
David Smith, MD                                       Haight Ashbury Free Clinic, San Francisco
Jean Pol Tassin, PhD                                  College de France, Paris

EMPLOYEES

As of June 30, 2000, we employed 26 persons, four of whom hold PhD or MD degrees and one who holds another advanced degree. Approximately nine employees are engaged in management or administration, one in business development, four in finance, two in marketing and sales, one in regulatory affairs and quality assurance, one in manufacturing, and eight are involved in research and clinical development. Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

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FACILITIES

We lease an office facility in Los Altos, California that is approximately 2,500 square feet for $8,900 per month that we use as our headquarters and as the base for our operations. The lease expires on February 28, 2003. We rent laboratory space in Paris, France and also an office facility in Paris that is approximately 2,000 square feet. Under the terms of this lease, we pay rent of approximately $2,900 per month. We believe that our current facilities will be adequate to meet our near-term space requirements. We also believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

ORGANIZATION

We were incorporated in the state of California in 1993. We have a wholly-owned subsidiary, DrugAbuse Sciences, SAS, incorporated under the laws of France.

LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

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Management

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, directors and key employees as of August 31, 2000.



NAME                                                 AGE      POSITION
-----------------------------------------------------------------------------------------------------------
EXECUTIVE OFFICERS, DIRECTORS AND KEY
EMPLOYEES
Elizabeth M. Greetham.....................         51         Chief Executive Officer, Chief Financial
                                                              Officer, and Director
Philippe Pouletty, MD.....................         42         President, Chief Operating Officer and
                                                              Chairman of the Board
Jacques Kusmierek, MD.....................         57         Chief Scientific Officer
James W. Elder............................         48         Senior Vice President, Marketing and Sales
Jason A. Gross, PharmD....................         36         Vice President, Regulatory Affairs and
                                                              Quality Assurance
Maryvonne Hiance..........................         51         General Manager of European Operations
David E. Smith, MD........................         61         Medical Director and Director
Donald R. Wesson, MD......................         58         Vice President, Clinical Development
Laurent Chardonnet........................         35         Director of Finance and Secretary
Raffy Kazandjian(2).......................         40         Director
Fred P. Phillips IV(2)....................         35         Director
Christian Policard........................         52         Director
Russell Ricci(1)..........................         54         Director
Gordon Russell(2).........................         67         Director
Vincent Worms(1)..........................         47         Director


---------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

ELIZABETH M. GREETHAM Ms. Greetham joined us in 1998 as a member of the board of directors, assumed the position of Chief Financial Officer and Senior Vice President, Business Development in April 1999 and was promoted to Chief Executive Officer in August 2000. From 1988 to 1999, Ms. Greetham was a portfolio manager for Weiss, Peck & Greer, an institutional investment management firm. She managed the WPG Life Sciences Funds, L.P., which invested in select biotechnology stocks. Prior to that, Ms. Greetham was a consultant to
F. Eberstadt & Co. She has over 25 years of investment experience as a portfolio manager and health care analyst in the United States and Europe. She is a member of the Board of Directors of Guilford Pharmaceuticals, SangStat Medical Corporation, PathoGenesis Corporation and CliniChem Development Inc., all publicly traded companies. Ms. Greetham earned an MA (Hons.) from the University of Edinburgh, Scotland.

PHILIPPE POULETTY, MD Dr. Pouletty is our founder and has served as our Chairman of the Board since 1993. In August 2000, he became our President and Chief Operating Officer. In addition, Dr. Pouletty served as our chief executive officer from December 1999 to August 2000. In 1988, Dr. Pouletty founded SangStat Medical Corporation (NASDAQ: SANG), the only specialty pharmaceutical company dedicated to organ transplantation, which received FDA approval for two new drugs in 1998. Dr. Pouletty served as President, CEO and a director of SangStat from 1988 to

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--------------------------------------------------------------------------------

1995. From 1995 to 1998 he served as Chairman and CEO and is presently the Chairman. He is also a member of the board of Conjuchem, a private biotechnology company. Before founding SangStat, Dr. Pouletty co-founded Clonatec, a French biotechnology company, where he was the director of research from 1984 to 1988. From 1981 to 1984, Dr. Pouletty was an intern in the Hopitaux de Paris and practiced hematology and immunology at two of Paris' leading hospitals. He is the inventor of 22 issued US patents, co-author of 41 published scientific papers and a member of the American Society of Addiction Medicine. Dr. Pouletty received his M.D. degree from the University of Paris VI and immunology and virology degrees (M.S.) at the Institut Pasteur. He was a post-doctoral fellow at Stanford University in the Department of Medical Microbiology and Immunology.

JACQUES KUSMIEREK, MD Dr. Kusmierek joined us in January 2000 as Deputy General Manager of European Operations and Senior Vice President of European Development. In August 2000, Dr. Kusmierek was promoted to Chief Scientific Officer. From 1990 to 1999, he served in several positions at Sanofi Pharmaceuticals in Paris, France. From 1996 to 1999 he served as Vice President and Chief Executive Medical Officer of Human Health Worldwide, where he was responsible for establishing the new Medical Affairs division which included Health Economics and Outcome Research, Pricing and Reimbursement. From 1990 to 1996 he was Executive Vice President of Research and Director of International Clinical Development, a division he started and managed for six years.
Dr. Kusmierek has held medical director and clinical research positions at Eli Lilly, Rhone Poulenc and Boehringer Ingelheim in both the US and Europe.
Dr. Kusmierek received his M.D. degree from the University of Rene Descartes in Paris, France. He is a board-certified cardiologist and completed additional training in clinical pharmacology at the University of Pierre and Marie Curie.

JAMES W. ELDER Mr. Elder joined us in January 2000, to become our Senior Vice President, Marketing and Sales. For the past twenty-one years, he has held numerous management positions at Mallinckrodt Incorporated, a pharmaceutical company that manufactures controlled substances in bulk. Mr. Elder was most recently Business Director of the Addiction Treatment Business Unit, where he was responsible for developing products and services for addiction treatment clinics, including a methadone clinic computer, sales of methadone and naltrexone pharmaceuticals and bulk methadone, and retail sales of generic analgesics. Other positions held by Mr. Elder at Mallinkrodt include Marketing Manager of the Pharmaceutical Dosage Products and Drug Chemicals Divisions, Quality Assurance Manager, and Senior Business Manager. Prior to joining Mallinckrodt, Mr. Elder worked as a Research Chemist for the Protein Research Division of Ralston Purina. Mr. Elder earned an MBA at the Southern Illinois University and received his Bachelor of Arts in Chemistry from the University of Missouri-Columbia.

JASON A. GROSS, PHARMD Mr. Gross joined us in January 2000 to become our Vice President, Regulatory Affairs and Quality Assurance. From 1997 until 2000, he was the director of State, Federal and International regulatory affairs at Zenith/Goldline Pharmaceuticals, a subsidiary of IVAX Corporation. From 1992 to 1997 Dr. Gross was an officer in the Public Health Service assigned to the Food and Drug Administration, Center for Drug Evaluaion and Research (CDER). He served in various regulatory capacities including Chief Consumer Safety Officer for the Office of Generic Drugs; Division of Bioequivalence, Manager of the Domestic Preapproval Inspection Process and was assigned to the Office of the Commissioner at the US Food and Drug Administration, to work on issues associated with the tobacco initiative and homeopathic medications. Dr. Gross studied Marketing and Management at Pima Community College and received his Doctor of Pharmacy from the University of Arizona, after which he completed a post Doctorate specialized residency in Ambulatory Care at the National Institutes of Health.

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MARYVONNE HIANCE  Ms. Hiance joined us as General Manager of our European operations in 1997. She served as President of SangStat Atlantique, SangStat's European subsidiary from 1990 to 1992. She was co-founder from 1991 to 1996, of Demeter Innovation, a French consulting company where she was manager from 1991 to 1993. Ms. Hiance was General Manager of Strategic Ventures, a company focused on organizing and financing the international growth of European companies, from 1993 to 1997. She holds an Engineering degree from the Ecole Polytechnique Feminine, Paris and a Nuclear Engineering degree from the Institut des Sciences et Techniques, Grenoble.

DAVID E. SMITH, MD Dr. Smith is our Medical Director and a member of our Scientific Advisory Board, positions he has held since 1998. Dr. Smith founded the Haight Ashbury Free Clinics in the San Francisco area in 1967 and has been the President and Medical Director from inception. He serves as medical director for several organizations including the California State Department of Alcohol and Drug Programs at the University of California in San Francisco (UCSF). Dr. Smith has been an author and advisor of more than 300 articles, books, and films and has been an investigator in numerous clinical trials of addiction treatments. He served as President of the American Society of Addiction Medicine
(ASAM) from 1995 to 1997 and also served as President of the California Society of Addiction Medicine (CSAM). He is also a member of the Clinical Review Board for the National Institute on Drug Abuse (NIDA). In 1967, Dr. Smith founded the Journal of Psychoactive Drugs, where he currently serves as Executive Editor. Dr. Smith received a M.S. in pharmacology and his M.D. from the University of California, San Francisco.

DONALD R. WESSON, MD Dr. Wesson joined us in January 1998 as a member of our Scientific and Medical Advisory Board, and in October 1999 he was appointed Vice President, Clinical Development. Dr. Wesson has been the Scientific Director of Friends Research Associates in Berkeley, California, a collaborative group of researchers dedicated to expanding the treatment options for addiction care. He has been the principal investigator for 11 clinical trials sponsored by the National Institute on Drug Abuse (NIDA), and 10 clinical trials sponsored by the pharmaceutical industry. Since 1997, Dr. Wesson has served as the Chairman of the American Society of Addiction Medicine's (ASAM) Medications Development Committee. He has written more than 100 articles, book chapters, and books concerning drug abuse and its treatment and is on the editorial board of several journals including the Journal of Psychoactive Drugs and the Journal of Addictive Diseases. Dr. Wesson received his M.D. at the Medical College of Alabama and is a board-certified psychiatrist.

LAURENT CHARDONNET Mr. Chardonnet joined us in March 2000 as our Controller. In August 2000, Mr. Chardonnet was promoted to Director of Finance. From 1991 to 1994 he served as Operations and Business Manager for Guerbet Biomedical in Paris, France. From 1997 to 1999, he was a team manager and Senior Associate at PricewaterhouseCoopers LLP. In 2000, Mr. Chardonnet joined Cisco Systems, Inc. as Senior Financial Analyst. Mr. Chardonnet received a business degree from the Institut Superieure de Gestion in Paris and an MBA from Vanderbilt University.


RAFFY KAZANDJIAN Mr. Kazandjian joined our board of directors in March 1998. He is currently the Managing General Partner of CDC-Innovation Partners, a venture capital firm in France with world-wide investments in high technology companies in the areas of information technologies and life sciences. Mr. Kazandjian started his career with the P&G Company. He subsequently helped in the formation and management of two French companies in life sciences, and directed the Development and Strategic Marketing department of the OTC division of Synthelabo, a French pharmaceutical company. He joined CDC-Innovation Partners in 1996 as director of investments in life sciences. Mr. Kazandjian currently serves on the boards of directors of several European and North American pharmaceutical and biotechnology and internet companies, including Thallia Pharmaceuticals,


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Neurotech, and Quantum Biotechnologies. Mr. Kazandjian is a graduate of
Massachusetts Institute of Technology, with an MBA from INSEAD in Paris.


FRED P. PHILLIPS IV  Mr. Phillips joined our Board of Directors in
October 1999. From November 1997 until August 2000, Mr. Phillips has invested in technology companies on behalf of ABN AMRO NV, an investment firm in the Netherlands. Mr. Phillips is presently a director of several privately held technology companies in the United States and Europe. Mr. Phillips holds a B.S. in economics from Cornell University, a M.St. in philosophy from Oxford University, and a J.D. from Yale University.


CHRISTIAN POLICARD, PHD Mr. Policard joined our Board of Directors in September 2000, and since January 1, 2000, has served as Director at Institute Pasteur for licensing and industrial partnerships and as vice-chairman of EAGER BIO (Israelian incubator for biotechnology companies). Mr. Policard joined SANOFI-SYNTHELABO, a French pharmaceutical company, in 1983 and became an Executive Committee member in 1988. He has been in charge of the In Vitro Diagnostics, agro-veterinary, capital development and North American divisions. Mr. Policard is a board member of various biotechnology and internet companies. Mr. Policard received his Doctorate in Biochemistry from the University of Sciences and Institute of Technology of Lyon.


RUSSELL J. RICCI, MD Dr. Ricci joined our board of directors in January 2000 and is the General Manager of IBM's Healthcare Industry leading a team developing information technology and e-business solutions to payors, providers and pharmaceutical companies. Prior to joining IBM, he held a number of executive and clinical positions with other organizations, including Voluntary Hospitals of America (VHA), and New Health Ventures at Blue Cross and Blue Shield of Massachusetts, where he served as President. Dr. Ricci received his undergraduate degree from Columbia University and his M.D. from New York University and is a former associate chairman and assistant clinical professor at Boston University School of Medicine.

GORDON RUSSELL Mr. Russell joined our board of directors in December 1998, and was formerly a general partner at Sequoia Capital, a venture capital firm he joined in 1979. At Sequoia he developed the partnership's original healthcare investments in companies such as Acuson, Ventritex, SangStat Medical Corporation, and Biotrack. Mr. Russell is a Chairman of Fusion Medical Technologies, a publicly traded company. He is a Chairman of the Board of Overseers of the Dartmouth Medical School and the C. Everett Koop Institute at Dartmouth. He also sits on the Board of Trustees of the Palo Alto Medical Foundation. Mr. Russell has an A.B. in History from Dartmouth College.

VINCENT WORMS Mr. Worms joined our board of directors in July 1994, and is currently a General Partner at Partech International a venture capital firm he jointly founded in 1982. His 17 years of investment experience have been concentrated in the computer and CAD/CAE areas, and now predominantly in the software industry. Mr. Worms is presently a director of Business Objects, SangStat Medical Corporation, Visioneer and Informatica. He has a MS in Civil Engineering from the Massachusetts Institute of Technology and a MS in engineering from Ecole Polytechnique in Paris.

BOARD OF DIRECTORS

We currently have authorized eight directors. All of our officers serve at the discretion of the board of directors. There are no family relationships among our directors and officers.

BOARD COMMITTEES

The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including

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stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities, the compensation committee also administers our 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Directors' Option Plan. The current members of the compensation committee are Vincent Worms and Russell Ricci.

The audit committee of the board of directors reviews and monitors our corporate financial reporting and our external audits, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Fred Phillips, Gordon Russell, and Raffy Kazandjian.

DIRECTOR COMPENSATION

We do not currently provide our directors with cash compensation for their services as members of the board of directors, although members are reimbursed for some expenses in connection with attendance at board and committee meetings. On December 15, 1999, all non-employee directors, including Gordon Russell, David Smith, Vincent Worms, Raffy Kazandijian, Fred Phillips, and Russell Ricci were granted a stock option for 33,333 shares at $0.45. One quarter of the shares subject to their options will vest upon completion of 12 months of continuous service as directors after the option grant date; the remaining shares vest equally over the next 36 months of continuous service. Following this offering, directors will receive automatic option grants under our 2000 Directors' Option Plan. A non-employee director who first joins our board following the offering will receive an option for 20,000 shares of our common stock. Twenty-five percent of the shares subject to this initial option vest after 12 months of continuous service as a director; the remaining shares vest equally over the next 36 months of continuous service. At each annual meeting of shareholders, beginning in 2001, all non-employee directors who will continue to be board members after the annual meeting will receive an option for 5,000 shares of our common stock, which will vest after 12 months of continuous service after the grant date. In no event will a non-employee director receive an option for 5,000 shares in the same calendar year that he or she receives the option for 20,000 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the board of directors currently consists of Vincent Worms and Russell Ricci. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past, except that Elizabeth M. Greetham and Vincent Worms serve on the compensation committee of SangStat Medical Corporation, a publicly traded company, in which Philippe Pouletty serves as the Chairman of the Board.

EXECUTIVE COMPENSATION

The following table presents information on compensation for fiscal year 1999 paid by us for services by our current chief executive officer, our former chief executive officer, and our executive officers,

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collectively referred to as the Named Executive Officers.
--------------------------------------------------------------------------------


                                        ANNUAL COMPENSATION                                 SECURITIES
                                                          OTHER ANNUAL   RESTRICTED STOCK   UNDERLYING
NAME AND PRINCIPAL POSITION  SALARY ($)   BONUS ($)   COMPENSATION ($)         AWARDS ($)   OPTIONS(#)
------------------------------------------------------------------------------------------------------
Philippe Pouletty,
  M.D.(1).................          --         --              --                 --         726,656
  Chairman of the Board,
  Chief Executive Officer
  and President

Elizabeth M. Greetham(2)..          --         --              --              2,200         480,553
  Chief Financial Officer,
  Senior Vice President,
  Business Development and
  Director

James W. Elder(3).........          --         --              --                 --              --
  Senior Vice President,
  Marketing and Sales

Maryvonne Hiance(4).......      60,000         --              --                 --          25,000
  General Manager of
  European Operations

Stanley Kaplan, Ph.D.(5)...    175,000      8,033          36,526                 --              --
  Former Chief Executive
  Officer and Former
  President


---------

(1) Dr. Pouletty ceased to serve as Chief Executive Officer and became Chief Operating Officer President as of August 15, 2000. He also continues to serve as Chairman of the Board.


(2) Ms. Greetham was promoted to Chief Executive Officer as of August 15, 2000. She was granted options to purchase an additional 106,872 shares of common stock in August, 2000.



(3) Mr. James W. Elder began serving as our Senior Vice President, Marketing and Sales on January 19, 2000. Mr. Elder will receive a salary of $140,000 with a bonus of up to $35,000 for the year 2000. He also was granted options to purchase 116,666 shares of common stock in January, 2000.



(4) Ms. Hiance will receive a salary of $60,000 in the year 2000 and was granted options to purchase an additional 10,000 shares of common stock in August, 2000.



(5) Dr. Kaplan ceased to serve as Chief Executive Officer as of December 26, 1999. He continued to serve as President until December 31, 1999. Other annual compensation for Mr. Kaplan includes a severance payment of $30,834 and $5,692 in accrued vacation.


OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the stock options we granted during fiscal year 1999 to each of our Named Executive Officers. Generally these stock options are immediately exercisable. We have the right to repurchase all unvested shares at the original exercise price if the optionee's service terminates. Each of the options has a ten-year term, subject to earlier termination if the optionee's service terminates.

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The percentages in the column entitled "Percent of total options granted to employees in 1999" are based on an aggregate of 1,595,532 options granted under the 1994 Stock Plan, the 1999 Stock Plan A, and the 1999 Stock Plan B during the 12 months ended December 31, 1999.


The amounts listed in the following table under the heading "Exercise price" were valued by our board of directors on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of our revenues, operating history and prospects. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with the exercise.

We calculated the amounts listed in the following table under the heading "Potential realizable value at assumed annual rates of stock price appreciation for option term" based on the ten-year term of the option at the time of grant. For purposes of these columns, we assumed stock price appreciation of 5% and 10% pursuant to rules promulgated by the Securities and Exchange Commission. These rates do not represent our prediction of our stock price performance. We calculated the potential realizable values at 5% and 10% appreciation by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Information on how we determined the fair market value of our common stock is disclosed in the preceding paragraph. The price to the public in this offering is higher than the estimated fair market value on the date of grant. Therefore, the potential realizable value of the option grants would be significantly higher than the numbers shown in the column if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the public offering price.


                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                               INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                 NUMBER OF     % OF TOTAL                                STOCK PRICE
                                SECURITIES        OPTIONS                              APPRECIATION FOR
                                UNDERLYING        GRANTED   EXERCISE                   OPTION TERM (6)
                                   OPTIONS   TO EMPLOYEES      PRICE    EXPIRATION      (IN THOUSANDS)
NAME                           GRANTED (#)        IN 1999     ($/SH)          DATE      5% ($)    10% ($)
---------------------------------------------------------------------------------------------------------
Philippe Pouletty, M.D......     106,709(1)          6.69%   $0.30     09/27/2009     $20,133    $51,020
                                 619,947(2)         38.86     0.45     12/14/2009     175,447    444,616
Elizabeth M. Greetham.......     108,585(3)          6.81     0.30     04/06/2009      20,487     51,917
                                 371,967(4)         23.31     0.45     12/14/2009     105,268    266,770
James Elder.................          --               --       --             --          --         --
Maryvonne Hiance............      25,000(5)          1.57     0.30     07/12/2009       4,717     11,953
Stanley Kaplan, PhD.........          --               --       --             --          --         --


---------

(1) Dr. Pouletty's option grant vests 25% upon completion of 12 months of service from the vesting start date and the balance equally over the next 36 months of service. This option will become fully vested upon a change in control before Dr. Pouletty's service terminates.

(2) Dr. Pouletty's option grant vests for 30% of the shares equally over 36 months of service from the grant date and for 70% at the end of his sixth year of service from the grant date, with potential

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    vesting acceleration upon the attainment of specific milestones. This option will become fully vested upon a change in control.

(3) Ms. Greetham's option grant vests for 33 1/3% of the shares equally over 36 months of service from the grant date, for an additional 33 1/3% of the shares upon the closing of an equity financing of at least ten million dollars, and an additional 33 1/3% of the shares upon the completion of an initial public offering.

(4) Ms. Greetham's option grants vest for 50% of the shares equally over 36 months of service from the grant date. The remaining option shares vest at the end of her sixth year of service from the grant date, however, these shares may become vested at an earlier date as follows: 61,994 shares will vest upon profitability; an additional 61,994 shares will vest upon the acquisition of business or products with sales of $10 million; and an additional 61,994 shares will vest upon the initial public offering, if it is before April 26, 2001. This option will become partially vested upon a change in control.

(5) Ms. Hiance's option grant vests as follows: 25% of the shares vest equally over four years and the balance at the end of her sixth year of service, with acceleration upon the attainment of specific milestones.


(6) If the potential realizable value of the option grants was calculated based on an assumed initial public offering price of $13 and net of the applicable exercise price, the results for the above table, in the order presented, would be as follows:



                                                               POTENTIAL REALIZABLE VALUE
                                                               AT ASSUMED ANNUAL RATES OF
                                                              STOCK PRICE APPRECIATION FOR
                                                                      OPTION TERM
NAME                                                             5%($)          10%($)
------------------------------------------------------------------------------------------
Philippe Pouletty...........................................   $  852,281     $ 2,159,847
                                                                4,893,011      12,399,850
Elizabeth M. Greetham.......................................      867,264       2,197,818
                                                                2,935,805       7,439,906
James Elder.................................................           --              --
Maryvonne Hiance............................................      199,674         506,013
Stanley Kaplan..............................................           --              --


In addition to the options listed above, on January 13, 2000, Mr. Elder, our Senior Vice President, Marketing and Sales, received two options, one to purchase 46,666 shares at an exercise price of $0.45 per share and a second option to purchase 70,000 shares at the same exercise price. These options are immediately exercisable and the shares purchasable upon exercise of these options are subject to repurchase by us at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in these shares. Under the first option, the repurchase right lapses as to 1/48th of the option shares upon completion of each month of service from the date of grant, however if the optionee's service terminates in his first six months of employment, the right of repurchase may be exercised for 100% of the options shares. Under the second option, the repurchase right lapses as to 100% of the option shares upon completion of six years of service from the date of grant, subject to possible acceleration of vesting upon the attainment of specific milestones.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

The following table sets forth for each of our Named Executive Officers the number of options exercised during the fiscal year ended December 31, 1999 and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31,

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1999. No stock appreciation rights were exercised by our Named Executive
Officers in fiscal year 1999, and no stock appreciation rights were outstanding at the end of that year.

The numbers in the column entitled "Value Realized" are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares. Generally, these stock options are immediately exercisable. We have the right to repurchase all unvested option shares at the original exercise price if the optionee's service terminates. The heading "Vested" refers to shares no longer subject to our right of repurchase; the heading "Unvested" refers to shares subject to our right of repurchase as of December 31, 1999.

The numbers in the column entitled "Value of unexercised in-the-money options at December 31, 1999" are based on the value of our common stock at December 31, 1999, as determined by our board of directors, $0.45, less the exercise price payable or paid for such shares. The fair market value of our common stock at December 31, 1999 was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock) and an evaluation by the board of our revenues, operating history and prospects. The price to the public in this offering is higher than the estimated fair market value at December 31, 1999. Consequently, the value of unexercised options would be higher than the numbers shown in the table if the value were calculated by subtracting the option exercise price from the public offering price.


                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING
                                                                     UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT        IN-THE-MONEY OPTIONS
                                     SHARES                         DECEMBER 31,         AT DECEMBER 31,
                                   ACQUIRED ON       VALUE            1999 (#)               1999 ($)
NAME                              EXERCISE (#)    REALIZED ($)     VESTED   UNVESTED      VESTED   UNVESTED
-----------------------------------------------------------------------------------------------------------
Philippe Pouletty, M.D..........     726,656          16,006          --         --           --         --
Elizabeth M. Greetham...........     480,553          16,288          --         --           --         --
James Elder.....................          --              --          --         --           --          0
Maryvonne Hiance................          --              --      10,417     39,583     1,562.55   5,937.45
Stanley Kaplan, PhD.............      48,684           7,303          --         --           --         --


---------


(1) If the value realized and value of unexercised in the money options at December 31, 1999 were calculated based on an assumed initial public offering price of $13 and net of the applicable exercise price, the results for the above table, in the order presented, would be as follows:



                                                                            VALUE OF UNEXERCISED
                                                SHARES                     IN-THE-MONEY OPTIONS AT
                                             ACQUIRED ON       VALUE        DECEMBER 31, 1999($)
NAME                                         EXERCISE (#)   REALIZED ($)      VESTED      UNVESTED
--------------------------------------------------------------------------------------------------
Philippe Pouletty, M.D.....................    726,656       $1,355,204              --         --
Elizabeth M. Greetham......................    480,553        1,379,030              --         --
James Elder................................         --               --              --         --
Maryvonne Hiance...........................         --               --    $ 132,295,90   5,937,45
Stanley Kaplan, M.D........................     48,684          618,287              --         --


EMPLOYMENT AGREEMENTS, SEVERANCE AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

As a condition to employment, each employee must execute our Employee Confidentiality Information and Inventions Agreement. In addition, all of our current employees have entered into arrangements

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with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions, and restrictions on competition and soliciting our clients, employees, or independent contractors. None of our US employees are employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause. Our French employees are also at-will employees but are subject to the employment laws of France, including notice provisions and other restrictions regulating the termination of employment.

We have entered into an agreement dated December 26, 1999, with Dr. Stanley Kaplan, our former Chief Executive Officer and President. On his termination date, December 31, 1999, we paid Dr. Kaplan $30,834, which was equal to two months of his base salary, and $5,692, which represented his accrued vacation. In addition, the severance agreement confirms that Dr. Kaplan is vested in 48,683 shares of the 182,562 shares under his stock option granted September 8, 1998.


We have entered into an employment agreement dated December 28, 1999, with Dr. Jacques Kusmierek, our Chief Scientific Officer, which provides for an initial base salary in Euros and estimated to be approximately $130,000 and a potential bonus of up to 25% of base salary subject to meeting specific milestones and participation in our employee benefit plans.


We have entered into an employment agreement dated December 27, 1999, with James
W. Elder, our Senior Vice President, Marketing and Sales, North America, which provides for an initial annual base salary of $140,000 and a potential bonus of up to 25% of base salary subject to meeting specific milestones and participation in our employee benefit plans. We will pay reasonable moving expenses, up to $20,000. If Mr. Elder is terminated without cause during the first five years with us and if the total value of Mr. Elder's vested stock options is lower than $140,000, we will pay Mr. Elder six months of severance payments equal to his starting monthly salary. These payments will cease before the end of the six months if Mr. Elder accepts a new full time position or the value of his vested options exceeds $140,000. If Mr. Elder is terminated without cause after the fifth anniversary of employment, we will pay Mr. Elder a severance of two months salary.


We have entered into an employment agreement dated October 18, 1999 with Dr. Donald R. Wesson, our Vice President of Clinical Development, which provides for an initial base salary of $180,000 and a potential bonus of up to 15% of base salary subject to meeting specific milestones and participation in our employee benefit plans.



We have entered into an employment agreement dated December 29, 1999 with Mr. Jason Gross, our Vice President of Regulatory Affairs and Quality Assurance Development, which provides for an initial base salary of $152,000 and a potential bonus of up to 20% of base salary subject to meeting specific milestones and participation in our employee benefit plans. We will pay for reasonable moving expenses, up to $22,000.



We have entered into an employment agreement dated March 27, 2000 with Mr. Laurent Chardonnet, our Director of Finance, which provides for an initial base salary of $105,000 and a potential bonus of up to 10% of base salary subject to meeting specific milestones and participation in our employee benefit plans.


INDEMNIFICATION AGREEMENTS

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful

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                                                                              61
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misconduct of a culpable nature. For more information concerning these agreements, see "Description of securities--limitation of liabilities and indemnification matters."

STOCK PLANS

2000 STOCK INCENTIVE PLAN

SHARE RESERVE

Our board of directors adopted our 2000 Stock Incentive Plan on January 13, 2000, subject to shareholder approval. We have reserved 400,000 shares of our common stock for issuance under the 2000 Stock Incentive Plan. Any shares not yet issued under our 1994 Stock Plan and 1999 Stock Plans on the date of this offering will also be available under the 2000 Stock Incentive Plan. On
January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 6% of the total number of shares of common stock that are outstanding at that time or by 2,000,000 shares, whichever is less. In general, if options or shares awarded under the 2000 Stock Incentive Plan or the 1994 or 1999 Stock Plans are forfeited, then those options or shares will again become available for awards under the 2000 Stock Incentive Plan. We have not yet granted any options under the 2000 Stock Incentive Plan.

ADMINISTRATION

The compensation committee of our board of directors administers the 2000 Stock Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 2000 Stock Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be (if any), and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

ELIGIBILITY

The following groups of individuals are eligible to participate in the 2000 Stock Incentive Plan:

-   Employees;

-   Members of our board of directors who are not employees; and

-   Consultants.

TYPES OF AWARD

The 2000 Stock Incentive Plan provides for the following types of awards:

-   Incentive stock options to purchase shares of our common stock;

-   Nonstatutory stock options to purchase shares of our common stock; and

-   Restricted shares of our common stock.

OPTIONS

An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. Nonstatutory stock options, however, do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 2000 Stock Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price

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is 50% of the fair market value of our common stock on the option grant date.
Optionees may pay the exercise price by using:

-   Cash;

-   Shares of common stock that the optionee already owns;

-   A full-recourse promissory note;

-   An immediate sale of the option shares through a broker designated by us; or

-   A loan from a broker designated by us, secured by the option shares.

Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 2000 Stock Incentive Plan provides that no participant may receive options covering more than 1,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 2,000,000 shares in the first year of employment.

RESTRICTED SHARES

Restricted shares may be awarded under the 2000 Stock Incentive Plan in return for:

-   Cash;

-   A full-recourse promissory note; or

-   Services provided to us.

Restricted shares vest at the time or times determined by the compensation committee.

CHANGE IN CONTROL

If a change in control of DrugAbuse Sciences occurs, an option or restricted stock award under the 2000 Stock Incentive Plan may vest on an accelerated basis to the extent determined by the compensation committee. The compensation committee may determine that outstanding grants will vest in full or in part at the time of the change in control. It may also determine that the grants will vest on an accelerated basis only if the participant is actually or constructively discharged within a specified period of time after the change in control. Finally, the committee may determine that the grants will remain outstanding without acceleration of vesting. However, if the surviving corporation fails to assume an outstanding option or replace it with a comparable option, then the option will always become fully vested as a result of the change in control. A change in control includes:

- A merger of DrugAbuse Sciences after which our own shareholders own 50% or less of the surviving corporation (or its parent company);

-   A sale of all or substantially all of our assets;

- A proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

- An acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to our company (such as a holding company owned by our shareholders).

AMENDMENTS OR TERMINATION

Our board may amend or terminate the 2000 Stock Incentive Plan at any time. If our board amends the plan, it does not need to ask for shareholder approval of the amendment unless applicable law

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requires it. The 2000 Stock Incentive Plan will continue in effect for 10 years, unless the board decides to terminate the plan earlier.

2000 EMPLOYEE STOCK PURCHASE PLAN

SHARE RESERVE AND ADMINISTRATION

Our board of directors adopted our 2000 Employee Stock Purchase Plan on January 13, 2000, subject to shareholder approval. Our 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. We have reserved 375,000 shares of our common stock for issuance under the plan. On May 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically be restored to 375,000. In other words, the reserve will be increased by the number of shares that have been issued under the 2000 Employee Stock Purchase Plan during the prior 12-month period. The plan will be administered by the compensation committee of our board of directors.

ELIGIBILITY

All of our employees are eligible to participate if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 2000 Employee Stock Purchase Plan at the start of any offering period. Each offering period lasts 24 months. Overlapping offering periods start on May 1 and November 1 of each year. However, the first offering period will start on the effective date of this offering and end on October 31, 2002.

AMOUNT OF CONTRIBUTIONS

Our 2000 Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's salary and commissions. Purchases of our common stock will occur on April 30 and October 31 of each year. Each participant may purchase up to 2,000 shares on any purchase date (4,000 shares per year). But the value of the shares purchased in any calendar year (measured as of the beginning of the applicable offering period) may not exceed $25,000.

PURCHASE PRICE

The price of each share of common stock purchased under our 2000 Employee Stock Purchase Plan will be 85% of the lower of:

- The fair market value per share of common stock on the date immediately before the first day of the applicable offering period, or

-   The fair market value per share of common stock on the purchase date.

In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

-   The price per share to the public in this offering, or

-   The fair market value per share of common stock on the purchase date.

OTHER PROVISIONS

Employees may end their participation in the 2000 Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with DrugAbuse Sciences. If a change in control of DrugAbuse Sciences occurs, our 2000 Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the plan at any time. If our board increases the number of shares of common

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MANAGEMENT
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stock reserved for issuance under the plan (except for the automatic increases described above), it must seek the approval of our shareholders. The 2000 Employee Stock Purchase Plan will continue in effect for 10 years, unless the board decides to terminate the plan earlier.

2000 DIRECTORS' OPTION PLAN

SHARE RESERVE

Our board of directors adopted our 2000 Directors' Option Plan on January 13, 2000, subject to shareholder approval. We have reserved 200,000 shares of our common stock for issuance under the plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically be restored to 200,000. In other words, the reserve will be increased by the number of shares that have been optioned under the 2000 Directors' Option Plan during the prior 12-month period. In general, if options granted under the 2000 Directors' Option Plan are forfeited, then those options will again become available for grants under the plan. The Directors' Option Plan will be administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

INITIAL GRANTS

Only the non-employee members of our board of directors will be eligible for option grants under the 2000 Directors' Option Plan. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 20,000 shares. That grant will occur when the director takes office. The initial options vest in equal monthly installments over the four-year period following the date of grant, except that all vesting for the first year occurs at the close of that year.

ANNUAL GRANTS

At the time of each of our annual shareholders' meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 5,000 shares of our common stock. However, a new non-employee director who is receiving the 20,000-share initial option will not receive the 5,000-share annual option in the same calendar year. The annual options vest in full one year following the date of grant.

OTHER OPTION TERMS

The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier). If a change in control of DrugAbuse Sciences occurs, a non-employee director's option granted under the 2000 Directors' Option Plan will become fully vested (unless the accounting rules applicable to a pooling of interests preclude acceleration). Vesting also accelerates in the event of the optionee's death or disability.

AMENDMENTS OR TERMINATION

Our board may amend or terminate the 2000 Directors' Option Plan at any time. If our board amends the plan, it does not need to ask for shareholder approval of the amendment unless applicable law requires it. The 2000 Directors' Option Plan will continue in effect for 10 years, unless the board decides to terminate the plan.

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                                                                              65
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--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

Since our inception in December 1993 through June 30, 2000, we have issued and sold the following securities in private placement transactions:

- 672,892 shares of our common stock for an aggregate price of $30,280 in August 1994, in connection with the sale of our Series A preferred stock, and accounting for a three for one stock split on November 15, 1994 and a four-for-one stock split on June 14, 1996;

- 375,556 shares of our Series A preferred stock for an aggregate price of $499,489 in August 1994, which accounts for a three for one stock split on November 15, 1994 and a four-for-one stock split on June 14, 1996, resulting in aggregate proceeds to us of $499,489;

- 1,316,069 shares of Series B preferred stock for an aggregate price of $3,284,908 in March 1997;

- warrants to purchase 1,812,851 shares of our common stock in connection with the sale of Series B preferred stock;

- 932,456 shares of Series C preferred stock for an aggregate price of $2,327,410 on March 1999;

- 4,681,688 shares of Series D preferred stock for an aggregate price of $22,314,874 on October 1999, includes the exchange of 1,849 shares of common stock in DrugAbuse Sciences, SAS;

- warrants to purchase 374,519 shares of Series D preferred stock in connection with the sale of Series D preferred stock;

- warrants to purchase 55,382 shares of common stock at an exercise price of $0.14 in connection with a license agreement with Scripps Institute.

All preferred stock was issued to various venture capital and other institutional investors in reliance upon exemption from registration under
Section 4(2) of the Securities Act. All shares issued upon exercise of options were issued to employees and consultants in reliance upon exemption from registration under Rule 701 of the Securities Act. All shares of common stock issued to one of our executive officers were issued in reliance upon exemption from registration under Section 4(2) of the Securities Act. None of the institutional investors who negotiated the terms of these transactions were affiliated with us prior to purchasing these shares.

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66

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The purchasers of more than $60,000 of these securities include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:


                                              SHARES OF   SHARES OF   SHARES OF   SHARES OF
                               SHARES OF      SERIES A    SERIES B    SERIES C    SERIES D
EXECUTIVE OFFICERS, DIRECTORS   COMMON        PREFERRED   PREFERRED   PREFERRED   PREFERRED          TOTAL
     AND 5% SHAREHOLDERS         STOCK        STOCK(1)    STOCK(1)    STOCK(1)    STOCK(1)       CONSIDERATION
--------------------------------------------------------------------------------------------------------------
Dr. Philippe Pouletty......    2,905,299(2)                 20,032      52,083      16,784(3)         $571,648
Elizabeth M. Greetham......      487,886                                60,096      31,470(4)          502,161
Gordon Russell(5)..........      297,595(6)     71,168      50,080      80,128      41,960(7)          626,350
Partech International(8)...      701,747(9)    179,844     300,479     122,060     270,853           2,600,432
CDC Innovation(10).........                                300,480     122,067     167,841(11)       1,854,680
ABN AMRO Capital Investments
  Belgie N.V.(12)..........                                                        433,750(13)       2,067,426
Nomura International PLC...                                                        734,306(14)       3,499,999
NIB Capital Private Equity
Belgie N.V.................                                                        591,641(15)       2,820,000
3i Group PLC...............                                                        986,517(16)       4,702,137


---------


(1) Each share of each series of preferred stock is exchangeable on a one-for-one basis for common stock.



(2) Includes 878,893 shares of our common stock issued pursuant to net exercise of warrants at an exercise price of $0.30.



(3) Excludes warrants to purchase 1,342 shares of our Series D preferred stock at an exercise price of $0.06.



(4) Excludes warrants to purchase 2,517 shares of our Series D preferred stock at an exercise price of $0.06.



(5) Consists of: 247,526 shares of common stock, 71,168 shares of Series A preferred stock, 50,080 shares of Series B preferred stock, 80,128 shares of Series C preferred stock, 41,960 shares of Series D preferred stock, and warrants to purchase 3,356 shares of Series D preferred stock held by Gordon
    W. Russell, TTE Russell, 1988 Revocable Trust. Mr. Russell, one of our directors, is the trustee of the Gordon Russell Trust.



(6) Includes 148,763 shares of our common stock issued pursuant to net exercise of warrants at an exercise price of $0.30.



(7) Excludes warrants to purchase 3,356 shares of Series D preferred stock at an exercise price of $0.06.



(8) Consists of:


- 43,897 shares of common stock, 11,240 shares of Series A preferred stock, 9,754 shares of Series B preferred stock, and 3,962 shares of Series C preferred stock held by Multinvest, an affiliate of Partech International;

- 142,660 shares of common stock, 36,530 shares of Series A preferred stock, 67,802 shares of Series B preferred stock, and 27,538 shares of Series C preferred stock held by Parvest Europe, an affiliate of Partech International;

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                                                                              67

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

- 428,001 shares of common stock, 109,594 shares of Series A preferred stock, 203,416 shares of Series B preferred stock, and 82,636 shares of Series C preferred stock held by Parvest US, an affiliate of Partech International;

- 63,779 shares of Series D preferred stock and warrants to purchase 5,102 shares of Series D preferred stock held by Axa US Growth Fund, a side fund of Parvest US;

- 86,648 shares of Series D preferred stock and warrants to purchase 6,931 shares of Series D preferred stock held Parallel Capital I LLC, a side fund of Parvest US;

- 120,426 shares of Series D preferred stock and warrants to purchase 9,634 shares of Series D preferred stock held Parallel Capital II LLC, a side fund of Parvest US; and

- 87,790 shares of common stock, 22,480 shares of Series A preferred stock, 19,507 shares of Series B preferred stock, and 7,924 shares of Series C preferred stock held by Tradinvest, an affiliate of Partech International.

- Mr. Vincent Worms, one of our directors, is a General Partner of Partech International.


(9) Includes 355,643 shares of our common stock issued pursuant to net exercise of warrants at an exercise price of $0.30.



(10) Mr. Raffy Kazandjian, one of our directors, is the Investment Director at CDC Innovation.



(11) Excludes warrants to purchase 13,427 shares of Series D preferred stock at an exercise price of $0.06.



(12) Consists of:


- 433,750 shares of Series D preferred stock and warrants to purchase 34,700 shares of Series D preferred stock held by ABN AMRO Capital Investments BELGIE N.V.


(13) Excludes warrants to purchase 34,700 shares of Series D preferred stock at an exercise price of $0.06.



(14) Excludes warrants to purchase 58,744 shares of Series D preferred stock at an exercise price of $0.06.



(15) Excludes warrants to purchase 47,331 shares of Series D preferred stock at an exercise price of $0.06.



(16) Excludes warrants to purchase 78,921 shares of Series D preferred stock at an exercise price of $0.06.


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68

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

Shares by all affiliated persons and entities have been aggregated. Share numbers and purchase price information are reflected on an as if converted into shares of common stock basis. See "Principal shareholders" for more detail on shares held by these purchasers.

In addition, we have granted options to some of our directors and executive officers. See "Management--director compensation," "Management--executive compensation" and "Principal shareholders."

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Elizabeth M. Greetham and Vincent Worms serve on the compensation committee of SangStat Medical Corporation, a publicly traded company, in which Philippe Pouletty serves as the Chairman of the Board.

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                                                                              69

--------------------------------------------------------------------------------

Principal shareholders


The following table presents selected information regarding beneficial ownership of our outstanding common stock as of August 31, 2000 and as adjusted to reflect the sale of the common stock being sold in this offering for:


-   each of our directors;

-   our executive officers listed in the "Summary compensation" table above;

-   all of our directors and executive officers as a group; and

- each other person (or group of affiliated persons) who owns beneficially 5% or more of our common stock.

                                                                NUMBER OF     PERCENT OF SHARES
                                                                   SHARES     OUTSTANDING(1)(2)
                                                             BENEFICIALLY   BEFORE THE   AFTER THE
BENEFICIAL OWNER                                                    OWNED     OFFERING    OFFERING
--------------------------------------------------------------------------------------------------
Five percent shareholders
Entities affiliated with Partech International (3) ........    1,574,983      12.55%        9.52%
  50 California street, Suite 3200
  San Francisco, California 94111

3i Group PLC ..............................................      986,517       7.86         5.96
  91 Waterloo Road
  London SE1 8XP,
  United Kingdom

Nomura ....................................................      734,306       5.85         4.44
  Nomura House
  1 St. Martin's-le-Grant
  London EC1A 4NP

NIB Capital Private Equity Belgie N.V. ....................      591,641       4.71         3.58
  Uitbredingstraat 10/16
  2600 Antwerpen
  Belgium

CDC--Innovations ..........................................      590,388       4.70         3.57
  Raffy Kazandjian
  Tour Maine--Montparnasse
  33 Avenue du Maine--B.P. 180
  75755 Paris Cedex 15
  France

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70
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PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------


                                                                NUMBER OF     PERCENT OF SHARES
                                                                   SHARES     OUTSTANDING(1)(2)
                                                             BENEFICIALLY   BEFORE THE   AFTER THE
BENEFICIAL OWNER                                                    OWNED     OFFERING    OFFERING
--------------------------------------------------------------------------------------------------
Directors and named executive officers
Philippe Pouletty, M.D.....................................    2,994,198      23.86%       18.09%
Elizabeth M. Greetham......................................      686,324       5.47         4.15
James W. Elder (4).........................................      116,666          *            *
Maryvonne Hiance (5).......................................       61,404          *            *
David E. Smith (6).........................................       50,000          *            *
Raffy Kazandjian (7).......................................      623,721       4.97         3.77
Fred P. Phillips IV (8)....................................       33,333          *            *
Russell Ricci (9)..........................................       33,333          *            *
Gordon Russell (10)........................................      574,264       4.58         3.47
Vincent Worms (11).........................................    1,633,458      13.02         9.87
All executive officers and directors                           6,943,161      55.33        41.96
  as a group (13 persons) (12).............................


---------

  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Percentage ownership is based on 12,548,111 shares outstanding as of June 30, 2000, including 7,305,769 shares of Common Stock issuable upon conversion of all outstanding preferred stock at the closing of this offering, net exercise of warrants to purchase 1,812,851 shares of Common Stock, and conversion of DrugAbuse Sciences SAS shares into shares of our Series D preferred stock. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o DrugAbuse Sciences, Inc., 330 Distel Circle, Suite 150, Los Altos, CA 94022. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) Assumes the Underwriters' over-allotment is not exercised.

 (3) Includes 274,408 shares owned by Parvest Europe, 823,281 shares owned by Parvest US, 63,779 shares owned by Axa US Growth Fund, 86,648 shares owned by Parallel Capital I LLC, 120,426 shares owned by Parallel Capital II LLC, 137,626 shares owned by Tradinvest, and 68,815 shares owned by Multinvest. Mr. Worms, one of our directors, is a general partner and/or managing member of the Partech International entities listed above. Mr. Worms disclaims beneficial ownership of the shares held by the entities affiliated with Partech International except to the extent of his pecuniary interest therein.

 (4) Includes 116,666 shares of common stock issuable upon exercise of immediately exercisable options, 116,666 shares of which are subject to our right of repurchase.

 (5) Includes 50,000 shares of common stock issuable upon exercise of immediately exercisable options, 39,075 shares of which are subject to our right of repurchase.

 (6) Includes 50,000 shares of common stock issuable upon exercise of immediately exercisable options, 41,667 of which are subject to our right of repurchase.

--------------------------------------------------------------------------------

PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------

 (7) Includes 590,388 shares owned by CDC-Innovation. Includes 33,333 shares of common stock issuable upon exercise of immediately exercisable options, 33,333 of which are subject to our right of repurchase.

 (8) Includes 33,333 shares of common stock issuable upon exercise of immediately exercisable options, 33,333 of which are subject to our right of repurchase.

 (9) Includes 33,333 shares of common stock issuable upon exercise of immediately exercisable options, 33,333 of which are subject to our right of repurchase.

 (10) Includes 540,931 shares owned by the Gordon Russell Trust. Includes 33,333 shares of common stock issuable upon exercise of immediately exercisable options, 33,333 of which are subject to our right of repurchase

 (11) Includes 1,574,983 shares owned by Partech entities. Includes 33,333 shares of common stock issuable upon exercise of immediately exercisable options, 33,333 of which are subject to our right of repurchase.

 (12) Includes options immediately exercisable for 609,996 shares, 599,071 of which are subject to our right of repurchase.

--------------------------------------------------------------------------------
72

--------------------------------------------------------------------------------

Description of securities

Upon the consummation of this offering, we will be authorized to issue 50,000,000 shares of common stock, and 5,000,000 shares of undesignated preferred stock. The following is a summary description of our capital stock. Our bylaws and our Amended and Restated Articles of Incorporation, to be effective after the closing of this offering, provide further information about our capital stock.

COMMON STOCK

As of June 30, 2000 there were 12,548,111 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of preferred stock into common stock, the exercise of certain warrants, and the exchange of all DrugAbuse Sciences SAS shares not owned by us for shares of our common stock upon the closing of this offering. The preferred shares were held of record by approximately 55 shareholders. There will be 16,548,111 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and assuming no exercise after June 30, 2000 of outstanding options or warrants, after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. See "Dividend policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

OPTIONS

As of June 30, 2000, options to purchase a total of 1,025,015 shares of common stock were outstanding at a weighted average exercise price of $0.63. Options to purchase a total of 1,129,010 shares of common stock may be granted under our stock plans. Please see "Management--Stock plans" and "Shares eligible for future sale."

WARRANTS

Immediately following the closing of this offering there will be outstanding warrants to purchase a total of 374,519 shares of common stock at an exercise price of $0.06 per share. The warrants are only exercisable if our valuation at the expiration of the 180 day period following the closing of this offering is not at least $150,000,000. This valuation target is based on the average of the closing prices of our common stock for the twenty trading days ending on the expiration of such 180 day period and does not include the sale of any shares sold in this offering, including those that may be exercised by the underwriters pursuant to their over-allotment option. The warrants expire 220 days following the closing of this offering if it is not a qualifying IPO. In addition, following the closing of this offering there will be outstanding warrants to purchase 55,382 shares of common stock at an exercise price of $0.14. The warrants were issued to Scripps Research Institute in June 1996 and expire in June 2016.

--------------------------------------------------------------------------------

DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

PREFERRED STOCK

The board of directors has the authority, without action by the shareholders, to designate and issue the preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of our preferred stock.

REGISTRATION RIGHTS

After this offering, the holders of approximately 7,305,769 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include their shares of common stock in the registration. Holders of 7,305,769 shares of the registrable securities are also entitled to specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect this registration. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following the initial offering of our securities, including this offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our Amended and Restated Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director's liability to a company or its shareholders may not be limited:

- for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

- for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

- for any transaction from which a director derived an improper personal benefit;

- for acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director's duties, of a risk of serious injury to the company or its shareholders;

- for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders;

- under Section 310 of the California General Corporation Law concerning contacts or transactions between the company and a director; or

--------------------------------------------------------------------------------
74

DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

- under Section 316 of the California General Corporation Law concerning directors' liability for improper dividends, loans and guarantees.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

Our Articles of Incorporation also include an authorization for us to indemnify our "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our Amended and Restated Bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. The Amended and Restated Bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. Indemnity agreements have been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. We also intend to obtain directors' and officers' liability insurance. These agreements, together with our Amended and Restated Bylaws and Amended and Restated Articles of Incorporation, may require us, among other things, to indemnify our directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Section 317 of the California General Corporation Law and our Amended and Restated Bylaws and our indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We are not currently aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not currently aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is EquiServ.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale


Upon completion of this offering, we will have 16,548,111 shares of common stock outstanding, assuming no exercise of options after June 30, 2000. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by persons that directly or indirectly control, or are controlled by, or are under common control with us, may generally only be sold in compliance with the limitations of Rule 144 described below.



The remaining 12,548,111 shares of common stock are deemed restricted shares under Rule 144. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of the shares have agreed not to sell or dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg. On the date of this prospectus, no shares other than the 4,000,000 shares being sold in this offering will be eligible for sale. Beginning 180 days after the date of this prospectus, or earlier with the consent of UBS Warburg, 10,411,192 restricted shares will become available for sale in the public market subject to the limitations of Rule 144 of the Securities Act.



In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of our common stock, approximately 165,445 shares after giving effect to this offering, and the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding this sale. Sales under Rule 144 of the Securities Act are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell these shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act before effecting a transfer of these shares.


Before this offering, there has been no public market for our common stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the market price of our common stock. Nevertheless, sales of substantial amounts of these shares in the public market, or the perception that these sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.


As of June 30, 2000, options to purchase a total of 1,025,015 shares of common stock, including 293,122 under the 1994 Stock Plan, 516,062 under the 1999 Stock Plan A, 202,498 under the 1999 Stock Plan B and 0 under the 2000 Stock Incentive Plan, and 13,333 granted outside the stock plans were outstanding and exercisable. All of the shares subject to options are subject to lock-up agreements. An additional 400,000 shares of common stock were available as of June 30, 2000 for future option grants or direct issuances under the 2000 Stock Incentive Plan. In addition, in June 30, 2000, 575,000 shares were reserved for issuance under our 2000 Employee Stock Purchase Plan and our 2000 Directors' Option Plan. See "Management--Stock plans."


--------------------------------------------------------------------------------
76

Rule 701 under the Securities Act provides that shares of common stock acquired on the exercise of outstanding options may be resold by persons other than our affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period. We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options under our 1994 Stock Plan and our 1999 Stock Plans and all shares offered under the 2000 Stock Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2000 Directors' Option Plan approximately five days after the closing of this offering. This registration statement is expected to become effective upon filing. Shares covered by this registration statement will then be eligible for sale in the public markets, subject to the lock-up agreements, if applicable.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting


We have entered into an underwriting agreement concerning the shares being offered with the underwriters for the offering named below. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, PaineWebber Incorporated and ABN AMRO Incorporated are the representatives of the underwriters.



UNDERWRITER                                                   NUMBER OF SHARES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................
PaineWebber Incorporated....................................
ABN AMRO Incorporated.......................................
             ...............................................
                                                              ----------
    Total...................................................
                                                              ==========


If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 600,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 600,000 shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per Share...................................................          $              $
    Total...................................................          $              $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,500,000. Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to
$ per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers
or dealers at a discount of up to $      per share from the initial public
offering price. If all shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


Delivery of the shares of common stock is expected to be made on or about
        , 2000.


The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.


We and our directors, officers and certain of our shareholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date
180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. This agreement does not apply to any securities issued under existing employee benefit plans.


--------------------------------------------------------------------------------
78

UNDERWRITING
--------------------------------------------------------------------------------

The underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


Prior to this offering, there has been no public market for our common stock. We have applied to list our shares on the Nasdaq Stock Market's National Market under the symbol "DASI".


The initial public offering price will be negotiated by us and the representatives of the underwriters. The principal factors to be considered in determining the public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

- our prospects for future earnings, the present state of our development, and our current financial position;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.


These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters


The validity of the common stock being offered in the United States will be passed upon for DrugAbuse Sciences, Inc. by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California and for the underwriters by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado, and Brobeck Hale and Dorr, London, England. Attorneys at Brobeck, Phleger & Harrison LLP beneficially own, through an investment trust, 20,032 shares of our common stock. Regulatory matters will be passed upon for DrugAbuse Sciences, Inc. by Venable, Baetjer, Howard & Civiletti, LLP.


Experts

The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the for the cumulative period from December 21, 1993 (date of inception) to December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The statements in this prospectus relating to US and EU patent and other intellectual property matters have been reviewed and approved by Raeventner Law Group, our patent counsel, as experts on such matters and are included in this prospectus in reliance upon that review and approval.

Bert Rowland, an attorney with Raeventner Law Group, beneficially owns 287,402 shares of our common stock.

Change in Independent Accountants

In January 2000, we engaged PricewaterhouseCoopers LLP as our independent accountants to replace Deloitte & Touche LLP, who we dismissed as our independent accountants effective December 1999. The report of Deloitte & Touche LLP on our financial statements for the year ended 1998 and for the cumulative period from December 21, 1993 (date of inception) to December 31, 1998, which is not included herein and are not made part of the registration statement, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the fiscal year ended
December 31, 1998 and in the subsequent interim period preceding the dismissal of Deloitte & Touche LLP there were no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statements disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make a reference to the matter in their report. During the most recent fiscal years and subsequent interim period preceding the dismissal of Deloitte & Touche LLP, we have not been advised of any matters described in Regulation S-K,
Item 304(a)(1)(v) of the Securities Act, except that in 1999 Deloitte & Touche LLP advised our Board of Directors in writing of certain significant deficiencies in our internal controls noted in connection with their audit of our 1998 financial statements, including, among other items, a lack of comprehensive accounting and finance policies and procedures throughout our organization, understaffing in our accounting department, and the non-timely performance of account reconciliations, all of which conditions could adversely affect our ability to prepare reliable financial statements. We requested that Deloitte & Touche LLP furnish us with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of such letter is filed as an exhibit to the registration statement which includes this prospectus.

--------------------------------------------------------------------------------
80

--------------------------------------------------------------------------------

Prior to engaging PricewaterhouseCoopers LLP as our new independent accountants, we did not request any advice from PricewaterhouseCoopers LLP regarding any matter related to accounting practice or accounting principles; and we did not consult with PricewaterhouseCoopers LLP regarding the type of audit opinion that might be rendered by them or items that were or should have been subject to the AICPA's Statement on Auditing Standards No. 50, "Reports on the Application of Accounting Principles."

We have requested that PricewaterhouseCoopers LLP review the above disclosures regarding our change in accountants and have given them the opportunity to furnish us with a letter addressed to the SEC in which PricewaterhouseCoopersLLP may include new information, clarify our statements on the change in accountants or disclose the respects in which they disagree with the statements made by us in this prospectus regarding our change in accountants. If PricewaterhouseCoopers LLP elects to submit such a letter to the SEC, we will file the letter as an exhibit to the registration statement when received.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information presented in the registration statement and the exhibits to the registration statement. For further information with respect to DrugAbuse Sciences and our common stock we are offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. Each statement is qualified in all respects by reference to the exhibit. The registration statement, including the exhibits, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part may be obtained from this office after payment of fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is http://www.sec.gov.

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                                                                              81

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY (COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
----------------------------------------------------------------------
Report of Independent Accountants...........................       F-2
Consolidated Balance Sheets.................................       F-3
Consolidated Statements of Operations.......................       F-4
Consolidated Statements of Shareholders' Equity.............       F-5
Consolidated Statements of Cash Flows.......................       F-6
Notes to Consolidated Financial Statements..................       F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of DrugAbuse Sciences, Inc.
(a company in the development stage)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of DrugAbuse Sciences, Inc. and its subsidiary (companies in the development stage) at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 8, the 1999 financial statements have been revised to record an additional dividend related to the recognition of a beneficial conversion feature on certain shares of stock issued during 1999.


/s/ PricewaterhouseCoopers LLP
San Jose, California
March 6, 2000, except
as to the one-for-six reverse stock split
described in Note 1,
which is as of March 24, 2000,
the additional beneficial
conversion feature dividend
described in Note 8, which is
as of April 3, 2000 and
Note 11, which is as
of August 7, 2000


--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                       DECEMBER 31,                                PRO FORMA
                                                         --------------------------        JUNE 30,     SHAREHOLDERS' EQUITY
                                                                1998           1999            2000            JUNE 30, 2000
                                                         -----------   ------------   -------------   ----------------------
                                                                                       (UNAUDITED)         (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................   $1,039,315    $19,224,906    $17,087,168
  Grant receivable.....................................      416,040      1,014,638             --
  Prepaid expenses and other current assets............      135,248        372,628      1,698,221
                                                         -----------   ------------   ------------    -----------------
    Total current assets...............................    1,590,603     20,612,172     18,785,389
Property and equipment, net............................      297,445        314,981        470,722
Other assets...........................................      109,000        109,479         26,809
                                                         -----------   ------------   ------------    -----------------
    Total assets.......................................   $1,997,048    $21,036,632    $19,282,920
                                                         ===========   ============   ============    =================
LIABILITIES, MINORITY INTEREST CONVERTIBLE INTO EQUITY
  SECURITIES OF THE PARENT AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................     $436,625       $930,235     $1,906,933
  Accrued liabilities..................................       41,580         93,535        479,884
  Deferred grant revenue...............................           --             --        143,501
  Other current liabilities............................           --             --         64,653
  Current portion of long-term obligations.............       80,393        108,282         39,368
  Current portion of capital lease obligations.........       32,870         48,857        104,134
                                                         -----------   ------------   ------------    -----------------
    Total current liabilities..........................      591,468      1,180,909      2,738,473
Long-term obligations..................................      435,127        264,610        234,049
Long-term capital lease obligations....................      107,963        103,179         90,205
                                                         -----------   ------------   ------------    -----------------
    Total liabilities..................................    1,134,558      1,548,698      3,062,727
                                                         -----------   ------------   ------------    -----------------
Commitments and contingencies (Note 7)
Minority interest convertible into equity securities of
  the Parent...........................................           --     11,654,492             --                  $--
Shareholders' Equity:
  Convertible preferred stock: $0.001 par value;
    Shares authorized: 7,707,414
    Shares issued and outstanding: 1,691,625, 4,860,638
    and 7,305,769 at December 31, 1998, 1999 and
    June 30, 2000 (unaudited), respectively, and none
    pro forma..........................................        1,692          4,861          7,306                   --
    (Liquidation value: $16,772,132 at December 31,
      1999)
  Common Stock: $0.001 par value;
    Shares authorized: 85,000,000
    Shares issued and outstanding: 2,116,726, 3,380,450
    and 3,429,491 at December 31, 1998, 1999 and
    June 30, 2000 (unaudited), respectively, and
    12,548,111 pro forma...............................        1,457          2,721          2,770               10,076
  Additional paid-in capital...........................    4,560,758     52,714,300     68,123,622           68,123,622
  Deferred stock compensation..........................     (320,080)   (14,409,691)   (12,990,148)         (12,990,148)
  Notes receivable from shareholders...................           --       (510,950)            --                   --
  Accumulated other comprehensive loss.................       (9,304)      (126,018)       (49,196)             (49,196)
  Deficit accumulated during the development stage.....   (3,372,033)   (29,841,781)   (38,874,161)         (38,874,161)
                                                         -----------   ------------   ------------    -----------------
    Total shareholders' equity.........................      862,490      7,833,442     16,220,193          $16,220,193
                                                         -----------   ------------   ------------    =================
      Total liabilities, minority interest and
        shareholders' equity...........................   $1,997,048    $21,036,632    $19,282,920
                                                         ===========   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                          FOR THE
                                                                                                                       CUMULATIVE
                                                                                                                      PERIOD FROM
                                                                                               SIX MONTHS ENDED      DECEMBER 21,
                                                   FOR THE YEAR ENDED DECEMBER 31,                     JUNE 30,     1993 (DATE OF
                                        ------------------------------------------   --------------------------     INCEPTION) TO
                                                1997           1998           1999          1999           2000     JUNE 30, 2000
                                        ------------   ------------   ------------   -----------   ------------   ---------------
                                                                                            (UNAUDITED)               (UNAUDITED)
Grant revenues........................          $--       $810,607      $1,224,605      $641,002      $981,828       $3,017,040
                                        -----------    -----------    ------------   -----------   -----------    -------------
Operating expenses:
  Research and development (including
    non-cash stock compensation of
    $0.1, $0.2 and $1.3 million at
    December 31, 1997, 1998 and 1999
    and $3.0 million for the six
    months ended June 30, 2000,
    respectively).....................    1,103,174      1,463,046       5,491,289     2,049,838     7,230,399       15,947,112
  General and administrative
    (including non-cash stock
    compensation of $0.6 million at
    December 31, 1999, and
    $2.2 million for the six months
    ended June 30, 2000)..............      279,238        620,507       2,112,369       792,362     3,426,809        6,665,899
                                        -----------    -----------    ------------   -----------   -----------    -------------
    Total operating expenses..........    1,382,412      2,083,553       7,603,658     2,842,200    10,657,208       22,613,011
                                        -----------    -----------    ------------   -----------   -----------    -------------
Loss from operations..................   (1,382,412)    (1,272,946)     (6,379,053)   (2,201,198)   (9,675,380)     (19,595,971)
Interest income.......................       85,314         96,067         273,547        21,252       706,028        1,167,609
Interest expense......................       (3,065)       (15,464)       (122,496)      (12,229)      (63,028)        (204,053)
                                        -----------    -----------    ------------   -----------   -----------    -------------
Net loss..............................   (1,300,163)    (1,192,343)     (6,228,002)   (2,192,175)   (9,032,380)     (18,632,415)
Dividend related to beneficial
  conversion feature of preferred
  stock...............................           --             --     (20,241,746)           --            --      (20,241,746)
                                        -----------    -----------    ------------   -----------   -----------    -------------
Net loss available to common
  shareholders........................   (1,300,163)    (1,192,343)    (26,469,748)   (2,192,175)   (9,032,380)     (38,874,161)
Other comprehensive income (loss):
  Change in foreign currency
    translation adjustments...........       35,760        (44,581)       (116,714)      (15,988)       76,822          (73,179)
                                        -----------    -----------    ------------   -----------   -----------    -------------
Comprehensive loss....................  $(1,264,403)   $(1,236,924)   $(26,586,462)  $(2,208,163)  $(8,955,558)    $(38,947,340)
                                        ===========    ===========    ============   ===========   ===========    =============
Net loss per share available to common
  shareholders, basic and diluted.....       $(0.61)        $(0.56)        $(12.40)       $(1.04)       $(3.76)
                                        ===========    ===========    ============   ===========   ===========
Shares used in computing net loss per
  share available to common
  shareholders, basic and diluted.....    2,114,506      2,116,728       2,134,073     2,117,865     2,400,589
                                        ===========    ===========    ============   ===========   ===========
Pro forma net loss per share available
  to common shareholders
  (unaudited).........................                                      $(4.67)                     $(0.97)
                                                                      ============                 ===========
Shares used in computing pro forma net
  loss per share available to common
  shareholders (unaudited)............                                   5,672,186                   9,287,578
                                                                      ============                 ===========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM DECEMBER 21, 1993 (DATE OF INCEPTION) TO JUNE 30, 2000

                                                                   CONVERTIBLE
                                                                 PREFERRED STOCK            COMMON STOCK
                                                                 SHARES       AMOUNT      SHARES       AMOUNT
                                                              ---------   ----------   ---------   ----------
Balances, December 21, 1993 (inception)
  Issuance of founders common stock in June 1994 at
    $0.0004998 per share....................................         --        $--     1,320,000        $660
  Issuance of common stock in August 1994 at $0.045 per
    share...................................................         --         --       672,892         673
  Issuance of Series A convertible preferred stock in
    August 1994 at $1.33 per share, net of issuance costs of
    $8,000..................................................    375,556        376            --          --
  Exercise of stock options in August 1995 at $0.045 per
    share...................................................         --         --        90,000          90
  Issuance of common stock in June 1996 in exchange for
    license agreement.......................................         --         --        18,459          18
  Exercise of stock options in July 1996 at $0.135 per
    share...................................................         --         --         3,000           3
  Net loss since inception..................................         --         --            --          --
                                                              ---------   --------     ---------   ---------
Balances, December 31, 1996.................................    375,556        376     2,104,351       1,444
  Exercise of stock options in January 1997 at $0.135 per
    share...................................................         --         --         6,000           6
  Issuance of Series B convertible preferred stock in
    March 1997 at $2.496 per share, net of issuance costs of
    $56,183.................................................  1,316,069      1,316            --          --
  Exercise of stock options in May 1997 at $0.135 per
    share...................................................         --         --         8,500           9
  Repurchase of common stock in July 1997 at $0.135 per
    share...................................................         --         --        (2,125)         (2)
  Stock options granted for services in 1997................         --         --            --          --
  Deferred stock compensation...............................         --         --            --          --
  Amortization of deferred stock compensation...............         --         --            --          --
  Foreign currency translation adjustment...................         --         --            --          --
  Net loss..................................................         --         --            --          --
                                                              ---------   --------     ---------   ---------
Balances, December 31, 1997.................................  1,691,625      1,692     2,116,726       1,457
  Stock options granted for services in 1998................         --         --            --          --
  Stock compensation........................................         --         --            --          --
  Foreign currency translation adjustment...................         --         --            --          --
  Deferred stock compensation...............................         --         --            --          --
  Amortization of deferred stock compensation...............         --         --            --          --
  Net loss..................................................         --         --            --          --
                                                              ---------   --------     ---------   ---------
Balances, December 31, 1998.................................  1,691,625      1,692     2,116,726       1,457
  Issuance of common stock in January 1999 at $0.30 per
    share...................................................         --         --           499           1
  Issuance of Series C convertible preferred stock in
    March 1999 at $2.496 per share, net of issuance costs of
    $37,812.................................................    932,456        932            --          --
  Issuance of common stock for services from April through
    December 1999...........................................         --         --         7,334           7
  Exercise of stock options in September 1999 at $0.30 per
    share...................................................         --         --        48,683          49
  Issuance of Series D convertible preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $1,245,373...........................................  1,502,251      1,503            --          --
  Conversion of notes payable into preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $449,996.............................................    734,306        734            --          --
  Exercise of stock options in exchange for notes receivable
    from shareholders.......................................         --         --     1,207,208       1,207
  Stock compensation........................................         --         --            --          --
  Deferred stock compensation...............................         --         --            --          --
  Amortization of deferred stock compensation...............         --         --            --          --
  Foreign currency translation adjustment...................         --         --            --          --
  Dividend related to beneficial conversion feature of
    preferred stock.........................................         --         --            --          --
  Net loss..................................................         --         --            --          --
                                                              ---------   --------     ---------   ---------
Balances, December 31, 1999.................................  4,860,638      4,861     3,380,450       2,721
Exercise of stock option in January 2000....................         --         --        48,000          48
Exchange of DAS SAS common stock into DAS Inc. Series D
  preferred stock in February 2000..........................  2,445,131      2,445            --          --
Proceeds from notes receivable from shareholders............         --         --            --          --
Exercise of stock option in March 2000......................         --         --         1,041           1
Deferred stock compensation.................................         --         --            --          --
Amortization of deferred stock compensation.................         --         --            --          --
Foreign currency translation adjustment.....................         --         --            --          --
Net loss....................................................         --         --            --          --
                                                              ---------   --------     ---------   ---------
Balances, June 30, 2000 (unaudited).........................  7,305,769     $7,306     3,429,491      $2,770
                                                              =========   ========     =========   =========


                                                                                          DEFERRED   NOTES RECEIVABLE
                                                                   ADDITIONAL                STOCK               FROM
                                                              PAID-IN CAPITAL         COMPENSATION       SHAREHOLDERS
                                                              ---------------   ------------------   ----------------
Balances, December 21, 1993 (inception)
  Issuance of founders common stock in June 1994 at
    $0.0004998 per share....................................            $--                 $--               $--
  Issuance of common stock in August 1994 at $0.045 per
    share...................................................         29,607                  --                --
  Issuance of Series A convertible preferred stock in
    August 1994 at $1.33 per share, net of issuance costs of
    $8,000..................................................        491,113                  --                --
  Exercise of stock options in August 1995 at $0.045 per
    share...................................................          3,960                  --                --
  Issuance of common stock in June 1996 in exchange for
    license agreement.......................................          9,951                  --                --
  Exercise of stock options in July 1996 at $0.135 per
    share...................................................            402                  --                --
  Net loss since inception..................................             --                  --                --
                                                               ------------     ---------------      ------------
Balances, December 31, 1996.................................        535,033                  --                --
  Exercise of stock options in January 1997 at $0.135 per
    share...................................................            804                  --                --
  Issuance of Series B convertible preferred stock in
    March 1997 at $2.496 per share, net of issuance costs of
    $56,183.................................................      3,227,409                  --                --
  Exercise of stock options in May 1997 at $0.135 per
    share...................................................          1,139                  --                --
  Repurchase of common stock in July 1997 at $0.135 per
    share...................................................           (285)                 --                --
  Stock options granted for services in 1997................         20,000                  --                --
  Deferred stock compensation...............................        145,274            (145,274)               --
  Amortization of deferred stock compensation...............             --              64,863                --
  Foreign currency translation adjustment...................             --                  --                --
  Net loss..................................................             --                  --                --
                                                               ------------     ---------------      ------------
Balances, December 31, 1997.................................      3,929,374             (80,411)               --
  Stock options granted for services in 1998................         15,000                  --                --
  Stock compensation........................................        195,917                  --                --
  Foreign currency translation adjustment...................             --                  --                --
  Deferred stock compensation...............................        420,467            (420,467)               --
  Amortization of deferred stock compensation...............             --             180,798                --
  Net loss..................................................             --                  --                --
                                                               ------------     ---------------      ------------
Balances, December 31, 1998.................................      4,560,758            (320,080)               --
  Issuance of common stock in January 1999 at $0.30 per
    share...................................................            149                  --                --
  Issuance of Series C convertible preferred stock in
    March 1999 at $2.496 per share, net of issuance costs of
    $37,812.................................................      2,288,666                  --                --
  Issuance of common stock for services from April through
    December 1999...........................................         51,363                  --                --
  Exercise of stock options in September 1999 at $0.30 per
    share...................................................         14,556                  --                --
  Issuance of Series D convertible preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $1,245,373...........................................      5,913,453                  --                --
  Conversion of notes payable into preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $449,996.............................................      2,999,266                  --                --
  Exercise of stock options in exchange for notes receivable
    from shareholders.......................................        509,743                  --          (510,950)
  Stock compensation........................................        196,252                  --                --
  Deferred stock compensation...............................     15,938,348         (15,938,348)               --
  Amortization of deferred stock compensation...............             --           1,848,737                --
  Foreign currency translation adjustment...................             --                  --                --
  Dividend related to beneficial conversion feature of
    preferred stock.........................................     20,241,746                  --                --
  Net loss..................................................             --                  --                --
                                                               ------------     ---------------      ------------
Balances, December 31, 1999.................................     52,714,300         (14,409,691)         (510,950)
Exercise of stock option in January 2000....................          4,254                  --                --
Exchange of DAS SAS common stock into DAS Inc. Series D
  preferred stock in February 2000..........................     11,652,047                  --                --
Proceeds from notes receivable from shareholders............             --                  --           510,950
Exercise of stock option in March 2000......................            312                  --                --
Deferred stock compensation.................................      3,752,709          (3,752,709)               --
Amortization of deferred stock compensation.................             --           5,172,252                --
Foreign currency translation adjustment.....................             --                  --                --
Net loss....................................................             --                  --                --
                                                               ------------     ---------------      ------------
Balances, June 30, 2000 (unaudited).........................    $68,123,622        $(12,990,148)              $--
                                                               ============     ===============      ============

                                                                                          DEFICIT
                                                                  ACCUMULATED         ACCUMULATED
                                                                        OTHER          DURING THE
                                                                COMPREHENSIVE         DEVELOPMENT
                                                                INCOME (LOSS)               STAGE         TOTALS
                                                              ---------------   -----------------   ------------
Balances, December 21, 1993 (inception)
  Issuance of founders common stock in June 1994 at
    $0.0004998 per share....................................          $--                  $--              $660
  Issuance of common stock in August 1994 at $0.045 per
    share...................................................           --                   --            30,280
  Issuance of Series A convertible preferred stock in
    August 1994 at $1.33 per share, net of issuance costs of
    $8,000..................................................           --                   --           491,489
  Exercise of stock options in August 1995 at $0.045 per
    share...................................................           --                   --             4,050
  Issuance of common stock in June 1996 in exchange for
    license agreement.......................................           --                   --             9,969
  Exercise of stock options in July 1996 at $0.135 per
    share...................................................           --                   --               405
  Net loss since inception..................................           --             (879,527)         (879,527)
                                                              -----------       --------------      ------------
Balances, December 31, 1996.................................           --             (879,527)         (342,674)
  Exercise of stock options in January 1997 at $0.135 per
    share...................................................           --                   --               810
  Issuance of Series B convertible preferred stock in
    March 1997 at $2.496 per share, net of issuance costs of
    $56,183.................................................           --                   --         3,228,725
  Exercise of stock options in May 1997 at $0.135 per
    share...................................................           --                   --             1,148
  Repurchase of common stock in July 1997 at $0.135 per
    share...................................................           --                   --              (287)
  Stock options granted for services in 1997................           --                   --            20,000
  Deferred stock compensation...............................           --                   --                --
  Amortization of deferred stock compensation...............           --                   --            64,863
  Foreign currency translation adjustment...................       35,277                   --            35,277
  Net loss..................................................           --           (1,300,163)       (1,300,163)
                                                              -----------       --------------      ------------
Balances, December 31, 1997.................................       35,277           (2,179,690)        1,707,699
  Stock options granted for services in 1998................           --                   --            15,000
  Stock compensation........................................           --                   --           195,917
  Foreign currency translation adjustment...................      (44,581)                  --           (44,581)
  Deferred stock compensation...............................           --                   --                --
  Amortization of deferred stock compensation...............           --                   --           180,798
  Net loss..................................................           --           (1,192,343)       (1,192,343)
                                                              -----------       --------------      ------------
Balances, December 31, 1998.................................       (9,304)          (3,372,033)          862,490
  Issuance of common stock in January 1999 at $0.30 per
    share...................................................           --                   --               150
  Issuance of Series C convertible preferred stock in
    March 1999 at $2.496 per share, net of issuance costs of
    $37,812.................................................           --                   --         2,289,598
  Issuance of common stock for services from April through
    December 1999...........................................           --                   --            51,370
  Exercise of stock options in September 1999 at $0.30 per
    share...................................................           --                   --            14,605
  Issuance of Series D convertible preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $1,245,373...........................................           --                   --         5,914,956
  Conversion of notes payable into preferred stock in
    October 1999 at $4.7664 per share, net of issuance costs
    of $449,996.............................................           --                   --         3,000,000
  Exercise of stock options in exchange for notes receivable
    from shareholders.......................................           --                   --                --
  Stock compensation........................................           --                   --           196,252
  Deferred stock compensation...............................           --                   --                --
  Amortization of deferred stock compensation...............           --                   --         1,848,737
  Foreign currency translation adjustment...................     (116,714)                  --          (116,714)
  Dividend related to beneficial conversion feature of
    preferred stock.........................................           --          (20,241,746)               --
  Net loss..................................................           --           (6,228,002)       (6,228,002)
                                                              -----------       --------------      ------------
Balances, December 31, 1999.................................     (126,018)         (29,841,781)        7,833,442
Exercise of stock option in January 2000....................           --                   --             4,302
Exchange of DAS SAS common stock into DAS Inc. Series D
  preferred stock in February 2000..........................           --                   --        11,654,492
Proceeds from notes receivable from shareholders............           --                   --           510,950
Exercise of stock option in March 2000......................           --                   --               313
Deferred stock compensation.................................           --                   --                --
Amortization of deferred stock compensation.................           --                   --         5,172,252
Foreign currency translation adjustment.....................       76,822                   --            76,822
Net loss....................................................           --           (9,032,380)       (9,032,380)
                                                              -----------       --------------      ------------
Balances, June 30, 2000 (unaudited).........................     $(49,196)        $(38,874,161)      $16,220,193
                                                              ===========       ==============      ============

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                          FOR THE
                                                                                                                       CUMULATIVE
                                                                                                                      PERIOD FROM
                                                                                                                     DECEMBER 21,
                                                   FOR THE YEAR ENDED                   FOR THE SIX MONTHS          1993 (DATE OF
                                                      DECEMBER 31,                        ENDED JUNE 30             INCEPTION) TO
                                               1997          1998           1999            1999           2000     JUNE 30, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           (UNAUDITED)              (UNAUDITED)
Cash flows from operating activities:
  Net loss............................  $(1,300,163)  $(1,192,343)  $(6,228,002)    $(2,192,175)   $(9,032,380)    $(18,632,415)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization.....        3,881        38,575        43,129          24,564         48,466          139,131
    Amortization of deferred stock
      compensation....................       64,863       180,798     1,848,737         392,949      5,172,252        7,266,650
    Common stock and options issued
      for services....................       20,000        15,000        51,370           9,899             --           86,370
    Common stock issued for license
      agreement.......................           --            --            --              --             --            9,969
    Compensation related to stock
      options.........................           --       195,917       196,252              --             --          392,169
    Changes in assets and liabilities:
      Grant receivable................           --      (394,772)     (655,012)        199,788      1,014,638          (56,414)
      Prepaid expenses and other
        assets........................     (236,134)       (3,029)     (237,859)         37,369     (1,242,923)      (1,725,030)
      Accounts payable................      351,473        42,792       493,610          (1,653)       976,698        1,906,933
      Accrued liabilities.............     (268,941)        1,578        51,955         (17,750)       386,349          479,884
      Other accrued liabilities.......           --            --            --              --        208,154          208,154
      Other...........................      (20,561)      (19,766)      (54,285)        (15,988)        76,821           34,313
                                        -----------   -----------   -----------    ------------    -----------    -------------
        Net cash used in operating
          activities..................   (1,385,582)   (1,135,250)   (4,490,105)     (1,562,997)    (2,391,925)      (9,890,286)
                                        -----------   -----------   -----------    ------------    -----------    -------------
Cash flows from investing activities:
  Purchase of property and
    equipment.........................     (146,556)      (32,759)           --              --       (204,207)        (383,522)
                                        -----------   -----------   -----------    ------------    -----------    -------------
        Net cash used in investing
          activities..................     (146,556)      (32,759)           --              --       (204,207)        (383,522)
                                        -----------   -----------   -----------    ------------    -----------    -------------
Cash flows from financing activities:
  Proceeds from long-term
    obligations.......................      568,164            --     2,930,000       2,930,000             --        3,498,164
  Payment of long-term obligations and
    capital lease obligations.........           --       (98,558)     (128,105)        (14,952)       (57,171)        (283,834)
  Proceeds from issuance of preferred
    stock.............................    3,228,725            --    19,859,046       2,289,598             --       23,579,260
  Payments received on shareholders
    notes receivable..................           --            --            --              --        510,950          510,950
  Proceeds from issuance of common
    stock.............................        1,958            --        14,755             150          4,615           56,723
  Repurchase of common stock..........         (287)           --            --              --             --             (287)
                                        -----------   -----------   -----------    ------------    -----------    -------------
        Net cash provided by (used in)
          financing activities........    3,798,560       (98,558)   22,675,696       5,204,796        458,394       27,360,976
                                        -----------   -----------   -----------    ------------    -----------    -------------
Net increase (decrease) in cash and
  cash equivalents....................    2,266,422    (1,266,567)   18,185,591       3,641,799     (2,137,738)              --
Cash and cash equivalents, beginning
  of period...........................       39,460     2,305,882     1,039,315       1,039,315     19,224,906       17,087,168
                                        -----------   -----------   -----------    ------------    -----------    -------------
Cash and cash equivalents, end of
  period..............................   $2,305,882    $1,039,315   $19,224,906      $4,681,114    $17,087,168      $17,087,168
                                        ===========   ===========   ===========    ============    ===========    =============
ADDITIONAL CASH FLOW
  INFORMATION--INTEREST PAID..........       $3,065       $15,464      $122,496         $12,229        $63,028         $204,053
                                        ===========   ===========   ===========    ============    ===========    =============
NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired under capital
    leases............................          $--      $156,954       $60,665         $16,130            $--         $217,619
  Conversion of notes payable for
    preferred stock...................          $--           $--    $3,000,000             $--            $--       $3,000,000
  Stock options exercised in exchange
    for notes receivable..............          $--           $--      $510,950             $--            $--         $510,950
  Dividend related to beneficial
    conversion feature of preferred
    stock.............................          $--           $--   $20,241,746             $--            $--      $20,241,746

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

DrugAbuse Sciences Inc., (the "Company") is a biotechnology company dedicated to developing and marketing novel biopharmaceutical products that address key medical needs of alcohol abusers and drug addicts. For the period from inception through June 30, 2000, the Company has been in the development stage as planned operations had not yet begun to generate significant revenue. The Company was incorporated in December 1993 and operates in one business segment.

On March 24, 2000, the Company received approval to effect a 1-for-6 reverse stock split of its common and preferred stock. All share and per share amounts in the accompanying financial statements have been adjusted retroactively.

In November 1994 and May 1996, the Board of Directors and shareholders of the Company approved a 3-for-1 and a 4-for-1 stock split, respectively, of its common and preferred stock.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INITIAL PUBLIC OFFERING

In January 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock, including the 2,445,131 shares of Series D preferred stock which were issued in exchange for 1,849 shares of common stock of DrugAbuse Sciences, SAS, the French subsidiary, will automatically convert into 7,305,769 shares of common stock. The pro forma effect of this exchange and conversion has been presented as a separate column on the Company's balance sheet.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States and France.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.


UNAUDITED INTERIM FINANCIAL INFORMATION


The accompanying interim consolidated financial statements and the related notes as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and for the cumulative period from

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 21, 1993 (date of inception) to June 30, 2000 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows as of June 30, 2000 and for the six months ended June 30, 1999 and 2000. Results for the interim period are not necessarily indicative of the results to be expected for any subsequent period.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents include short-term investment grade and interest-bearing securities of approximately $7,874,000 and $10,003,000, at December 31, 1999 and June 30, 2000, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are amortized over their estimated useful lives, or the lease term if shorter. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

REVENUE RECOGNITION

Research and development grant agreements provide for periodic payments in support of the Company's research activities. Grant revenue is recognized as earned based on actual costs incurred or as milestones are achieved. Amounts received in advance of services performed are recorded as deferred grant revenue. Payments received under multi-year research and development grants which are repayable have been recorded as long-term obligations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 68, "Research and Development Arrangements" (Note 6).

LONG-LIVED ASSETS

Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

RESEARCH AND DEVELOPMENT

Research and development expenses consist of costs incurred for Company-sponsored research and development activities. These costs include direct and research-related overhead expenses and are expensed as incurred.

INCOME TAXES

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOREIGN CURRENCY ACCOUNTING

Exchange adjustments resulting from foreign currency translations are generally recognized in operations, whereas adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity.

COMPUTATION OF EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The following table is a reconciliation of the numerator (net loss available to common shareholders) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share available to common shareholders as their effect is antidilutive:


                                         YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                -----------------------------------------   --------------------------
                                   1997           1998           1999          1999           2000
                                -----------   ------------   ------------   -----------   ------------
                                                                                   (UNAUDITED)
Numerator:
  Net loss available to common
    shareholders..............  $(1,300,163)   $(1,192,343)  $(26,469,748)  $(2,192,175)  $(9,032,380)
                                ===========   ============   ============   ===========   ===========
Denominator:
  Weighted average common
    shares outstanding........    2,114,506      2,116,728      2,134,073     2,117,865     3,424,857
  Weighted average unvested
    common shares subject to
    repurchase................           --             --             --            --    (1,024,268)
                                -----------   ------------   ------------   -----------   -----------
  Denominator for basic and
    diluted calculations......    2,114,506      2,116,728      2,134,073     2,117,865     2,400,589
                                ===========   ============   ============   ===========   ===========
  Net loss per share available
    to common shareholders,
    basic and diluted.........       $(0.61)        $(0.56)       $(12.40)       $(1.04)       $(3.76)
                                ===========   ============   ============   ===========   ===========
ANTIDILUTIVE SECURITIES:
  Convertible preferred
    stock.....................    1,691,625      1,691,625      4,860,638     2,624,081     7,305,769
  Options to purchase common
    stock.....................      369,459        598,489        680,280       412,207     1,025,015
  Common stock subject to
    repurchase................           --             --      1,056,264            --       993,270
  Warrants....................    1,868,233      1,868,233      2,242,752     1,868,233     2,242,752
                                -----------   ------------   ------------   -----------   -----------
                                  3,929,317      4,158,347      8,839,934     4,904,521    11,566,806
                                ===========   ============   ============   ===========   ===========


PRO FORMA NET LOSS PER SHARE (UNAUDITED)

Pro forma net loss per share available to common shareholders for the year ended December 31, 1999 and the six months ended June 30, 2000 was computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of all of the company's preferred stock, including the 2,445,131 shares of Series D preferred stock which were issued in exchange for 1,849 shares of common stock of DrugAbuse Sciences, SAS, the French

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

subsidiary, into shares of the Company's common stock as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later.

COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities.

In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION
NO. 25 ("FIN 44"). This Interpretation clarifies the definition of an employee for the purposes of applying Accounting Practice Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that FIN 44 will not have a material effect on the financial position or results of operation of the Company.

RECLASSIFICATIONS

Certain financial statement items have been reclassified to conform to the current year's format. These reclassifications had no impact on previously reported net loss or shareholders equity.

NOTE 3 -- PROPERTY AND EQUIPMENT:

Property and equipment comprise:

                                                            DECEMBER 31,
                                                      -------------------------
                                                           1998            1999
                                                      ---------       ---------
  Computer equipment................................    $9,039         $27,376
  Furniture and fixtures............................     2,493          21,605
  Equipment.........................................   164,350         212,614
  Leasehold improvements............................   160,388         135,340
                                                      --------        --------
                                                       336,270         396,935
  Less: Accumulated depreciation and amortization...   (38,825)        (81,954)
                                                      --------        --------
                                                      $297,445        $314,981
                                                      ========        ========

Included in computer equipment at December 31, 1998 and 1999 is equipment acquired under capital leases totaling approximately $157,000 and $216,000, respectively, net of accumulated amortization of $23,000 and $56,000, respectively.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- GRANT RECEIVABLE

In December 1997, the Company received a grant from The Ministry of Research in France (FRT) of approximately $2.8 million for the development and commercialization of the COC-AB product. Under the terms of the grant the Company is reimbursed for 50% of its expenses relating to COC-AB research and is committed to pay royalties of 1%, to the University of Paris V (note 5), of worldwide net sales of the COC-AB product for a period of five years up to a maximum amount of the grant. At June 30, 2000 the Company recorded $94,316 as deferred grant revenue related to amounts received in advance.

In January 2000, the Company received a grant from The National Institute on Drug Abuse (NIDA) in the amount of $850,000 for the development of the NALTREL product. Under the terms of the grant the Company is reimbursed for certain expenses in accordance with NIDA guidance relating to NALTREL research. At
June 30, 2000 the Company drew down the full amount awarded and recorded $49,185 as deferred grant revenue for future expenses.

NOTE 5--SPONSORED LICENSE AND RESEARCH AGREEMENTS:

In February 1997, the Company entered into a research agreement with Southern Research Institute ("SRI") to help develop NALTREL and conduct animal studies. Under the terms of the agreement, the Company pays SRI monthly for research services performed during the three year agreement. Aggregate payments are expected to be approximately $3.0 million. Expenses under the agreement were $739,978, $671,580 and $1,270,087 for the years ended December 31, 1997, 1998 and 1999, respectively.

In connection with the research agreement, the Company entered into a license agreement with SRI under which it obtained an exclusive, worldwide, royalty bearing license to make, use and sell pharmaceutical products containing sustained release Naltrexone and Naltrexone derivatives. The license agreement terminates upon the later of December 31, 2010 or the last Naltrexone Patent or Southern Patent Rights.

In June 1996, the Company entered into an exclusive worldwide license with the Scripps Research Institute ("Scripps") for certain patents relating to the development and marketing of diagnostic and therapeutic products within the field of cocaine addiction treatment. In exchange for the exclusive license, the Company paid Scripps $8,000 and issued 18,460 shares of common stock. Upon the achievement of certain milestones, the Company will issue additional common shares aggregating 55,382. As additional consideration, Scripps will receive a royalty ranging from 1% to 2% of net sales of licensed products.

In June 1999, the Company entered into manufacturing and license agreements with Aventis Pasteur ("Pasteur"). Under the terms of the agreements, Pasteur has agreed to manufacture and supply the COC-AB product, as well as license certain patents for the treatment of drug addiction. As consideration for the license agreement, the Company will pay Pasteur royalties ranging from 4% to 14%.

In June 1999, the Company entered into a research and development agreement with the University of Paris V (the "University") whereby the Company is developing COC-AB and related antibodies using the facilities and expertise of the University. Under the terms of the agreement, the Company was granted worldwide rights to all inventions related to and including COC-AB. In consideration for the

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

agreement, the Company will make royalty payments to the University at 1% of COC-AB revenues, up to a maximum of approximately $2.8 million, for a period of five years from the date of the first commercial sale of COC-AB.

In March 2000, the Company entered into a research and development agreement with the University of Paris V (the University) whereby the Company is developing MAP-AB and other dopamine related products using the facilities and expertise of the University. Under the terms of the agreement, the Company was granted worldwide rights to all inventions related to dopamine products. In consideration for the agreement, the Company agreed to pay the University 2% of net sales of dopamine related products revenues, up to a maximum of approximately $4.8 million, for a period of five years from the date of first commercial sales.

NOTE 6--LONG-TERM OBLIGATIONS:

In June 1997, the Company entered into a multi-year research and development loan, with a French government agency. The Company received approximately $420,000 for the future research and development activities in 1997. The Company performs research on a "best-effort" basis and the loan is repayable over a five year period.

In November 1997, the Company entered into a line of credit with Banque Nationale de Paris. The line of credit has a total capacity of approximately $140,000 to finance research and development activities. The line of credit bears interest at 6.25% with principal and interest payable semi-annually. The line of credit terminates in November 2001.

In June 1999, the Company entered into a convertible note payable for $3,000,000 with a financial institution. The note and accrued interest (2% above US LIBOR) is due on December 31, 2003. The note and accrued interest automatically convert to Series D preferred stock in any private placement raising at least
$5 million prior to March 31, 2000 or into Series C preferred stock at the option of the holder on March 31, 2000 (but not after) at a conversion price equal to the Series C subscription price if no automatic conversion has taken place. This note converted into Series D preferred stock in connection with the preferred round of financing.

Future repayments of the long-term obligations at December 31, 1999 are as follows:

DECEMBER 31,
2000........................................................   $108,282
2001........................................................    142,492
2002........................................................    122,118
                                                              ---------
                                                                372,892
      Less: current portion.................................    108,282
                                                              ---------
                                                               $264,610
                                                              =========


NOTE 7--COMMITMENTS AND CONTINGENCIES:


The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through February 2003. Capital lease obligations are collateralized by the equipment subject to the leases. The Company is responsible for maintenance costs and property taxes on certain of the operating leases. Rent expense for the years ended December 31, 1997, 1998 and

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1999 and for the cumulative period from December 21, 1993 (date of inception) to December 31, 1999 was nil, $13,500, $54,000 and $67,500, respectively.

Future minimum lease payments under noncancelable operating and capital leases at December 31, 1999 are as follows:

FOR THE PERIODS                                           CAPITAL   OPERATING
ENDING DECEMBER 31,                                        LEASES      LEASES
-----------------------------------------------------------------------------
2000..................................................   $48,857     $40,500
2001..................................................    48,857          --
2002..................................................    48,857          --
2003..................................................    22,527          --
2004..................................................     2,310          --
                                                        --------    --------
Total minimum lease payments..........................   171,408     $40,500
                                                                    ========
Less: Amount representing interest....................    19,372
                                                        --------
Present value of capital lease obligations............   152,036
Less: Current portion.................................    48,857
                                                        --------
                                                        $103,179
                                                        ========


CONTINGENCIES



    The Company is subject to claims and assessments from time to time in the ordinary course of business. Management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company's financial condition.


NOTE 8--SHAREHOLDERS' EQUITY:

COMMON STOCK

At December 31, 1999, the Company had reserved sufficient shares of common stock for issuance upon conversion of preferred stock and the exercise of stock options and warrants. Common shareholders are entitled to dividends as and when declared by the Board of Directors subject to the prior rights of the preferred shareholders. The holders of each share of common stock are entitled to one vote.

CONVERTIBLE PREFERRED STOCK:

SERIES D PREFERRED STOCK

In October 1999, the Company issued 2,236,557 shares of Series D convertible preferred stock at a price of $4.7664 raising gross proceeds of $10,660,325. Additionally, the Company's subsidiary in France, DrugAbuse Sciences, SAS ("SAS"), issued 1,849 shares of common stock at a price of $6,303.1325 per share raising gross proceeds of $11,654,492. The issuance of the subsidiary's common shares were recorded in accordance with Staff Accounting Bulletin Topic 5:H, "Accounting for Sales of Stock By a Subsidiary", as a capital transaction and reflected in the consolidated balance sheet as minority interest convertible into equity securities of the Parent. The subsidiary's common shares are convertible into 2,445,131 shares of the Company's Series D preferred stock at the option of the Company or the holders. The SAS common stock was issued with a non-transferable Exchange

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Agreement that allowed the French investors to obtain the same economic rights and privileges as a holder of the Company's Series D preferred stock. The Exchange Agreement provides that either party could require and implement the exchange of SAS common shares for Series D preferred shares of the Company. Additionally, the agreement dictates a mandatory exchange upon certain trigger events including (1) the filing of a registration statement with respect to an underwritten public offering of the Company's securities, or (2) the execution of a contractually binding letter of intent or other definitive understanding regarding the merger or the consolidation of the Company with or into a third party, or the sale of all or substantially all of the Company's capital stock or assets, or (3) the automatic conversion of all outstanding shares of the Company's preferred stock into shares of the Company's common stock. At the date of issuance, 2,445,131 shares of Series D preferred stock were reserved for issuance upon the exchange of SAS common stock. In addition, the Company has committed to issue warrants to purchase 195,606 shares of its Series D preferred stock upon conversion of the subsidiary's common stock.

The issuance of SAS common stock has been reflected in the consolidation balance sheet as minority interest convertible into equity securities of the parent. However, because the Exchange Agreement has the effect of giving the French investors economic rights of the Series D preferred stockholders, the Company did not record a change in interest transaction for the sale of the subsidiary common stock, nor have losses of SAS been allocated to the minority interest holder. At the date of exchange, the amount classified as minority interest convertible into equity securities of the Parent will be reclassified as Series D preferred stock.

The convertible preferred stock comprise the following series at December 31, 1999:

                                                                       COMMON SHARES
                                 NUMBER OF         NUMBER OF SHARES     RESERVED FOR    LIQUIDATION
                         SHARES AUTHORIZED   ISSUED AND OUTSTANDING       CONVERSION          VALUE
---------------------------------------------------------------------------------------------------
Series A...............        375,556                375,556             375,556         $499,489
Series B...............      1,316,069              1,316,069           1,316,069        3,284,908
Series C...............        932,456                932,456             932,456        2,327,410
Series D...............      5,083,333              2,236,557           5,083,333       10,660,325
                          ------------         --------------         -----------      -----------
                             7,707,414              4,860,638           7,707,414      $16,772,132
                          ============         ==============         ===========      ===========

DIVIDENDS

The holders of shares of Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of eight percent of the $1.33, $2.496, $2.496 and $4.766 per share, respectively, when, as and if declared by the Board of Directors. Dividends on the Series A, Series B, Series C and
Series D convertible preferred stock shall not accrue unless declared by the Board of Directors.

LIQUIDATION

In the event of any liquidation, dissolution or winding up for the Company, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount per share equal to $1.33,

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$2.496, $2.496 and $4.766, respectively, for each outstanding share of convertible preferred stock, as adjusted for stock splits, stock dividends or similar events, plus any accrued but unpaid dividends on such shares. If the assets and funds distributed among the holders of Series A, Series B, Series C and Series D convertible preferred stock are insufficient to permit the payment in the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A, Series B, Series C and Series D convertible preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled.

After payment has been made to the holders of Series A, Series B, Series C and Series D convertible preferred stock, any remaining assets and funds are to be distributed among the holders of common stock and convertible preferred stock ratably until such time as the Series A, Series B, Series C and Series D convertible preferred shareholders have received an aggregate of $2.66, $4.992, $4.992, $9.534 per share, respectively, thereafter any remaining assets will be distributed to the holders of common stock.

MERGERS

A merger, reorganization or sale of all or substantially all of the assets of the Company in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up.

VOTING

The holder of each share of Series A, Series B, Series C and Series D convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of common stock. For as long as fifty percent of the authorized shares of Series A and Series B convertible preferred stock remain outstanding, each class shall have the right to elect a member to the Board of Directors voting separately as individual classes. For as long as forty-six percent of the authorized shares of Series D convertible preferred stock remain outstanding, two directors shall be elected by vote of the holders of the Series D convertible preferred stock voting as a separate class. One director shall be elected by the holders of common stock and the holders of Series A, Series B, Series C and Series D convertible preferred stock, voting together with members of common stock as one class, shall be entitled to elect the remaining directors.

CONVERSION

Each share of Series A, Series B, Series C and Series D convertible preferred stock, at the option of the holder, is convertible into the number of fully paid and nonassessable shares of common stock which results from dividing the liquidation price for each respective series, $1.33, $2.496, $2.496 and $4.766, respectively, by the respective conversion prices. The per share conversion price of Series A Series B, Series C and Series D convertible preferred stock is $1.33, $2.496, $2.496 and $4.766 respectively. Conversion is automatic immediately (i) upon the closing of a sale of common stock by the Company in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which (a) the aggregate gross proceeds exceed $15,000,000 and (b) the public offering price equals or exceeds $10.50 or
(ii) at the election of the holders of sixty-seven percent of the then outstanding Series A, Series B, Series C and Series D convertible

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

preferred stock, voting together as a single class on an as-converted basis, or
(iii) or at the election of the holders of two-thirds Series A and Series B convertible preferred stock, voting together as a separate series and the holders of two thirds of Series C and Series D convertible preferred stock, voting separately as separate series.

PREFERRED STOCK DIVIDEND

In October 1999, the Company sold 2,236,557 shares of Series D convertible preferred stock at $4.7664 per share. In addition, SAS issued 1,849 shares of its common stock with a non-transferable Exchange Agreement that allowed the SAS investors to exchange their common shares for 2,445,131 shares of the Company's Series D preferred stock. The difference between the conversion price and the fair value per share of the Company's common stock on the transaction date resulted in a beneficial conversion feature in the amount of $20.2 million. The beneficial conversion feature calculated in accordance with Emerging Issues Task Force No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios," has been reflected as a preferred stock dividend in the statement of operations for the year ended December 31, 1999.

The beneficial conversion feature charge of $20.2 million has been revised from the amount originally reported, $9.7 million, to include an incremental charge of $10.5 million related to the issuance of the DrugAbuse Sciences, SAS, common stock as measured and recorded at their date of issuance, October 6, 1999. This charge was based upon the per share value of the same feature inherent in the Series D preferred shares issued by the Company, for which those common shares are exchangeable, as measured on this same October 6, 1999 commitment date.

SUBSEQUENT EVENT

On February 1, 2000, the shareholders of the Company's subsidiary in France exchanged 1,849 shares of its common stock for 2,445,131 shares of the Company's Series D preferred stock. At this time, the minority interest convertible into equity securities of the Parent recorded upon the initial sale of the French subsidiary's common stock was reclassified as additional paid-in-capital.

NOTES RECEIVABLE FROM SHAREHOLDERS


In December 1999, certain officers exercised stock options, subject to repurchase by the Company, in exchange for short-term advances that were repaid in February 2000. The Company's right of repurchase expires over three to six years and upon attainment of certain milestones. At December 31, 1999, 1,056,264 shares were subject to repurchase.


STOCK OPTION PLAN

In July 1994 and December 1999, the Company adopted the 1994 Stock Plan, and the 1999 A and 1999 B Stock Plans (the "Plans"), respectively, under which the Board of Directors may issue incentive and non-qualified stock options to employees, directors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price. Options are to be granted at an exercise price not less than fair market value for incentive stock options or 85% of fair market value for non-qualified stock options. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of incentive stock options will not be less than 110% of fair market value. The options are exercisable immediately upon the Optionee entering into a Restricted Stock Purchase Agreement with respect to any unvested

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

options. Options generally vest and become exercisable annually at a rate of 25% after the first year and 1/48 per month thereafter. The term of the options is no longer than five years for incentive stock options for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options.

Activity under the Plans are as follows:

                                                                             OUTSTANDING OPTIONS
                                                                           ---------------------
                                                                                        WEIGHTED
                                                                  SHARES                 AVERAGE
                                                           AVAILABLE FOR    NUMBER OF   EXERCISE
                                                                   GRANT       SHARES      PRICE
Balances, December 31, 1996..............................       137,582       279,418    $0.14
  Granted................................................       (72,333)       72,333     0.17
  Exercised..............................................            --       (14,500)    0.14
  Cancelled..............................................        15,500       (15,500)    0.14
                                                             ----------    ----------   ------
Balances, December 31, 1997..............................        80,749       321,751     0.14
  Additional options reserved............................       166,666            --       --
  Granted................................................      (236,725)      236,725     0.30
  Cancelled..............................................        73,367       (73,367)    0.14
                                                             ----------    ----------   ------
Balances, December 31, 1998..............................        84,057       485,109     0.22
  Additional options reserved............................     1,906,666            --       --
  Granted................................................    (1,595,532)    1,595,532     0.43
  Exercised..............................................            --    (1,255,891)    0.45
  Cancelled..............................................       144,470      (144,470)    0.30
                                                             ----------    ----------   ------
Balances, December 31, 1999..............................       539,661       680,280    $0.31
                                                             ==========    ==========   ======

The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                             OPTIONS OUTSTANDING AND EXERCISABLE
                                                            AT DECEMBER 31, 1999
                                           -------------------------------------
                                                             WEIGHTED
                                                              AVERAGE   WEIGHTED
                                                            REMAINING    AVERAGE
                                                NUMBER    CONTRACTUAL   EXERCISE
EXERCISE PRICES                            OUTSTANDING   LIFE (YEARS)      PRICE
---------------                            -----------   ------------   --------
$0.14                                         187,959     6.48 years     $0.14
$0.30                                         194,828     8.72 years     $0.30
$0.45                                         297,493     9.96 years     $0.45
                                           ----------
                                              680,280
                                           ==========

STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Had compensation cost for the Incentive Stock Plan been determined based on the fair value at the grant

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

date for awards during 1997, 1998 and 1999, consistent with the provisions of SFAS No. 123, the Company's pro forma net loss available to common shareholders and pro forma net loss per share available to common shareholders would have been as follows:

                                                   DECEMBER 31,
                                     ----------------------------------------
                                        1997          1998           1999
-----------------------------------------------------------------------------
Net loss available to common
  shareholders as reported.........  $(1,300,163)  $(1,192,343)  $(26,469,748)
Net loss available to common
  shareholders pro forma...........  $(1,302,972)  $(1,195,984)  $(26,492,927)
Net loss per share available to
  common shareholders, as reported,
  basic and diluted................       $(0.61)       $(0.56)       $(12.40)
Net loss per share available to
  common shareholders, pro forma,
  basic and diluted................       $(0.62)       $(0.57)       $(12.41)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are anticipated to be made each year.

At December 31, 1997, 1998 and 1999, all options under the Plan were exercisable. The Plan provides for employees to exercise their options at any time. Unvested options are subject to repurchase by the Company at their original exercise price upon termination of employment. The weighted average fair values of options granted during 1997, 1998 and 1999 were $0.06, $0.07 and $0.09, respectively.

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                             DECEMBER 31,
                                                        1997       1998       1999
----------------------------------------------------------------------------------
Risk-free interest rate...........................     6.1%       6.2%       6.4%
Expected life.....................................  4 years    4 years    4 years
Expected dividends................................       --         --         --

2000 STOCK INCENTIVE PLAN

    In January 2000, the Board of Directors adopted the 2000 Stock Incentive Plan (the "2000 Plan"). The Company reserved 400,000 shares of common stock for issuance under the 2000 Plan. Additionally, any shares not yet issued under the 1994 Stock Plan and 1999 Stock Plans are also available under the 2000 Plan. Beginning on January 1, 2001, the number of shares in the reserve will automatically increase by the lesser of 6% of the total number of shares of common stock that are outstanding or by 2,000,000 shares. The 2000 Plan allows for the issuance of nonstatutory and incentive stock options which will generally vest over the four year period following the date of the grant and expire ten years after they are granted. Upon a change of control, options will become fully vested if the surviving corporation fails to assume an outstanding option or replace it with a comparable option.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2000 EMPLOYEE STOCK PURCHASE PLAN

    In January 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan ("2000 Purchase Plan"). The 2000 Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. The Company has reserved 375,000 shares of common stock for issuance under the plan. On May 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically be restored to 375,000. All employees are eligible to participate if they are employed by the Company for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 2000 Purchase Plan at the start of any offering period, which lasts 24 months. Overlapping offering periods start on May 1 and November 1 of each year. However, the first offering period will start on the effective date of this offering and end on April 30, 2002.

The 2000 Purchase Plan permits each eligible employee to purchase common stock through payroll deductions up to 15% of the employee's salary and commissions. Purchases of our common stock will occur on April 30 and October 31 of each year. The price of each share of common stock purchased under our 2000 Purchase Plan will be 85% of the lower of the fair market value per share of common stock on the date immediately before the first day of the applicable offering period, or the fair market value per share of common stock on the purchase date. Employees may end their participation in the 2000 Purchase Plan at any time, although participation ends automatically upon termination of employment with the Company.

2000 DIRECTORS' OPTION PLAN

    Also in January 2000, the Board of Directors adopted the 2000 Directors' Option Plan ("2000 Directors' Plan"). The Company has reserved 200,000 shares of common stock for issuance under the plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically be restored to 200,000. Only the non-employee members of the Board of Directors will be eligible for option grants under the 2000 Directors' Plan. Each non-employee director who first joins the board after the effective date of the offering will receive an initial option for 20,000 shares. That grant will occur when the director takes office. The initial options vest in equal monthly installments over the four-year period following the date of grant, except that all vesting for the first year occurs at the close of that year. At the time of each of the annual shareholders' meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 5,000 shares of common stock.

The exercise price of each non-employee director's option will be equal to the fair market value of common stock on the option grant date. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board. If a change in control of the Company occurs, a non-employee director's option granted under the 2000 Directors' Plan will become fully vested. Vesting also accelerates in the event of the optionee's death or disability.

DEFERRED STOCK COMPENSATION

During the period from inception through December 31, 1999, the Company recorded $16,504,089 of deferred stock compensation in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, related to options granted to consultants and employees in 1997, 1998 and 1999. During this period the Company determined the fair value of options granted to consultants using the Black-Scholes option pricing model with the following assumptions: expected lives of four years; weighted average risk-free rate of 5.75%; expected dividend yield of zero percent; expected volatility of 50% and deemed values

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of common stock between $0.14 and $11.05 per share. Stock compensation expense is being recognized in accordance with FIN 28, an accelerated amortization method, over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $64,863, $180,798, $1,848,737 and $2,094,398 for the years ended December 31, 1997, 1998 and 1999 and for the cumulative period from December 21, 1993 (date of inception) to December 31, 1999, respectively.

WARRANTS

In connection with its license agreement with the Scripps Research Institute in June 1996, the Company issued warrants to purchase 55,382 shares of common stock at an exercise price of $0.14. The warrants expire in June 2016. The fair value of these warrants determined using the Black-Scholes valuation model was not considered material, and accordingly, no value was ascribed to them for financial reporting purposes.

In connection with the Series B preferred stock issuance, the Company issued warrants to purchase 1,812,851 shares of common stock with an exercise price of $0.30. The warrants will become exerciseable only in the event of a merger or sale of substantially all of the Company's assets or an initial public offering with gross proceeds to the Company of $10 million and a price per share of at least $12.00. The term of the warrants is five years.

In connection with the Series D convertible preferred stock issuance, the Company issued 178,913 warrants to purchase Series D convertible preferred stock. The warrants have an exercise price of $0.06 per share and will terminate on November 30, 2001 or earlier upon the closing of certain events. The warrants become exercisable only in the event that the Company has not completed on or before April 26, 2001 either (i) an initial public offering with a valuation at the expiration of the 180 day lock-up period following the closing of the initial public offering of at least $150 million based on the average of the closing prices of the Company's common stock for the twenty trading days ending on the expiration of such 180 day period, or (ii) a merger or sale of all or substantially all of the Company's assets resulting in proceeds of $150 million.

In addition, the Company has committed to issue warrants to purchase 195,606 shares of Series D preferred stock upon conversion of the subsidiary's common stock.

The warrants to purchase Series D preferred stock issued in connection with the Series D financing are exercisable only in the event that the Company has not successfully completed a qualified public offering by April 2001. As such, in order to assign value to these warrants at the date of issuance, a probability factor was given to the warrants related to probability of a public offering. Based on various economic factors, the Company assigned a high probability to the completion of a qualified public offering which results in an immaterial value for the warrants. No expense has been recorded for the Series D warrants and all the proceeds related to the Series D issuance have been allocated to preferred stock and additional paid in capital.

NOTE 9--INCOME TAXES:

As of December 31, 1999, the Company has net operating loss carryforwards of approximately $7.5 million for federal and state income tax purposes. The net operating loss carryforwards expire primarily in the year 2019 for federal and in 2006 for state purposes.

--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company's ability to utilize its net operating loss carryforwards to offset future taxable income will be subject to annual limitations resulting from changes in ownership, as defined in the Tax Reform Act of 1986.

Deferred tax assets are comprised of the following:

                                                                    DECEMBER 31,
                                                                 1998          1999
                                                              -----------   -----------
Net operating loss carryforwards............................   $1,172,000    $1,450,000
Other.......................................................        1,600        38,000
                                                              -----------   -----------
    Gross deferred tax asset................................    1,173,600     1,488,000
Valuation allowance.........................................   (1,173,600)   (1,488,000)
                                                              -----------   -----------
    Net deferred tax assets.................................          $--           $--
                                                              ===========   ===========

Under SFAS 109, "Accounting for Income Taxes", deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Based upon the weight of available evidence, which includes the Company's historical operating performance, the reported net losses for the period from inception through December 31, 1999 and for the three years ended December 31, 1999, and the uncertainties regarding the Company's future results of operations, a full valuation allowance has been provided against its net deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.


NOTE 10--INDUSTRY SEGMENTS:



The Company operates in one business segment; developing and marketing novel biopharmaceutical products that address key medical needs of alcohol abusers and drug addicts. The Company uses one measure of profitability to manage its business. Currently, the Company has not commercialized any products and is awaiting approval from regulatory agencies.



Two government agencies accounted for all of the grant revenues in 1998, 1999 and for the cumulative period from December 21, 1993 (date of inception) to December 31, 1999 and one government agency accounted for all the accounts receivable in 1998 and 1999.



Grant revenues and total long-lived assets by geographic area are as follows:



                                          GRANT REVENUES                     LONG-LIVED ASSETS
                                ----------------------------------   ---------------------------------
                                  1997       1998         1999         1997        1998        1999
                                --------   ---------   -----------   ---------   ---------   ---------
Europe........................   $  --     $810,607    $1,124,605    $146,307    $286,583    $273,995
United States.................      --           --       100,000          --      10,862      40,986
                                 -----     --------    ----------    --------    --------    --------
                                 $  --     $810,607    $1,224,605    $146,307    $297,445    $314,981
                                 =====     ========    ==========    ========    ========    ========


--------------------------------------------------------------------------------

DRUGABUSE SCIENCES, INC. AND SUBSIDIARY
(COMPANIES IN THE DEVELOPMENT STAGE)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11--SUBSEQUENT EVENTS



In July 2000, the Company entered into an agreement with EON Laboratories for the supply of a DAS labeled generic oral 50mg Naltrexone Hydrochloride tablet. Under the terms of the agreement, EON has agreed to manufacture a DAS labeled generic version of their Naltrexone Hydrochloride tablets for cost plus an upfront fee of $150,000, which will be expensed as incurred. EON may manufacture solely for distribution or sale under the EON label.


This agreement has been in effect since July 2000 and will continue until the fifth anniversary. Thereafter this agreement shall automatically renew for additional two (2) year periods unless either party gives written notice of intent to terminate not less than one (1) year prior to the expiration of the then current term. In consideration of the agreement the Company has agreed to make royalty payments to EON, based on net margin levels of product sold, for the duration of the contract.


In August 2000, the Company entered into a license agreement with Abbot Laboratories to acquire the exclusive rights to develop and market a patent protected product, ABT-431. Under the terms of the agreement, the Company will develop and commercialize ABT-431 for substance abuse and other human therapeutic indications under the name DAS-431. Terms of the agreement include up-front fees, milestone payments as well as royalty payments, $400,000 of which will be expensed as research and development when incurred in 2000.


--------------------------------------------------------------------------------

                           [DRUGABUSE SCIENCES LOGO]

Until              , 2000 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


SEC Registration fee........................................      18,216
NASD fee....................................................       7,400
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................     850,000
Accounting fees and expenses................................     650,000
Blue sky fees and expenses..................................      15,000
Custodian and transfer agent fees...........................      10,000
Miscellaneous fees and expenses.............................     179,384
                                                              ----------
    Total...................................................  $2,325,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited:

- for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

- for acts or omissions that a director believes to be contrary to the best interest of our company or our shareholders or that involve the absence of good faith on the part of the director,

- for any transaction from which a director derived an improper personal benefit,

- for acts or omissions that show a reckless disregard for the director's duty to our company or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders,

- for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to our company or our shareholders,

- under Section 310 of the California Law concerning contacts or transactions between our company and a director, or

- under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to our company or our shareholders.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

Our Articles of Incorporation also include an authorization for the company to indemnify our "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the company's Bylaws provide for indemnification of the company's directors, officers and employees. In addition, the company, at its discretion, may provide indemnification to persons whom we are not obligated to indemnify. The Bylaws also allow the company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the company's Bylaws and Articles of Incorporation, may require us, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. We currently maintain directors' and officers' liability insurance.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agent in which indemnification will be required or permitted. Moreover, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of our company and our officers and directors, and by us of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 1997, we have issued and sold the following securities:

  1. On March 28, 1997, we issued and sold an aggregate of 1,316,069 shares of Series B Preferred Stock to a group of 26 investors for an aggregate purchase price of $3,284,908.

  2. On March 28, 1997, in connection with the Series B Preferred Stock Financing, we issued and sold warrants to purchase 1,855,684 shares of common stock to a group of 17 investors.

  3. On March 17, 1999, we issued and sold an aggregate of 932,456 shares of Series C Preferred Stock to a group of 29 investors for an aggregate purchase price of $2,327,410.

  4. On October 6, 1999, we issued and sold an aggregate of 2,236,557 shares of Series D Preferred Stock to a group of 27 investors for an aggregate purchase price of $10,660,409.49.

  5. On October 6, 1999, in connection with the Series D Preferred Stock Financing, we issued and sold warrants to purchase 178,913 shares of Series D Preferred Stock to a group of 26 investors.

  6. On October 6, 1999, our French subsidiary, DrugAbuse Sciences, SAS, issued and sold an aggregate of 1,849 shares of the common stock of DrugAbuse Sciences, SAS to a group of 9 investors for an aggregate purchase price of $11,654,492.35. These shares convert into 2,445,131 shares of our Series D Preferred Stock upon certain circumstances.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

  8. On February 1, 2000, we issued 2,445,131 shares of our Series D Preferred Stock in connection with the exchange of 1,849 shares of DrugAbuse Sciences, SAS.

  9. On February 1, 2000, and in connection with the exchange of the DrugAbuse Sciences, SAS shares, our French subsidiary, DrugAbuse Sciences, SAS issued warrants to purchase 195,606 shares of Series D Preferred Stock to a group of 9 investors.

From inception through January 20, 2000, we granted options to purchase 2,680,024 shares of common stock at exercise prices ranging from $0.045 to $0.45 per share to employees, consultants, directors, and other service providers pursuant to our 1994 and 1999 stock plans.

The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
   1.1**                Form of Underwriting Agreement.

   3.1**                Our Amended and Restated Articles of Incorporation.

   3.2**                Form of Amended and Restated Articles of Incorporation to be
                        filed upon the closing of the offering made under this
                        Registration Statement.

   3.3**                Our Bylaws.

   3.4** Our Amended and Restated Bylaws to be effective upon the closing of the offering made under this Registration
                        Statement.

   4.1**                Amended and Restated Investors' Rights Agreement, dated
                        October 6, 1999.

   4.2**                Form of our Common Stock certificate.

   5.1**                Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP.

  10.1** Form of Indemnification Agreement entered into between us and each of our directors and executive officers.

  10.2**                1994 Stock Option Plan.

  10.3**                1999 Stock Plan A.

  10.4**                1999 Stock Plan B.

  10.5**                2000 Stock Incentive Plan.

  10.6**                2000 Employee Stock Purchase Plan.

  10.7**                2000 Directors' Option Plan.

  10.8**                Lease between Midpeninsula Regional Open Space District and us dated February 9, 2000.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
  10.9**+               Clinical Supply Agreement by and between the Registrant and
                        SP Pharmaceuticals, L.L.C. dated November 24, 1999.

  10.10**+              Research Agreement with Option to License by and between us and Southern Research Institute dated February 28, 1997.

  10.11**+              Product License Agreement by and between us and Southern
                        Research Institute dated July 1, 1999.

  10.12**+              Research Agreement with Option to License by and between us and Southern Research Institute dated January 21, 2000.

  10.13**+              Product License Agreement by and between us and Southern
                        Research Institute dated January 21, 2000.

  10.14**+              License Agreement by and between us and SCRIPPS dated
                        June 18, 1996.

  10.15**+              License Agreement by and between us and Pasteur Meriux
                        Serums & Vaccins dated June 8, 1999.

  10.16**+ Manufacturing and Supply Agreement by and between us and Pasteur Meriux Serums & Vaccins dated June 8, 1999.

  10.17**+ Research and Development Agreement by and between us and University of Paris V dated June 8, 1999.

  10.18**+ Research and Development Agreement by and between us and University of Paris V dated March 3, 2000.

  10.19**+              Supply Agreement by and between us and Mallinckrodt Inc.
                        Pharmaceuticals Group dated June 9, 2000.

  10.20**+              Supply and Manufacturing Agreement by and between us and Eon
                        Labs Manufacturing, Inc. dated June 20, 2000.

  10.21**               Lease between Financiere E.T.S. and us dated February 1,
                        2000.

  10.22**+              License Agreement by and between us and Abbott Laboratories dated August 16, 2000.

  16.1**                Letter regarding change in certifying accountant.

  21.1**                List of Subsidiaries.

  23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

  23.2**                Consent of Counsel. Reference is made to Exhibit 5.1.

  23.3                  Consent of Patent Counsel.

  24.1**                Power of Attorney.

  27.1**                Financial Data Schedule.


---------

** Previously filed.

+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission ("SEC"). The omitted information has been filed separately with the SEC pursuant to the application for confidential treatment.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

(b) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the California Corporations Code, the Certificate of Incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on this 15th day of September, 2000.


                                                     DRUGABUSE SCIENCES, INC.

                                                     By: /s/ ELIZABETH M. GREETHAM
                                                         --------------------------------------------
                                                         Elizabeth M. Greetham
                                                         CHIEF EXECUTIVE OFFICER AND
                                                         CHIEF FINANCIAL OFFICER


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 7 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES
INDICATED:



SIGNATURE                                   TITLE                                 DATE
----------------------------------------------------------------------------------------------------
       /s/ PHILIPPE POULETTY, M.D.
    ---------------------------------       President, Chief Operating Officer    September 15, 2000
         Philippe Pouletty, M.D.              and Chairman of the Board

                    *
    ---------------------------------       Chief Executive Officer, Chief        September 15, 2000
          Elizabeth M. Greetham               Financial Officer and Director

                    *
    ---------------------------------       Medical Director and Director         September 15, 2000
           David E. Smith, M.D.

                    *
    ---------------------------------       Director                              September 15, 2000
             Raffy Kazandjian

                    *
    ---------------------------------       Director                              September 15, 2000
           Fred P. Phillips IV

                    *
    ---------------------------------       Director                              September 15, 2000
              Russell Ricci

                    *
    ---------------------------------       Director                              September 15, 2000
              Gordon Russell

                    *
    ---------------------------------       Director                              September 15, 2000
              Vincent Worms



*By:               /s/ PHILIPPE POULETTY, M.D.
             --------------------------------------
                     Philippe Pouletty, M.D.                                             September 15, 2000
                        ATTORNEY-IN-FACT


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Index to exhibits


              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
   1.1**                Form of Underwriting Agreement.

   3.1**                Our Amended and Restated Articles of Incorporation.

   3.2**                Form of Amended and Restated Articles of Incorporation to be
                        filed upon the closing of the offering made under this
                        Registration Statement.

   3.3**                Our Bylaws.

   3.4** Our Amended and Restated Bylaws to be effective upon the closing of the offering made under this Registration
                        Statement.

   4.1**                Amended and Restated Investors' Rights Agreement, dated
                        October 6, 1999.

   4.2**                Form of our Common Stock certificate.

   5.1**                Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP.

  10.1** Form of Indemnification Agreement entered into between us and each of our directors and executive officers.

  10.2**                1994 Stock Option Plan.

  10.3**                1999 Stock Plan A.

  10.4**                1999 Stock Plan B.

  10.5**                2000 Stock Incentive Plan.

  10.6**                2000 Employee Stock Purchase Plan.

  10.7**                2000 Directors' Option Plan.

  10.8**                Lease between Midpeninsula Regional Open Space District and us dated February 9, 2000.

  10.9**+               Clinical Supply Agreement by and between the Registrant and
                        SP Pharmaceuticals, L.L.C. dated November 24, 1999.

  10.10**+              Research Agreement with Option to License by and between us and Southern Research Institute dated February 28, 1997.

  10.11**+              Product License Agreement by and between us and Southern
                        Research Institute dated July 1, 1999.

  10.12**+              Research Agreement with Option to License by and between us and Southern Research Institute dated January 21, 2000.

  10.13**+              Product License Agreement by and between us and Southern
                        Research Institute dated January 21, 2000.

  10.14**+              License Agreement by and between us and SCRIPPS dated June
                        18, 1996.

  10.15**+              License Agreement by and between us and Pasteur Meriux
                        Serums & Vaccins dated June 8, 1999.

  10.16**+ Manufacturing and Supply Agreement by and between us and Pasteur Meriux Serums & Vaccins dated June 8, 1999.

  10.17**+ Research and Development Agreement by and between us and University of Paris V dated June 8, 1999.

--------------------------------------------------------------------------------


  10.18**+ Research and Development Agreement by and between us and University of Paris V dated March 3, 2000.

  10.19**+              Supply Agreement by and between us and Mallinckrodt Inc.
                        Pharmaceuticals Group dated June 9, 2000.

  10.20**+              Supply and Manufacturing Agreement by and between us and Eon
                        Labs Manufacturing, Inc. dated June 20, 2000.

  10.21**               Lease between Financiere E.T.S. and us dated February 1,
                        2000.

  10.22**+              License Agreement by and between us and Abbott Laboratories dated August 16, 2000.

  16.1**                Letter regarding change in certifying accountant.

  21.1**                List of Subsidiaries.

  23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

  23.2**                Consent of Counsel. Reference is made to Exhibit 5.1.

  23.3                  Consent of Patent Counsel.

  24.1**                Power of Attorney.

  27.1**                Financial Data Schedule.


---------

** Previously filed.

+ Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission ("SEC"). The omitted information has been filed separately with the SEC pursuant to the application for confidential treatment.